Exhibit 4.3
Great Plains Energy Incorporated
and
The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent,
and
The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent, Custodial Agent and Securities Intermediary
PURCHASE CONTRACT AND PLEDGE AGREEMENT
Dated as of May 18, 2009

Page
ARTICLE 11
Pledge

Section 11.01. Pledge	118
Section 11.02. Termination	119

ARTICLE 12
Administration of Collateral

Section 12.01. Initial Deposit of Notes	119
Section 12.02. Establishment of Collateral Account	119
Section 12.03. Treatment as Financial Assets	120
Section 12.04. Sole Control by Collateral Agent	120
Section 12.05. Jurisdiction	120
Section 12.06. No Other Claims	120
Section 12.07. Investment and Release	121
Section 12.08. Statements and Confirmations	121
Section 12.09. Tax Allocations	121
Section 12.10. No Other Agreements	121
Section 12.11. Powers Coupled with an Interest	121
Section 12.12. Waiver of Lien; Waiver of Set-off	121

ARTICLE 13
Rights and Remedies of the Collateral Agent

Section 13.01. Rights and Remedies of the Collateral Agent	122

ARTICLE 14
Representations and Warranties to Collateral Agent; Holder Covenants

Section 14.01. Representations and Warranties	123
Section 14.02. Covenants	124

ARTICLE 15
The Collateral Agent, the Custodial Agent and the Securities Intermediary

Section 15.01. Appointment, Powers and Immunities	125
Section 15.02. Instructions of the Company	126
Section 15.03. Reliance by Collateral Agent, Custodial Agent and Securities Intermediary	126
Section 15.04. Certain Rights	126
Section 15.05. Merger, Conversion, Consolidation or Succession to Business	127
Section 15.06. Rights in Other Capacities	127

v

EXHIBITS

Exhibit A	-	Form of Corporate Units Certificate

Exhibit B	-	Form of Treasury Units Certificate

Exhibit C	-	Instruction to Purchase Contract Agent From Holder (To Create Treasury Units or Corporate Units)

Exhibit D	-	Notice from Purchase Contract Agent to Holders Upon Termination Event (Transfer of Collateral upon Occurrence of a Termination Event)

Exhibit E	-	Notice of Cash Settlement

Exhibit F	-	Instruction from Purchase Contract Agent to Collateral Agent (Creation of Treasury Units)

Exhibit G	-	Instruction from the Collateral Agent to the Securities Intermediary (Creation of Treasury Units)

Exhibit H	-	Instruction from Purchase Contract Agent to Collateral Agent (Recreation of Corporate Units)

Exhibit I	-	Instruction from Collateral Agent to Securities Intermediary (Recreation of Corporate Units)

Exhibit J	-	Notice of Cash Settlement from Purchase Contract Agent to Collateral Agent (Cash Settlement Amounts)

Exhibit K	-	Instruction to Custodial Agent Regarding Remarketing

Exhibit L	-	Instruction to Custodial Agent Regarding Withdrawal from Remarketing

Exhibit M	-	Notice of Cash Settlement After Failed Final Remarketing

Exhibit N	-	Notice from Purchase Contract Agent to Collateral Agent (Settlement with Separate Cash)

Exhibit O	-	Notice of Settlement with Separate Cash from Securities Intermediary to Purchase Contract Agent (Settlement with Separate Cash)

Exhibit P	-	Form of Remarketing Agreement

     PURCHASE CONTRACT AND PLEDGE AGREEMENT, dated as of May 18, 2009, among Great Plains Energy Incorporated, a Missouri corporation (the “Company”), The Bank of New York Mellon Trust Company, N.A., a national banking association, acting as purchase contract agent for, and as attorney-in-fact of, the Holders from time to time of the Units (in such capacities, together with its successors and assigns in such capacities, the “Purchase Contract Agent”), and The Bank of New York Mellon Trust Company, N.A., as collateral agent hereunder for the benefit of the Company (in such capacity, together with its successors in such capacity, the “Collateral Agent”), as custodial agent (in such capacity, together with its successors in such capacity, the “Custodial Agent”), and as securities intermediary (as defined in Section 8-102(a)(14) of the UCC) with respect to the Collateral Account (in such capacity, together with its successors in such capacity, the “Securities Intermediary”).
RECITALS
     WHEREAS, the Company has duly authorized the execution and delivery of this Agreement and the Certificates evidencing the Units; and
     WHEREAS, all things necessary to make the Purchase Contracts, when the Certificates are executed by the Company and authenticated, executed on behalf of the Holders and delivered by the Purchase Contract Agent, as provided in this Agreement, the valid obligations of the Company, and to constitute these presents a valid agreement of the Company, in accordance with its terms, have been done; and
     WHEREAS, pursuant to the terms of this Agreement and the Purchase Contracts, the Holders have irrevocably authorized the Purchase Contract Agent, as attorney-in-fact of such Holders, among other things, to execute and deliver this Agreement on behalf of such Holders and to grant the Pledge provided herein of the Collateral to secure the Obligations.
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Definitions and Other Provisions of General Application
     Section 1.01. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine and neuter genders;

     (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States;
     (c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit or other subdivision;
     (d) the following terms, which are defined in the UCC, shall have the meanings set forth therein: “certificated security,” “control,” “financial asset,” “entitlement order,” “securities account” and “security entitlement”;
     (e) unless the context otherwise requires, any reference to an “Article” or “Section” or an “Exhibit” refers to an Article, Section or an Exhibit, as the case may be, to this Agreement; and
     (f) the following terms have the meanings given to them in this Section 1.01(f):
     “Act” has the meaning, with respect to any Holder, set forth in Section 1.04.
     “Additional Notes” has the meaning set forth in the Supplemental Indenture.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition,” control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms” controlling” and” controlled” have meanings correlative to the foregoing.
     “Agreement” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.
     “Applicable Market Value” has the meaning set forth in Section 5.01(a).
     “Applicable Ownership Interest in Notes” means a 1/20, or a 5.0%, undivided beneficial ownership interest in $1,000 principal amount of Notes that is a component of a Corporate Unit, and “Applicable Ownership Interests in Notes” means the aggregate of each Applicable Ownership Interest in Notes that is a component of each Corporate Unit then Outstanding.
     “Applicable Ownership Interest in the Remarketing Treasury Portfolio” shall mean, with respect to a Corporate Unit and the Remarketing Treasury Portfolio,

     (i) a 1/20, or a 5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Remarketing Treasury Portfolio that matures on or prior to June 15, 2012;
     (ii) if the Reset Effective Date occurs on or prior to March 15, 2012, with respect to the originally scheduled Interest Payment Dates on the Notes that would have occurred on March 15, 2012 and June 15, 2012, (A) an undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that matures on or prior to March 15, 2012 (in connection with the Interest Payment Date that would have occurred on March 15, 2012) and on or prior to June 15, 2012 (in connection with the Interest Payment Date that would have occurred on June 15, 2012), each in an amount equal to the interest payment that would be due on each of March 15, 2012 and June 15, 2012, respectively, on an Applicable Ownership Interest in Notes (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate) and (B) an undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that matures on or prior to March 15, 2012 in an amount equal to any accrued and unpaid Deferred Interest (including compounded interest thereon) on an Applicable Ownership Interest in Notes (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate) accruing from the beginning of the Deferral Period to, but excluding, March 15, 2012; and
     (iii) if the Reset Effective Date occurs after March 15, 2012, with respect to the originally scheduled Interest Payment Date on the Notes that would have occurred on June 15, 2012, (A) an undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that matures on or prior to June 15, 2012 in an amount equal to the interest payment that would be due on June 15, 2012 on an Applicable Ownership Interest in Notes (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate) and (B) an undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that matures on or prior to June 15, 2012 in an amount equal to any accrued and unpaid Deferred Interest (including compounded interest thereon) on an Applicable Ownership Interest in Notes (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate) accruing from the beginning of the Deferral Period to, but excluding, June 15, 2012.
     Notwithstanding the foregoing, if U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a Remarketing Treasury Portfolio have a yield that is less than zero, then the Applicable Ownership Interest in the Remarketing Treasury Portfolio shall instead consist of: (i) 1/20, or 5%, undivided beneficial ownership interest in $1,000 cash; and (ii) if the Reset Effective Date in connection with an Early Remarketing of the Notes occurs on or prior to March 15, 2012, with respect to the originally scheduled Interest Payment Dates on the Notes that would have occurred on March 15, 2012 and June 15, 2012, cash in an amount equal to (A) the interest payment that would be due on each of March 15, 2012 and June 15, 2012 on an Applicable Ownership Interest in the Notes (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate) and (B) any accrued and unpaid Deferred Interest (including compounded interest thereon) on an Applicable Ownership Interest in the Notes (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate) accruing from the beginning of the Deferral Period to, but excluding, March 15, 2012; and (iii) if the Reset Effective Date in connection with an Early Remarketing of the Notes occurs after March 15, 2012, with respect to the originally scheduled Interest Payment Date on the Notes that would have occurred on June 15, 2012, cash in an amount equal to (x) the interest payment that would be due on June 15, 2012 on an Applicable Ownership Interest in the Notes (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate) and (y) any accrued and unpaid Deferred Interest (including compounded interest thereon) on an Applicable Ownership Interest in the Notes (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate) accruing from the beginning of the deferral period to, but excluding, June 15, 2012.
     “Applicable Ownership Interest in the Special Event Treasury Portfolio” means, with respect to a Corporate Unit and the Special Event Treasury Portfolio: (i) a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Special Event Treasury Portfolio that matures on or prior to June 15, 2012, and (ii) for each scheduled Interest Payment Date on the Notes that occurs after the Special Event Redemption Date and on or prior to June 15, 2012, an undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that matures on or prior to that Interest Payment Date, each in an amount equal to the interest payment that would be due on a 1/20, or 5%, beneficial ownership interest in the principal amount of the Notes (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate).
     Notwithstanding the foregoing, if U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a Special Event Treasury Portfolio have a yield that is less than zero, then the Applicable Ownership Interest in the Special Event Treasury Portfolio shall instead consist of: (i) 1/20, or 5%, undivided beneficial ownership interest in $1,000 cash; and (ii) for each scheduled Interest Payment Date on the Notes that occurs after the Special Event

Redemption Date and on or prior to June 15, 2012, cash in an amount equal to the interest payment that would be due on each such scheduled Interest Payment Date on an Applicable Ownership Interest in the Notes (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate).
     “Applicable Ownership Interest in the Treasury Portfolio” means the Applicable Ownership Interest in the Remarketing Treasury Portfolio or the Applicable Ownership Interest in the Special Event Treasury Portfolio, collectively or individually, as the case may be.
     “Applicable Principal Amount” means the aggregate principal amount of the Notes underlying the Pledged Applicable Ownership Interests in Notes that are components of the Corporate Units.
     “Applicable Remarketing Period” means any of (i) any Early Remarketing Period for which the Company has elected to conduct an Early Remarketing pursuant to Section 5.02 or (ii) the Final Remarketing Period, as the context requires.
     “Applicants” has the meaning set forth in Section 7.12(b).
     “Bankruptcy Code” means Title 11 of the United States Code, or any other law of the United States that from time to time provides a uniform system of bankruptcy laws.
     “Beneficial Owner” means, with respect to a Book-Entry Interest, a Person who is the beneficial owner of such Book-Entry Interest as reflected on the books of the Depositary or on the books of a Person maintaining an account with such Depositary (directly as a Depositary Participant or as an indirect participant, in each case in accordance with the rules of such Depositary).
     “Board of Directors” means the board of directors of the Company or a duly authorized committee of that board.
     “Board Resolution” means one or more resolutions of the Board of Directors, a copy of which has been certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Purchase Contract Agent.
     “Book-Entry Interest” means a beneficial interest in a Global Certificate, registered in the name of a Depositary or a nominee thereof, ownership and transfers of which shall be maintained and made through book entries by such Depositary as described in Section 3.06.

     “Business Day” means any day other than a Saturday or Sunday or any other day on which banking institutions and trust companies in New York City, New York are permitted or required by any applicable law to close; provided that for purposes of the second paragraph of Section 1.12 only, the term “Business Day” shall also be deemed to exclude any day on which the Depositary is closed.
     “Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.
     “Cash Settlement” has the meaning set forth in Section 5.03(a)(i).
     “Certificate” means a Corporate Units Certificate or a Treasury Units Certificate, as the case may be.
     “Closing Price” has the meaning set forth in Section 5.01(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means the collective reference to:
     (i) the Collateral Account and all investment property and other financial assets from time to time credited to the Collateral Account and all security entitlements with respect thereto, including, without limitation, (A) the Applicable Ownership Interests in Notes and security entitlements relating thereto (and the Notes and security entitlements relating thereto delivered to the Collateral Agent in respect of such Applicable Ownership Interests in Notes), (B) the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio) of the Holders with respect to the Treasury Portfolio that is a component of the Corporate Units from time to time) and security entitlements relating thereto, (C) any Treasury Securities and security entitlements relating thereto Transferred to the Securities Intermediary from time to time in connection with the creation of Treasury Units in accordance with Section 3.13 hereof and (D) payments made by Holders pursuant to Section 5.03 hereof;
     (ii) all Proceeds of any of the foregoing (whether such Proceeds arise before or after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law, by or against the pledgor or with respect to the pledgor); and
     (iii) all powers and rights now owned or hereafter acquired under or with respect to the Collateral.
     “Collateral Account” means the securities account of The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, maintained on the books of the Securities Intermediary and designated “The Bank of New York Mellon

Trust Company, N.A., as Collateral Agent of Great Plains Energy Incorporated, as pledgee of The Bank of New York Mellon Trust Company, N.A., as the Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders”.
     “Collateral Agent” means the Person named as “Collateral Agent” in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Collateral Agent shall have become such pursuant to this Agreement, and thereafter “Collateral Agent” shall mean the Person who is then the Collateral Agent hereunder.
     “collateral event of default” has the meaning set forth in Section 13.01(b).
     “Collateral Substitution” means (a) prior to the earlier of any Successful Early Remarketing and any Special Event Redemption (i) with respect to the Corporate Units, the substitution of the Pledged Applicable Ownership Interests in Notes included in such Corporate Units with Treasury Securities in an aggregate principal amount at maturity equal to the aggregate principal amount of such Pledged Applicable Ownership Interests in Notes, or (ii) with respect to the Treasury Units, the substitution of the Pledged Treasury Securities included in such Treasury Units with Notes in an aggregate principal amount equal to the aggregate principal amount at stated maturity of the Pledged Treasury Securities and (b) after the earlier of any Successful Early Remarketing and any Special Event Redemption, (i) with respect to the Corporate Units, the substitution of the Pledged Applicable Ownership Interests in the Treasury Portfolio included in such Corporate Units with Treasury Securities in an aggregate principal amount at maturity equal to the aggregate principal amount of such Pledged Applicable Ownership Interests in the Treasury Portfolio (determined solely with respect to clause (i) of the definition of Applicable Ownership Interests in the Remarketing Treasury Portfolio or Applicable Ownership Interests in the Special Event Treasury Portfolio, as applicable), or (ii) with respect to the Treasury Units, the substitution of the Pledged Treasury Securities included in such Treasury Units with a Treasury Portfolio in an aggregate principal amount (determined solely with respect to clause (i) of the definition of Applicable Ownership Interests in the Remarketing Treasury Portfolio or Applicable Ownership Interests in the Special Event Treasury Portfolio, as applicable) equal to the aggregate principal amount at stated maturity of the Pledged Treasury Securities.
     “Common Stock” means the common stock, no par value, of the Company.
     “Company” means the Person named as the “Company” in the first paragraph of this instrument until a successor shall have become such pursuant to the applicable provision of this Agreement, and thereafter “Company” shall mean such successor.

     “Compounded Contract Adjustment Payments” has the meaning set forth in Section 5.12.
     “Constituent Person” has the meaning set forth in Section 5.05(b).
     “Contract Adjustment Payment Date” means each March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2009.
     “Contract Adjustment Payments” means the payments payable by the Company on the Contract Adjustment Payment Dates in respect of each Purchase Contract, at a rate per year of 2.00% of the Stated Amount per Purchase Contract.
     “Corporate Trust Office” means the designated office of the Purchase Contract Agent at which, at any particular time, its corporate trust business shall be administered, which office at the date hereof is located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois, 60602, Attention: Global Corporate Trust, or such other address as the Purchase Contract Agent may designate from time to time by notice to the Company, or a corporate trust office or agency of any successor Purchase Contract Agent, or such other address as such successor Purchase Contract Agent may designate from time to time by notice to the Company.
     “Corporate Unit” means the collective rights and obligations of a Holder of a Corporate Units Certificate in respect of the Applicable Ownership Interest in Notes or the Applicable Ownership Interest in the Treasury Portfolio, as the case may be, subject in each case (except that the Applicable Ownership Interest in the Treasury Portfolio as specified in clauses (ii) and (iii) of each paragraph of the definition of Applicable Ownership Interest in the Remarketing Treasury Portfolio and clause (ii) of each paragraph of the definition of Applicable Ownership Interest in the Special Event Treasury Portfolio shall not be subject to the Pledge) to the Pledge thereof, and the related Purchase Contract.
     “Corporate Units Certificate” means a certificate evidencing the rights and obligations of a Holder in respect of the number of Corporate Units specified on such certificate.
     “Coupon Rate” has the meaning set forth in the Supplemental Indenture.
     “Current Market Price” means, in respect of a share of Common Stock on any date of determination, the average of the daily Closing Prices over the ten consecutive Trading Days ending on the earlier of the day in question and the day before the “ex dividend date” with respect to the issuance or distribution requiring such computation.
     “Custodial Agent” means the Person named as Custodial Agent in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Custodial Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Custodial Agent” shall mean the Person who is then the Custodial Agent hereunder.
     “Deferral Period” has the meaning set forth in the Supplemental Indenture.
     “Deferred Interest” has the meaning set forth in the Supplemental Indenture.
     “Depositary” means a clearing agency registered under Section 17A of the Exchange Act that is designated to act as Depositary for the Units as contemplated by Sections 3.06 and 3.08.
     “Depositary Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book entry transfers and pledges of securities deposited with the Depositary.
     “Dividend Threshold Amount” has the meaning set forth in Section 5.05(a)(iv).
     “DTC” means The Depository Trust Company.
     “Early Remarketing” means the Remarketing of the Notes on an Early Remarketing Date by the Remarketing Agent(s) pursuant to the Remarketing Agreement.
     “Early Remarketing Date” has the meaning set forth in Section 5.02(a).
     “Early Remarketing Period” means any three-Business Day period that consists of three sequential possible remarketing dates selected by the Company during the period beginning on, and including, December 15, 2011 and ending on, and including, May 15, 2012.
     “Early Settlement” has the meaning set forth in Section 5.08(a).
     “Early Settlement Amount” has the meaning set forth in Section 5.08(b).
     “Early Settlement Date” has the meaning set forth in Section 5.08(b).
     “Effective Date” has the meaning set forth in Section 5.05(b)(iii).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.

     “Exchange Property Unit” has the meaning set forth in Section 5.05(b)(i).
     “Expiration Date” has the meaning set forth in Section 1.04(e).
     “Expiration Time” has the meaning set forth in Section 5.05(a)(v).
     “Failed Early Remarketing” has the meaning set forth in Section 5.02(a)(iii).
     “Failed Final Remarketing” has the meaning set forth in Section 5.03(b)(iii).
     “Failed Remarketing” means, as applicable, a Failed Early Remarketing or a Failed Final Remarketing.
     “Final Remarketing” means the remarketing of the Notes on a Final Remarketing Date by the Remarketing Agent(s) pursuant to the Remarketing Agreement.
     “Final Remarketing Date” means the third Business Day immediately preceding the Purchase Contract Settlement Date.
     “Final Remarketing Period” means the period beginning on, and including, the fifth Business Day and ending on, and including, the third Business Day immediately preceding the Purchase Contract Settlement Date.
     “Fixed Settlement Rates” means the Minimum Settlement Rate and the Maximum Settlement Rate, collectively.
     “Fundamental Change” means
     (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity (other than in connection with a consolidation, merger or other transaction described in clause (b) below, in which case clause (b) shall apply);
     (b) the Company is involved in a consolidation with or merger into any other person, or any merger of another person into the Company, or any other transaction or series of related transactions (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Common Stock), in each case in which 90% or more of the outstanding shares of Common Stock are exchanged for or converted into securities, cash or other property, 10% or more of which consists of securities, cash or other property that is not (or will not be immediately upon the effectiveness of such consolidation, merger or transaction) common stock listed on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market;
     (c) the Common Stock ceases to be listed or quoted on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (other than in connection with a consolidation, merger or other transaction described in clause (b) above, in which case clause (b) shall apply); or
     (d) the shareholders of the Company vote for a liquidation, dissolution or termination of the Company.
     “Fundamental Change Early Settlement” has the meaning set forth in Section 5.05(b)(ii).
     “Fundamental Change Early Settlement Amount” has the meaning set forth in Section 5.05(b)(ii).
     “Fundamental Change Early Settlement Date” has the meaning set forth in Section 5.05(b)(ii).
     “Fundamental Change Early Settlement Rate” has the meaning set forth in Section 5.05(b)(iii).
     “Global Certificate” means a Certificate that evidences all or part of the Units and is registered in the name of the Depositary or a nominee thereof.
     “Holder” means, with respect to a Unit, the Person in whose name the Unit evidenced by a Certificate is registered in the Security Register; provided, however, that solely for the purpose of determining whether the Holders of the requisite number of Units have voted on any matter (and not for any other purpose hereunder), if the Unit remains in the form of one or more Global Certificates and if the Depositary that is the registered holder of such Global Certificate has sent an omnibus proxy assigning voting rights to the Depositary Participants to whose accounts the Units are credited on the record date, the term “Holder” shall mean such Depositary Participant acting at the direction of the Beneficial Owners.
     “Indemnitees” has the meaning set forth in Section 7.07(c).
     “Indenture” means the Subordinated Indenture, dated as of May 18, 2009, between the Company and the Indenture Trustee (including any provisions of the TIA that are deemed incorporated therein), as amended and supplemented by the Supplemental Indenture.
     “Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., a national banking association, or any successor thereto as described in the Indenture.

     “Initial Public Offering” means the first time securities of the same class or type as the securities being distributed in the Spin-Off are offered to the public for cash.
     “Interest Payment Date” has the meaning set forth in the Supplemental Indenture.
     “Issuer Order” or “Issuer Request” means a written order or request signed in the name of the Company by the Chairman, a Vice Chairman, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, and the Secretary or any Assistant Secretary, the Corporate Treasurer or any Assistant Treasurer of the Company, and delivered to the Purchase Contract Agent.
     “Losses” has the meaning set forth in Section 15.08(b).
     “Maximum Settlement Rate” has the meaning set forth in Section 5.01(a)(iii).
     “Minimum Settlement Rate” has the meaning set forth in Section 5.01(a)(i).
     “Minimum Stock Price” has the meaning set forth in Section 5.05(b)(iii)(3).
     “Notes” means the series of Notes designated the 10.00% Subordinated Notes due 2042 of the Company.
     “NYSE” has the meaning set forth in Section 5.01(a).
     “Obligations” means, with respect to each Holder, all obligations and liabilities of such Holder under such Holder’s Purchase Contract and this Agreement or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest (including, without limitation, interest accruing before and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Holder, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Company or the Collateral Agent or the Securities Intermediary that are required to be paid by the Holder pursuant to the terms of any of the foregoing agreements).
     “Observation Period” means the 20 consecutive Trading Days ending on the third Trading Day immediately preceding the Purchase Contract Settlement Date.
     “Offer Expiration Date” has the meaning set forth in Section 5.05(a)(v).

     “Officers’ Certificate” means a certificate signed by (i) either the Chairman, Vice Chairman, Chief Executive Officer, President or any Vice President of the Company, and (ii) the Chief Financial Officer, the Secretary, an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company, and delivered to the Purchase Contract Agent, the Collateral Agent, the Custodial Agent or the Securities Intermediary, as applicable. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Agreement (other than the Officers’ Certificate provided for in Section 10.05) shall include the information set forth in Section 1.02 hereof.
     “Opinion of Counsel” means a written opinion of counsel, who may be counsel to the Company (and who may be an employee of the Company), and who shall be reasonably acceptable to the Purchase Contract Agent. An opinion of counsel may rely on certificates as to matters of fact.
     “Outstanding” means, as of any date of determination, all Units evidenced by Certificates theretofore authenticated, executed and delivered under this Agreement, except:
     (i) all Units, if a Termination Event has occurred;
     (ii) Units evidenced by Certificates theretofore cancelled by the Purchase Contract Agent or delivered to the Purchase Contract Agent for cancellation or deemed cancelled pursuant to the provisions of this Agreement; and
     (iii) Units evidenced by Certificates in exchange for or in lieu of which other Certificates have been authenticated, executed on behalf of the Holder and delivered pursuant to this Agreement, other than any such Certificate in respect of which there shall have been presented to the Purchase Contract Agent proof satisfactory to it that such Certificate is held by a protected purchaser in whose hands the Units evidenced by such Certificate are valid obligations of the Company;
     provided, however, that in determining whether the Holders of the requisite number of the Units have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Units owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding Units, except that, in determining whether the Purchase Contract Agent shall be authorized and protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Units that a Responsible Officer of the Purchase Contract Agent actually knows to be so owned shall be so disregarded. Units so owned that have been pledged in good faith may be regarded as Outstanding Units if the pledgee establishes to the satisfaction of the Purchase Contract Agent the pledgee’s right so to act with respect to such Units and that the pledgee is not the Company or any Affiliate of the Company.

     “Payment Date” means the 15th day of March, June, September and December of each year, commencing September 15, 2009.
     “Permitted Investments” means any one of the following, in each case maturing on the Business Day following the date of acquisition:
     (1) any evidence of indebtedness with an original maturity of 365 days or less issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support of the timely payment thereof or such indebtedness constitutes a general obligation of it);
     (2) deposits, certificates of deposit or acceptances with an original maturity of 365 days or less of any institution which is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million at the time of deposit (and which may include the Collateral Agent);
     (3) investments with an original maturity of 365 days or less of any Person that is fully and unconditionally guaranteed by a bank referred to in clause (2);
     (4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed as to timely payment by the full faith and credit of the United States of America;
     (5) investments in commercial paper, other than commercial paper issued by the Company or its affiliates, of any corporation incorporated under the laws of the United States or any State thereof, which commercial paper has a rating at the time of purchase at least equal to “A-1” by Standard & Poor’s Ratings Services (“S&P”) or at least equal to “P-1” by Moody’s Investors Service, Inc. (“Moody’s”); and
     (6) investments in money market funds (including, but not limited to, money market funds managed by the Collateral Agent or an affiliate of the Collateral Agent) registered under the Investment Company Act of 1940, as amended, rated in the highest applicable rating category by S&P or Moody’s.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.
     “Plan” means an employee benefit plan that is subject to ERISA, a plan or individual retirement account that is subject to Section 4975 of the Code or any entity whose assets are considered assets of any such plan.

     “Pledge” means the lien and security interest in the Collateral created by this Agreement.
     “Pledged Applicable Ownership Interests in Notes” means the Applicable Ownership Interests in Notes and security entitlements with respect thereto from time to time credited to the Collateral Account and not then released from the Pledge.
     “Pledged Applicable Ownership Interests in the Treasury Portfolio” means the Applicable Ownership Interests in the Remarketing Treasury Portfolio (as specified in clause (i) of each paragraph of the definition of such term) or Applicable Ownership Interests in the Special Event Treasury Portfolio (as specified in clause (i) of each paragraph of the definition of such term), as applicable, and, in each case, security entitlements with respect thereto from time to time credited to the Collateral Account and not then released from the Pledge.
     “Pledged Securities” means the Pledged Applicable Ownership Interests in Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio and the Pledged Treasury Securities, collectively.
     “Pledged Treasury Securities” means Treasury Securities and security entitlements with respect thereto from time to time credited to the Collateral Account and not then released from the Pledge.
     “Pledge Indemnitees” has the meaning set forth in Section 15.08(b).
     “Predecessor Certificate” means a Predecessor Corporate Units Certificate or a Predecessor Treasury Units Certificate.
     “Predecessor Corporate Units Certificate” of any particular Corporate Units Certificate means every previous Corporate Units Certificate evidencing all or a portion of the rights and obligations of the Company and the Holder under the Corporate Units evidenced thereby; and, for the purposes of this definition, any Corporate Units Certificate authenticated and delivered under Section 3.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Corporate Units Certificate shall be deemed to evidence the same rights and obligations of the Company and the Holder as the mutilated, destroyed, lost or stolen Corporate Units Certificate.
     “Predecessor Treasury Units Certificate” of any particular Treasury Units Certificate means every previous Treasury Units Certificate evidencing all or a portion of the rights and obligations of the Company and the Holder under the Treasury Units evidenced thereby; and, for the purposes of this definition, any Treasury Units Certificate authenticated and delivered under Section 3.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Treasury Units Certificate shall be deemed to evidence the same rights and obligations of the

Company and the Holder as the mutilated, destroyed, lost or stolen Treasury Units Certificate.
     “Pro Rata” or “pro rata” shall mean pro rata to each Holder according to the aggregate Stated Amount of the Units held by such Holder in relation to the aggregate Stated Amount of all Units outstanding.
     “Proceeds” has the meaning ascribed thereto in the UCC and includes, without limitation, all interest, dividends, cash, instruments, securities, financial assets and other property received, receivable or otherwise distributed upon the sale (including, without limitation, any Remarketing), exchange, collection or disposition of any financial assets from time to time credited to the Collateral Account.
     “Prospectus” means the prospectus relating to the delivery of shares or any securities in connection with an Early Settlement pursuant to Section 5.08 or a Fundamental Change Early Settlement of Purchase Contracts pursuant to Section 5.05(b)(ii), in the form in which first filed, or transmitted for filing, with the Securities and Exchange Commission after the effective date of the Registration Statement pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein as of the date of such Prospectus.
     “Purchase Contract” means, with respect to any Unit, the contract forming a part of such Unit and obligating the Company to (i) sell, and the Holder of such Unit to purchase, not later than the Purchase Contract Settlement Date, a number of shares of Common Stock equal to the applicable Settlement Rate, and (ii) pay to the Holder thereof Contract Adjustment Payments, subject to the Company’s right to defer Contract Adjustment Payments pursuant to Section 5.12, in each case, on the terms and subject to the conditions set forth in Article 5 hereof.
     “Purchase Contract Agent” means the Person named as the “Purchase Contract Agent” in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Purchase Contract Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Purchase Contract Agent” shall mean such Person or any subsequent successor who is appointed pursuant to this Agreement.
     “Purchase Contract Settlement Date” means June 15, 2012.
     “Purchase Contract Settlement Fund” has the meaning set forth in Section 5.04.
     “Purchase Price” has the meaning set forth in Section 5.01(a).
     “Purchased Shares” has the meaning set forth in Section 5.05(a)(v).

     “Put Right” has the meaning set forth in the Supplemental Indenture.
     “Quotation Agent” has the meaning set forth in the Supplemental Indenture.
     “Record Date” for any distribution and any Contract Adjustment Payment and any deferred Contract Adjustment Payment (and any Compounded Contract Adjustment Payment thereon) payable on any Contract Adjustment Payment Date means the first day of the calendar month in which the relevant Contract Adjustment Payment Date falls (whether or not a Business Day).
     “Redemption Amount” has the meaning set forth in the Supplemental Indenture.
     “Redemption Price” has the meaning set forth in the Supplemental Indenture.
     “Reference Price” has the meaning set forth in Section 5.01(a)(ii).
     “Registration Statement” means a registration statement under the Securities Act prepared by the Company covering, inter alia, the delivery by the Company of any securities in connection with an Early Settlement on the Early Settlement Date under Section 5.08 or a Fundamental Change Early Settlement of Purchase Contracts on the Fundamental Change Early Settlement Date under Section 5.05(b)(ii), including all exhibits thereto and the documents incorporated by reference in the prospectus contained in such registration statement, and any post-effective amendments thereto.
     “Remarketing” means the remarketing of the Notes pursuant to the Remarketing Agreement on any Remarketing Date.
     “Remarketing Agent(s)” has the meaning set forth in the Supplemental Indenture.
     “Remarketing Agreement” means the Remarketing Agreement, in substantially the form set forth in Exhibit P hereof, to be entered into among the Company, the Purchase Contract Agent and the Remarketing Agent(s), as the same may be amended, amended and restated, supplemented or otherwise modified or replaced from time to time.
     “Remarketing Announcement” has the meaning set forth in Section 5.03(c).
     “Remarketing Announcement Date” has the meaning set forth in Section 5.03(c).
     “Remarketing Date” means any of the Business Days selected for Remarketing in an Early Remarketing Period or the Final Remarketing Period.

     “Remarketing Fee” means, in the event of a Successful Remarketing, a remarketing fee paid to the Remarketing Agent(s) to be agreed upon in writing by the Company and the Remarketing Agent(s) prior to any such Remarketing pursuant to the Remarketing Agreement.
     “Remarketing Per Note Price” means the Remarketing Treasury Portfolio Purchase Price, divided by the number of $1,000 principal amount of Notes underlying the Pledged Applicable Ownership Interests in Notes that are held as components of Corporate Units and remarketed in an Early Remarketing.
     “Remarketing Price” means (i) in the case of an Early Remarketing, 100% of the Remarketing Treasury Portfolio Purchase Price plus the Separate Notes Purchase Price (if any), and (ii) in the case of a Final Remarketing, 100% of the aggregate principal amount of Notes (plus all accrued and unpaid Deferred Interest, including compounded interest thereon, if any, on the Notes being remarketed) underlying the Pledged Applicable Ownership Interests in Notes and Separate Notes to be remarketed in such Final Remarketing; provided that in each case of clause (i) or (ii), “Remarketing Price” may include, at the option of the Company, the Remarketing Fee.
     “Remarketing Settlement Date” means (i) in the case of a Successful Early Remarketing occurring during an Early Remarketing Period, the Reset Effective Date for such Successful Early Remarketing, and (ii) in the case of a Final Remarketing, the Purchase Contract Settlement Date.
     “Remarketing Treasury Portfolio” means:
     (i) U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to June 15, 2012 in an aggregate amount equal to the principal amount of the Notes underlying the Corporate Units;
     (ii) if the Reset Effective Date occurs on or prior to March 15, 2012, (A) U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to March 15, 2012 (in connection with the scheduled Interest Payment Date that would have occurred on March 15, 2012) and on or prior to June 15, 2012 (in connection with the scheduled Interest Payment Date that would have occurred on June 15, 2012) in an aggregate amount equal to the aggregate interest payment that would be due on March 15, 2012 and June 15, 2012, respectively, on the principal amount of the Notes that would have been components of the Corporate Units assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate and (B) U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to March 15, 2012 in an aggregate amount equal to any accrued and unpaid Deferred Interest (including compounded interest thereon) on the principal amount of the Notes that would have been components of the Corporate Units assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate accruing from the beginning of the Deferral Period to, but excluding, March 15, 2012; and
     (iii) if the Reset Effective Date occurs after March 15, 2012, (i) U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to June 15, 2012 in an aggregate amount equal to the aggregate interest payment that would be due on June 15, 2012 on the principal amount of the Notes that would have been components of the Corporate Units assuming (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate and (ii) U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to June 15, 2012 in an aggregate amount equal to any accrued and unpaid Deferred Interest (including compounded interest thereon) on the principal amount of the Notes that would have been components of the Corporate Units assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate accruing from the beginning of the Deferral Period to, but excluding, June 15, 2012.
     Notwithstanding the foregoing, if on the date the Quotation Agent is to determine the Remarketing Treasury Portfolio Purchase Price, U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a Remarketing Treasury Portfolio have a yield that is less than zero, then “Remarketing Treasury Portfolio” shall mean:
     (i) Cash in an aggregate amount equal to the principal amount of the Notes underlying the Corporate Units;
     (ii) if the Reset Effective Date occurs on or prior to March 15, 2012, (A) Cash in an aggregate amount equal to the aggregate interest payments that would be due on March 15, 2012 and June 15, 2012, respectively, on the principal amount of the Notes that would have been components of the Corporate Units (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate) and (B) Cash in an aggregate amount equal to any accrued and unpaid Deferred Interest (including compounded interest thereon) on the principal amount of the Notes that would have been components of the Corporate Units (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate) accruing from the beginning of the Deferral Period to, but excluding, March 15, 2012; and
     (iii) if the Reset Effective Date occurs after March 15, 2012, (A) Cash in an aggregate amount equal to the aggregate interest payment that would be due on June 15, 2012 on the principal amount of the Notes that would have been components of the Corporate Units (assuming (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate) and (B) Cash in an aggregate amount equal to any accrued and unpaid Deferred Interest (including compounded interest thereon) on the principal amount of the Notes that would have been components of the Corporate Units (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the

Reset Rate) accruing from the beginning of the Deferral Period to, but excluding, June 15, 2012.
     “Remarketing Treasury Portfolio Purchase Price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the Quotation Agent on the third Business Day immediately preceding the Reset Effective Date for the purchase of the Remarketing Treasury Portfolio for settlement on the Reset Effective Date; provided that if the Remarketing Treasury Portfolio is comprised solely of cash described in the second paragraph of the definition thereof, the “Remarketing Treasury Portfolio Purchase Price” will be the aggregate amount of Cash comprising the Remarketing Treasury Portfolio.
     “Reorganization Event” means:
     (i) any consolidation or merger of the Company with or into another Person or of another Person with or into the Company;
     (ii) any reclassification of the Common Stock (other than a subdivision or combination thereof);
     (iii) any sale, transfer, lease or conveyance to another Person of the property of the Company as an entirety or substantially as an entirety;
     (iv) any statutory share exchange of the Company with another Person (other than in connection with a merger or acquisition); or
     (v) any liquidation, dissolution or termination of the Company (other than as a result of or after the occurrence of a Termination Event);
     in each case, that cause the Common Stock to be converted into the right to receive other securities cash or property.
     “Reset Effective Date” has the meaning set forth in Section 5.03(c)(ii).
     “Reset Rate” means, in connection with each Remarketing, the rate per annum rounded to the nearest one-thousandth (0.001) of one percent that the Notes shall bear as determined by the Remarketing Agent(s) in consultation with the Company pursuant to the Remarketing Agreement. For the avoidance of doubt, the Reset Rate shall be a fixed rate and may not be a floating rate.
     “Responsible Officer” means, when used with respect to the Purchase Contract Agent, any officer of the Purchase Contract Agent assigned to the Corporate Trust Administration unit (or any successor unit, department or division of the Purchase Contract Agent) of the Purchase Contract Agent located at the Corporate Trust Office of the Purchase Contract Agent who has direct responsibility for the administration of the Agreement and, for the purposes of Section 7.01(b)(ii), also means, with respect to a particular corporate trust matter, any other officer, trust officer or person performing similar functions to whom such matter is referred because of his or her knowledge of and familiarity of the particular subject.
     “Restricted Period” means the period commencing on, and including, the Business Day preceding any Early Remarketing Period and ending on, and including, the later of the Reset Effective Date and the Business Day following the last Early Remarketing Date during that Early Remarketing Period.
     “Rights” has the meaning set forth in Section 5.05(a)(ix).
     “Securities Act” means the Securities Act of 1933 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.
     “Securities Intermediary” means the Person named as Securities Intermediary in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Securities Intermediary shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Securities Intermediary” shall mean such successor or any subsequent successor.
     “Security Register” and “Securities Registrar” have the respective meanings set forth in Section 3.05.
     “Senior Indebtedness” has the meaning set forth Section 1.03 of the Base Indenture.
     “Separate Notes” means Notes that have been released from the Pledge pursuant to the terms hereof and therefore no longer underlie Corporate Units.
     “Separate Notes Purchase Price” means, for any Early Remarketing, the amount in cash equal to the product of the Remarketing Per Note Price, multiplied by the number of $1,000 principal amount of Separate Notes remarketed in such Early Remarketing.
     “Settlement Date” means, as applicable, the Purchase Contract Settlement Date, the Early Settlement Date or the Fundamental Change Early Settlement Date.
     “Settlement Rate” has the meaning set forth in Section 5.01(a).
     “Special Event” has the meaning set forth in the Supplemental Indenture.
     “Special Event Redemption” means the redemption of the Notes pursuant to the Indenture following the occurrence of a Special Event.

     “Special Event Redemption Date” means the date upon which a Special Event Redemption is scheduled to occur pursuant to the Indenture.
     “Special Event Treasury Portfolio” means a portfolio of U.S. Treasury securities (or principal or interest strips thereof) that mature (i) on or prior to June 15, 2012 in an aggregate amount at maturity equal to the Applicable Principal Amount of Notes included in the Corporate Units and (ii) with respect to each scheduled Interest Payment Date on the Notes that occurs after the Special Event Redemption Date to, and including, the Purchase Contract Settlement Date, on or prior to each such scheduled Interest Payment Date in an aggregate amount at maturity equal to the aggregate interest payment (assuming the Coupon Rate on the Notes had not been reset to the Reset Rate) that would be due on the Applicable Principal Amount of Notes on such date.
     Notwithstanding the foregoing, if on the date the Quotation Agent is to determine the Special Event Treasury Portfolio Purchase Price, U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a Special Event Treasury Portfolio have a yield that is less than zero, then “Special Event Treasury Portfolio” shall mean:
     (i) Cash in an aggregate amount at maturity equal to the Applicable Principal Amount of Notes included in the Corporate Units; and
     (ii) with respect to each scheduled Interest Payment Date on the Notes that occurs after the Special Event Redemption Date to, and including the Purchase Contract Settlement Date, Cash in an aggregate amount at maturity equal to the aggregate interest payment (assuming that (1) there was no Remarketing and (2) the Coupon Rate on the Notes had not been reset to the Reset Rate) that would be due on the Applicable Principal Amount of Notes included in the Corporate Units on such date.
     “Special Event Treasury Portfolio Purchase Price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the Quotation Agent on the third Business Day immediately preceding the Special Event Redemption Date for the purchase of the Special Event Treasury Portfolio for settlement on the Special Event Redemption Date; provided that if the Special Treasury Portfolio is comprised solely of cash described in the second paragraph of the definition thereof, the “Special Event Portfolio Purchase Price” will be the aggregate amount of Cash comprising the Special Event Treasury Portfolio..
     “Spin-Off” means payment of a dividend or distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company that are, or when issued will be, traded on a U.S. securities exchange.
     “Stated Amount” means $50.

     “Stock Price” has the meaning set forth in Section 5.05(b)(iii).
     “Successful Early Remarketing” has the meaning set forth in Section 5.02(a)(i).
     “Successful Final Remarketing” has the meaning set forth in Section 5.03(b)(ii).
     “Successful Remarketing” means, as applicable, a Successful Early Remarketing or a Successful Final Remarketing.
     “Supplemental Indenture” means the Supplemental Indenture dated as of the date hereof between the Company and the Indenture Trustee pursuant to which the Notes are issued.
     “Termination Date” means the date, if any, on which a Termination Event occurs.
     “Termination Event” means the occurrence of any of the following events:
     (i) at any time on or prior to the Purchase Contract Settlement Date, a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under the Bankruptcy Code or any other similar applicable Federal or state law and if such judgment, decree or order shall have been entered more than 60 days prior to the Purchase Contract Settlement Date, such decree or order shall have continued undischarged and unstayed for a period of 60 days;
     (ii) at any time on or prior to the Purchase Contract Settlement Date, a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee (or other similar official) in bankruptcy or insolvency of the Company or of all or substantially all of its property, or for the winding up or liquidation of its affairs, shall have been entered and if such decree or order shall have been entered more than 60 days prior to the Purchase Contract Settlement Date, such judgment, decree or order shall have continued undischarged and unstayed for a period of 60 days; or
     (iii) at any time on or prior to the Purchase Contract Settlement Date, the Company shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Bankruptcy Code or any other similar applicable Federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee (or other similar official) in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.
     For the avoidance of doubt, a “Termination Event” shall not include any event described in clauses (i) — (iii) above with respect to any subsidiary of the Company.
     “Threshold Appreciation Price” has the meaning set forth in Section 5.01(a)(i).
     “TIA” means the Trust Indenture Act of 1939, as amended from time to time, or any successor legislation.
     “TRADES” means the Treasury/Reserve Automated Debt Entry System maintained by the Federal Reserve Bank of New York pursuant to the TRADES Regulations.
     “TRADES Regulations” means the regulations of the United States Department of the Treasury, published at 31 C.F.R. Part 357, as amended from time to time. Unless otherwise defined herein, all terms defined in the TRADES Regulations are used herein as therein defined.
     “Trading Day” has the meaning set forth in Section 5.01(a).
     “Transfer” means (i) in the case of certificated securities in registered form, delivery as provided in Section 8-301(a) of the UCC, indorsed to the transferee or in blank by an effective endorsement; (ii) in the case of Treasury Securities, registration of the transferee as the owner of such Treasury Securities on TRADES; and (iii) in the case of security entitlements, including, without limitation, security entitlements with respect to Treasury Securities, a securities intermediary indicating by book entry that such security entitlement has been credited to the transferee’s securities account.
     “Treasury Portfolio” means, as applicable, the Remarketing Treasury Portfolio or the Special Event Treasury Portfolio.
     “Treasury Portfolio Purchase Price” means, as applicable, the Remarketing Treasury Portfolio Purchase Price or the Special Event Treasury Portfolio Purchase Price.
     “Treasury Securities” means, subject to Section 3.13(e), (a) prior to May 31, 2012, zero-coupon U.S. treasury securities that mature on May 31, 2012 (CUSIP No. 912820PR2), (b) on or after May 31, 2012, the following Treasury securities identified by the Company and specified in an Officers’ Certificate delivered to the Purchase Contract Agent and the Collateral Agent (i) the U.S. Treasury bill (or principal or interest strips thereof) that matures at least one but not more than six Business Days prior to the Purchase Contract Settlement Date;

or (ii) if no such U.S. Treasury bill (or principal or interest strips thereof) exists, any other U.S. Treasury security (or principal or interest strips thereof) that is outstanding, is highly liquid and matures at least one Business Day prior to the Purchase Contract Settlement Date; provided that any U.S. Treasury security identified pursuant to this clause (b)(ii) will be selected in a manner intended to minimize the cash value of the security selected.
     Notwithstanding the foregoing, if Treasury Securities that are selected in accordance with the preceding paragraph and Section 3.13(e) have a yield that is less than zero, then “Treasury Securities” shall mean Cash.
     “Treasury Unit” means, following the substitution of Treasury Securities for Pledged Applicable Ownership Interests in Notes or Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, as collateral to secure a Holder’s obligations under the Purchase Contract, the collective rights and obligations of a Holder of a Treasury Units Certificate in respect of such Treasury Securities, subject to the Pledge thereof, and the related Purchase Contract.
     “Treasury Units Certificate” means a certificate evidencing the rights and obligations of a Holder in respect of the number of Treasury Units specified on such certificate.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.
     “Unit” means a Corporate Unit or a Treasury Unit, as the case may be.
     “Valuation Period” has the meaning set forth in Section 5.05(a)(iii)(2).
     “Value” means, with respect to any item of Collateral on any date, as to (1) Cash, the amount thereof, (2) Treasury Securities, the aggregate principal amount thereof at maturity, (3) Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each first paragraph of the definition of each of Applicable Ownership Interest in the Remarketing Treasury Portfolio and Applicable Ownership Interest in the Special Event Treasury Portfolio), the appropriate aggregate percentage of the aggregate principal amount at maturity of the Treasury Portfolio and (4) Applicable Ownership Interests in Notes, the appropriate aggregate principal amount of the underlying Notes.
     “Vice President” means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”
     Section 1.02. Compliance Certificates and Opinions. Except as otherwise expressly provided by this Agreement, upon any application or request by the Company to the Purchase Contract Agent to take any action in accordance with any provision of this Agreement, the Company shall furnish to the Purchase

Contract Agent an Officers’ Certificate stating that all conditions precedent, if any, provided for in this Agreement relating to the proposed action have been complied with and an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.
     Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Agreement (other than the Officers’ Certificate provided for in Section 10.05) shall include:
     (i) a statement that each individual signing such certificate or opinion has read such condition or covenant and the definitions herein relating thereto;
     (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such condition or covenant has been complied with; and
     (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.
     Section 1.03. Form of Documents Delivered to Purchase Contract Agent. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents. Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which its certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

     Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Agreement, they may, but need not, be consolidated and form one instrument.
     Section 1.04. Acts of Holders; Record Dates. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Purchase Contract Agent and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and (subject to Section 7.01) conclusive in favor of the Purchase Contract Agent and the Company, if made in the manner provided in this Section.
     (b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner that the Purchase Contract Agent deems sufficient.
     (c) The ownership of Units shall be proved by the Security Register.
     (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Unit shall bind every future Holder of the same Unit and the Holder of every Certificate evidencing such Unit issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Purchase Contract Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Certificate.
     (e) The Company may set any date as a record date for the purpose of determining the Holders of Outstanding Units entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Agreement to be given, made or taken by Holders. If any record date is set pursuant to this paragraph, the Holders of the Outstanding Corporate Units and the Outstanding Treasury Units, as the case may be, on such record date, and no other Holders, shall be entitled to take the relevant action with respect to the Corporate Units or the Treasury Units, as the case may be, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken prior to or on the applicable Expiration Date by Holders of the requisite number of Outstanding Units on such record date. Nothing contained in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and be of no effect), and nothing contained in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite number of Outstanding Units on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Purchase Contract Agent in writing and to each Holder in the manner set forth in Section 1.06.
     With respect to any record date set pursuant to this Section 1.04(e), the Company may designate any date as the “Expiration Date” and from time to time may change the Expiration Date to any later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Purchase Contract Agent in writing, and to each Holder in the manner set forth in Section 1.06, prior to or on the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the Company shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.
     Section 1.05. Notices. All notices, requests, consents and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy, if promptly confirmed by telephone) mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or, as to any party, at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
     The Purchase Contract Agent (if other than the Indenture Trustee) shall send to the Indenture Trustee at the following address a copy of any notices in the form of Exhibits C, D, E, F, H, J, M or O it sends or receives:
The Bank of New York Mellon Trust Company, N.A.
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:     (312) 827-8500
Fax:     (312) 827-8542
Attention: Global Corporate Trust

     Section 1.06. Notice to Holders; Waiver. Where this Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at its address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Purchase Contract Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
     In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Purchase Contract Agent shall constitute a sufficient notification for every purpose hereunder.
     Section 1.07. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
     Section 1.08. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary, and the Holders from time to time of the Units, by their acceptance of the same, shall be deemed to have agreed to be bound by the provisions hereof and to have ratified the agreements of, and the grant of the Pledge hereunder by, the Purchase Contract Agent.
     Section 1.09. Separability Clause. In case any provision in this Agreement or in the Units shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.
     Section 1.10. Benefits of Agreement. Nothing contained in this Agreement or in the Units, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and, to the extent provided hereby, the Holders, any benefits or any legal or equitable right, remedy or claim under this Agreement. The Holders from time to time shall be beneficiaries of this Agreement and shall be bound by all of the terms and conditions hereof and of the Units evidenced by their Certificates by their acceptance of delivery of such Certificates.

     Section 1.11. Governing Law; Waiver of Jury Trial. THIS AGREEMENT, THE UNITS AND THE PURCHASE CONTRACTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED WHOLLY WITHIN SUCH STATE. The Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Holders from time to time of the Units, acting through the Purchase Contract Agent as their attorney-in-fact, hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Holders from time to time of the Units, acting through the Purchase Contract Agent as their attorney-in-fact, irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Company, the Purchase Contract Agent, the Holders from time to time of the Units, the Collateral Agent, the Custodial Agent and the Securities Intermediary irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     Section 1.12. Legal Holidays. In any case where any Contract Adjustment Payment Date shall not be a Business Day (notwithstanding any other provision of this Agreement or the Units), Contract Adjustment Payments, deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), and other distributions shall not be paid on such date, but Contract Adjustment Payments, deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), and other distributions shall be paid on the next succeeding Business Day; provided that if such payment on the next succeeding Business Day would cause the Contract Adjustment Payment Date to occur in the next calendar year, then such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the scheduled Contract Adjustment Payment Date; provided, further that no interest shall accrue or be payable by the Company or to any Holder in respect of such delay.
     In any case where the Purchase Contract Settlement Date or any Early Settlement Date or Fundamental Change Early Settlement Date shall not be a Business Day (notwithstanding any other provision of this Agreement or the Units), Purchase Contracts shall not be performed and Early Settlement and Fundamental Change Early Settlement shall not be effected on such date, but Purchase Contracts shall be performed or Early Settlement or Fundamental Change Early Settlement shall be effected, as applicable, on the next succeeding

Business Day with the same force and effect as if made on such Purchase Contract Settlement Date, Early Settlement Date or Fundamental Change Early Settlement Date, as applicable.
     Section 1.13. Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
     Section 1.14. Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times during normal business hours at the Corporate Trust Office for inspection by any Holder or Beneficial Owner.
     Section 1.15. Appointment of Financial Institution as Agent for the Company. The Company may appoint a financial institution (which may be the Collateral Agent) to act as its agent in performing its obligations and in accepting and enforcing performance of the obligations of the Purchase Contract Agent and the Holders, under this Agreement and the Purchase Contracts, by giving notice of such appointment in the manner provided in Section 1.05 hereof. Any such appointment shall not relieve the Company in any way from its obligations hereunder.
     Section 1.16. No Waiver. No failure on the part of the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent, the Securities Intermediary or any of their respective agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent, the Securities Intermediary or any of their respective agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
ARTICLE 2
Certificate Forms
     Section 2.01. Forms of Certificates Generally. The Certificates (including the form of Purchase Contract forming part of each Unit evidenced thereby) shall be in substantially the form set forth in Exhibit A hereto (in the case of Corporate Units Certificates) or Exhibit B hereto (in the case of Treasury Units Certificates), with such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as may be required by the rules of any securities exchange on which the Units are listed or any depositary therefor, or as may, consistently herewith, be determined by the officers of the Company executing such Certificates, as evidenced by their execution of the Certificates.

     The definitive Certificates shall be produced in any manner as determined by the officers of the Company executing the Units evidenced by such Certificates, consistent with the provisions of this Agreement, as evidenced by their execution thereof.
     Every Global Certificate authenticated, executed on behalf of the Holders and delivered hereunder shall bear a legend substantially in the form set forth in Exhibit A and Exhibit B for a Global Certificate.
     Section 2.02. Form of Purchase Contract Agent’s Certificate of Authentication. The form of the Purchase Contract Agent’s certificate of authentication of the Units shall be in substantially the form set forth on the form of the applicable Certificates.
ARTICLE 3
The Units
     Section 3.01. Amount; Form and Denominations. The aggregate number of Units evidenced by Certificates authenticated, executed on behalf of the Holders and delivered hereunder is limited to 5,750,000 Units, except for Certificates authenticated, executed and delivered upon registration of transfer of, in exchange for, or in lieu of, other Certificates pursuant to Section 3.04, Section 3.05, Section 3.10, Section 3.13, Section 3.14 or Section 8.05.
     The Certificates shall be issuable only in registered form and only in denominations of a single Corporate Unit or Treasury Unit and any integral multiple thereof.
     Section 3.02. Rights and Obligations Evidenced by the Certificates. Each Corporate Units Certificate shall evidence the number of Corporate Units specified therein, with each such Corporate Unit representing (1) the ownership by the Holder thereof of an Applicable Ownership Interest in Notes or an Applicable Ownership Interest in the Treasury Portfolio, as the case may be, subject to the Pledge of such Applicable Ownership Interest in Notes or Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Remarketing Treasury Portfolio or the Applicable Ownership Interest in the Special Event Treasury Portfolio, as the case may be), as the case may be, by such Holder pursuant to this Agreement, and (2) the rights and obligations of the Holder thereof and the Company under one Purchase Contract. The Purchase Contract Agent is hereby authorized, as attorney-in-fact for, and on behalf of, the Holder of each Corporate Unit, to pledge, pursuant to Article 11 hereof, the Applicable Ownership Interest in Notes, or the Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Remarketing Treasury Portfolio or the Applicable Ownership Interest in the Special Event Treasury

Portfolio, as the case may be) forming a part of such Corporate Unit, to the Collateral Agent for the benefit of the Company, and to grant to the Collateral Agent, for the benefit of the Company, a security interest in the right, title and interest of such Holder in such Applicable Ownership Interest in Notes or Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Remarketing Treasury Portfolio or the Applicable Ownership Interest in the Special Event Treasury Portfolio, as the case may be) to secure the obligation of the Holder under each Purchase Contract to purchase shares of Common Stock. To effect such Pledge and grant such security interest, the Purchase Contract Agent on behalf of the Holders of Corporate Units has, on the date hereof, delivered to the Collateral Agent the Notes underlying the Applicable Ownership Interests in Notes.
     Upon the formation of a Treasury Unit pursuant to Section 3.13, each Treasury Units Certificate shall evidence the number of Treasury Units specified therein, with each such Treasury Unit representing (1) the ownership by the Holder thereof of a 1/20, or 5.0%, undivided beneficial interest in a Treasury Security with a principal amount equal to $1,000, subject to the Pledge of such interest by such Holder pursuant to this Agreement, and (2) the rights and obligations of the Holder thereof and the Company under one Purchase Contract. The Purchase Contract Agent is hereby authorized, as attorney-in-fact for, and on behalf of, the Holder of each Treasury Unit, to pledge, pursuant to Article 11 hereof, such Holder’s interest in the Treasury Security forming a part of such Treasury Unit to the Collateral Agent, for the benefit of the Company, and to grant to the Collateral Agent, for the benefit of the Company, a security interest in the right, title and interest of such Holder in such Treasury Security to secure the obligation of the Holder under each Purchase Contract to purchase shares of Common Stock.
     Prior to the purchase of shares of Common Stock under each Purchase Contract, such Purchase Contract shall not entitle the Holder of a Unit to any of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote or receive any dividends or other payments or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or for the election of directors of the Company or for any other matter, or any other rights whatsoever as a shareholder of the Company.
     Section 3.03. Execution, Authentication, Delivery and Dating. Subject to the provisions of Section 3.13 and Section 3.14 hereof, upon the execution and delivery of this Agreement, and at any time and from time to time thereafter, the Company may deliver Certificates executed by the Company to the Purchase Contract Agent for authentication, execution on behalf of the Holders and delivery, together with its Issuer Order for authentication of such Certificates, and the Purchase Contract Agent in accordance with such Issuer Order shall authenticate, execute on behalf of the Holders and deliver such Certificates.

     The Certificates shall be executed on behalf of the Company by its Chairman of the Board of Directors, a Vice Chairman, its Chief Executive Officer, its Chief Financial Officer, its President, its Treasurer or a Vice President. The signature of any of these officers on the Certificates may be manual or facsimile.
     Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates.
     No Purchase Contract evidenced by a Certificate shall be valid until such Certificate has been executed on behalf of the Holder by the manual or facsimile signature of an authorized signatory of the Purchase Contract Agent, as such Holder’s attorney-in-fact. Such signature by an authorized signatory of the Purchase Contract Agent shall be conclusive evidence that the Holder of such Certificate has entered into the Purchase Contracts evidenced by such Certificate.
     Each Certificate shall be dated the date of its authentication.
     No Certificate shall be entitled to any benefit under this Agreement or be valid or obligatory for any purpose unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by an authorized signatory of the Purchase Contract Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder.
     Section 3.04. Temporary Certificates. Pending the preparation of definitive Certificates, the Company may execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holders, and deliver, in lieu of such definitive Certificates, temporary Certificates which are in substantially the form set forth in Exhibit A or Exhibit B hereto, as the case may be, with such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as may be required by the rules of any securities exchange on which the Corporate Units or Treasury Units, as the case may be, are listed, or as may, consistently herewith, be determined by the officers of the Company executing such Certificates, as evidenced by their execution of the Certificates.
     If temporary Certificates are issued, the Company will cause definitive Certificates to be prepared without unreasonable delay. After the preparation of definitive Certificates, the temporary Certificates shall be exchangeable for definitive Certificates upon surrender of the temporary Certificates at the Corporate Trust Office in The City of New York, which is located at 101 Barclay Street, New York, New York 10286, at the expense of the Company and without charge to the Holder. Upon surrender for cancellation of any one or more temporary Certificates, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver in exchange therefor, one or more definitive Certificates of like tenor and denominations and evidencing a like number of Units as the temporary Certificate or Certificates so surrendered. Until so exchanged, the temporary Certificates shall in all respects evidence the same benefits and the same obligations with respect to the Units evidenced thereby as definitive Certificates.
     Section 3.05. Registration; Registration of Transfer and Exchange. The Purchase Contract Agent shall keep at the Corporate Trust Office in The City of New York, which is located at 101 Barclay Street, New York, New York 10286, a register (the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Purchase Contract Agent shall provide for the registration of Certificates and of transfers of Certificates (the Purchase Contract Agent, in such capacity, the “Security Registrar”). The Security Registrar shall record separately the registration and transfer of the Certificates evidencing Corporate Units and Treasury Units.
     Upon surrender for registration of transfer of any Certificate at the Corporate Trust Office in The City of New York, which is located at 101 Barclay Street, New York, New York 10286, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the designated transferee or transferees, and deliver, in the name of the designated transferee or transferees, one or more new Certificates of any authorized denominations, of like tenor, and evidencing a like number of Corporate Units or Treasury Units, as the case may be.
     At the option of the Holder, Certificates may be exchanged for other Certificates, of any authorized denominations and evidencing a like number of Corporate Units or Treasury Units, as the case may be, upon surrender of the Certificates to be exchanged at the Corporate Trust Office in The City of New York, which is located at 101 Barclay Street, New York, New York 10286. Whenever any Certificates are so surrendered for exchange, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver the Certificates which the Holder making the exchange is entitled to receive.
     All Certificates issued upon any registration of transfer or exchange of a Certificate shall evidence the ownership of the same number of Corporate Units or Treasury Units, as the case may be, and be entitled to the same benefits and subject to the same obligations under this Agreement as the Corporate Units or Treasury Units, as the case may be, evidenced by the Certificate surrendered upon such registration of transfer or exchange.

     Every Certificate presented or surrendered for registration of transfer or exchange shall (if so required by the Purchase Contract Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Purchase Contract Agent duly executed by the Holder thereof or its attorney duly authorized in writing.
     No service charge shall be made for any registration of transfer or exchange of a Certificate, but the Company and the Purchase Contract Agent may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Certificates, other than any exchanges pursuant to Section 3.04, Section 3.05(ii) and Section 8.05 not involving any transfer.
     Notwithstanding the foregoing, the Company shall not be obligated to execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall not be obligated to authenticate, execute on behalf of the Holder and deliver any Certificate in exchange for any other Certificate presented or surrendered for registration of transfer or for exchange on or after the Business Day immediately preceding the earliest to occur of any Early Settlement Date with respect to such Certificate, any Fundamental Change Early Settlement Date with respect to such Certificate, the Purchase Contract Settlement Date or the Termination Date. In lieu of delivery of a new Certificate, upon satisfaction of the applicable conditions specified above in this Section and receipt of appropriate registration or transfer instructions from such Holder, the Purchase Contract Agent shall:
     (i) if the Purchase Contract Settlement Date (including upon any Cash Settlement) or an Early Settlement Date or a Fundamental Change Early Settlement Date with respect to such other Certificate (or portion thereof) has occurred, deliver the shares of Common Stock issuable in respect of the Purchase Contracts forming a part of the Units evidenced by such other Certificate (or portion thereof); or
     (ii) if a Termination Event, Early Settlement, or Fundamental Change Early Settlement shall have occurred prior to the Purchase Contract Settlement Date, or a Cash Settlement shall have occurred, transfer the Notes, the Treasury Securities, or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, underlying such Certificate, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.15 and Article 5 hereof.
     Section 3.06. Book-entry Interests. The Certificates will be issued in the form of one or more fully registered Global Certificates, to be delivered to the Depositary or its custodian by, or on behalf of, the Company. The Company hereby designates DTC as the initial Depositary. Such Global Certificates shall initially be registered on the Security Register in the name of Cede & Co., the nominee of the Depositary, and no Beneficial Owner will receive a definitive Certificate representing such Beneficial Owner’s interest in such Global Certificate, except as provided in Section 3.09. The Purchase Contract Agent shall enter into an agreement with the Depositary if so requested by the Company. Following the issuance of such Global Certificates and unless and until definitive, and fully registered Certificates have been issued to Beneficial Owners pursuant to Section 3.09:
     (i) the provisions of this Section 3.06 shall be in full force and effect;
     (ii) the Company shall be entitled to deal with the Depositary for all purposes of this Agreement (including, without limitation, making Contract Adjustment Payments and receiving approvals, votes or consents hereunder) as the Holder of the Units and the sole holder of the Global Certificates and shall have no obligation to the Beneficial Owners; provided that a Beneficial Owner may directly enforce against the Company, without any consent, proxy, waiver or involvement of the Depositary of any kind, such Beneficial Owner’s right to receive a definitive Certificate representing the Units beneficially owned by such Beneficial Owner, as set forth in Section 3.09;
     (iii) to the extent that the provisions of this Section 3.06 conflict with any other provisions of this Agreement, the provisions of this Section 3.06 shall control; and
     (iv) except as set forth in the proviso of clause (ii) of this Section 3.06, the rights of the Beneficial Owners shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such Beneficial Owners and the Depositary or the Depositary Participants. The Depositary will make book-entry transfers among Depositary Participants and receive and transmit Contract Adjustment Payments to such Depositary Participants.
Transfers of securities evidenced by Global Certificates shall be made through the facilities of the Depositary, and any cancellation of, or increase or decrease in the number of, such securities (including the creation of Treasury Units and the recreation of Corporate Units pursuant to Section 3.13 and Section 3.14 respectively) shall be accomplished by making appropriate annotations on the Schedule of Increases and Decreases set forth in such Global Certificate.
     Section 3.07. Notices to Holders. Whenever a notice or other communication to the Holders is required to be given under this Agreement, the Company or the Company’s agent shall give such notices and communications to the Holders and, with respect to any Units registered in the name of the Depositary or the nominee of the Depositary, the Company or the Company’s agent shall, except as set forth herein, have no obligations to the Beneficial Owners.

     Section 3.08. Appointment of Successor Depositary. If the Depositary elects to discontinue its services as securities depositary with respect to the Units, the Company may, in its sole discretion, appoint a successor Depositary with respect to the Units.
     Section 3.09. Definitive Certificates.
     If:
     (i) the Depositary notifies the Company that it is unwilling or unable to continue its services as securities depositary with respect to the Units and no successor Depositary has been appointed pursuant to Section 3.08 within 90 days after such notice;
     (ii) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act when the Depositary is required to be so registered to act as the Depositary and the Company receives notice of such cessation, and no successor Depositary has been appointed pursuant to Section 3.08 within 90 days after the Company’s receipt of such notice; or
     (iii) at the request of any Holder of Corporate Units if an event of default has occurred and is continuing with respect to Notes underlying such Corporate Units, then (x) definitive Certificates shall be prepared by the Company with respect to such Units and delivered to the Purchase Contract Agent and (y) upon surrender of the Global Certificates representing the Units by the Depositary, accompanied by registration instructions, the Company shall cause definitive Certificates to be delivered to Beneficial Owners in accordance with instructions provided by the Depositary. The Company and the Purchase Contract Agent shall not be liable for any delay in delivery of such instructions and may conclusively rely on and shall be authorized and protected in relying on, such instructions. Each definitive Certificate so delivered shall evidence Units of the same kind and tenor as the Global Certificate so surrendered in respect thereof.
     Section 3.10. Mutilated, Destroyed, Lost and Stolen Certificates. If any mutilated Certificate is surrendered to the Purchase Contract Agent, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver in exchange therefor, a new Certificate, evidencing the same number of Corporate Units or Treasury Units, as the case may be, and bearing a Certificate number not contemporaneously outstanding.
     If there shall be delivered to the Company and the Purchase Contract Agent (i) evidence to their satisfaction of the destruction, loss or theft of any Certificate, and (ii) such security or indemnity as may be required by them to hold each of them and any agent of any of them harmless, then, in the absence of notice to the Company or the Purchase Contract Agent that such Certificate has been acquired by a protected purchaser, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver to the Holder, in lieu of any such destroyed, lost or stolen Certificate, a new Certificate, evidencing the same number of Corporate Units or Treasury Units, as the case may be, and bearing a Certificate number not contemporaneously outstanding.
     Notwithstanding the foregoing, the Company shall not be obligated to execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall not be obligated to authenticate, execute on behalf of the Holder, and deliver to the Holder, with respect to such lost or mutilated Certificate a new Certificate on or after the Business Day immediately preceding the earliest of any Early Settlement Date, any Fundamental Change Early Settlement Date, the Purchase Contract Settlement Date or the Termination Date. In lieu of delivery of a new Certificate, upon satisfaction of the applicable conditions specified above in this Section and receipt of appropriate registration or transfer instructions from such Holder, the Purchase Contract Agent shall:
     (i) if the Purchase Contract Settlement Date (including upon any Cash Settlement) or an Early Settlement Date or a Fundamental Change Early Settlement Date with respect to such lost, stolen, destroyed or mutilated Certificate has occurred, deliver the shares of Common Stock issuable in respect of the Purchase Contracts forming a part of the Units evidenced by such Certificate; and
     (ii) if a Termination Event, Fundamental Change Early Settlement or an Early Settlement with respect to such lost or mutilated Certificate shall have occurred prior to the Purchase Contract Settlement Date or a Cash Settlement shall have occurred, transfer the Notes, the Treasury Securities or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, underlying such Certificate, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.15 and Article 5 hereof.
     Upon the issuance of any new Certificate under this Section, the Company and the Purchase Contract Agent may require the payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other fees and expenses (including, without limitation, the fees and expenses of the Purchase Contract Agent) connected therewith.
     Every new Certificate issued pursuant to this Section in lieu of any destroyed, lost or stolen Certificate shall constitute an original additional contractual obligation of the Company and of the Holder in respect of the Units evidenced thereby, whether or not the destroyed, lost or stolen Certificate (and the Units evidenced thereby) shall be at any time enforceable by anyone, and shall be entitled to all the benefits and be subject to all the obligations of this Agreement equally and proportionately with any and all other Certificates delivered hereunder.
     The provisions of this Section are exclusive and shall preclude, to the extent lawful, all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates.
     Section 3.11. Persons Deemed Owners. Prior to due presentment of a Certificate for registration of transfer, the Company and the Purchase Contract Agent, and any agent of the Company or the Purchase Contract Agent, may treat the Person in whose name such Certificate is registered as the owner of the Units evidenced thereby for purposes of (subject to any applicable record date) any payment or distribution with respect to the Applicable Ownership Interests in Notes, on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) and (in the case of Applicable Ownership Interests in the Remarketing Treasury Portfolio) clause (iii) of each paragraph of the definitions of each of Applicable Ownership Interests in the Remarketing Treasury Portfolio and Applicable Ownership Interests in the Special Event Treasury Portfolio, as the case may be) or payment of Contract Adjustment Payments and performance of the Purchase Contracts and for all other purposes whatsoever in connection with such Units, whether or not such payment, distribution, or performance shall be overdue and notwithstanding any notice to the contrary, and neither the Company nor the Purchase Contract Agent, nor any agent of the Company or the Purchase Contract Agent, shall be affected by notice to the contrary.
     None of the Purchase Contract Agent or the Securities Registrar shall have any responsibility or obligation to any Beneficial Owner in Units represented by a Global Certificate or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any agent member, with respect to any ownership interest in the Units or with respect to the delivery to any agent member, Beneficial Owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Units. All notices and communications to be given to the Holders and all payments to be made to Holders pursuant to the Units and this Agreement shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of a Global Certificate). The rights of Beneficial Owners in the Units underlying a Global Certificate shall be exercised only through the Depositary subject to its applicable procedures. The Purchase Contract Agent and the Securities Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any Beneficial Owners. The Purchase Contract Agent and the Securities Registrar shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Certificate for all purposes of this Agreement relating to such Global Certificate (including the payment of principal, premium, if any, and interest and the giving of instructions or directions by or to the Beneficial Owner in any Units underlying such Global Certificate) as the sole

Holder of such Global Certificate and shall have no obligations to the Beneficial Owners thereof. None of the Purchase Contract Agent or the Securities Registrar shall have any responsibility or liability for any acts or omissions of the Depositary with respect to any Units underlying such Global Certificate, for the records of the Depositary, including records in respect of beneficial ownership interests in respect of Units underlying such Global Certificate, for any transactions between the Depositary and any agent member or between or among the Depositary, any such agent member and/or any Holder or Beneficial Owner in any Units underlying such Global Certificate, or for any transfers of beneficial interests in any Units underlying such Global Certificate.
     Notwithstanding the foregoing, with respect to any Global Certificate, nothing contained herein shall prevent the Company, the Purchase Contract Agent or any agent of the Company or the Purchase Contract Agent, from giving effect to any written certification, proxy or other authorization furnished by the Depositary (or its nominee), as a Holder, with respect to such Global Certificate, or impair, as between such Depositary and the related Beneficial Owner, the operation of customary practices governing the exercise of rights of the Depositary (or its nominee) as Holder of such Global Certificate. None of the Company, the Purchase Contract Agent or any agent of the Company or the Purchase Contract Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Certificate or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     Section 3.12. Cancellation. All Certificates surrendered for delivery of shares of Common Stock on or after the Purchase Contract Settlement Date or in connection with an Early Settlement or a Fundamental Change Early Settlement or for delivery of the Notes underlying the Applicable Ownership Interests in Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, after the occurrence of a Termination Event or pursuant to a Cash Settlement, an Early Settlement or a Fundamental Change Early Settlement, a Collateral Substitution, or upon the registration of transfer or exchange of a Unit, shall, if surrendered to any Person other than the Purchase Contract Agent, be delivered to the Purchase Contract Agent along with appropriate written instructions regarding the cancellation thereof and, if not already cancelled, shall be promptly cancelled by it. The Company may at any time deliver to the Purchase Contract Agent for cancellation any Certificates previously authenticated, executed and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Certificates so delivered shall, upon an Issuer Order, be promptly cancelled by the Purchase Contract Agent. No Certificates shall be authenticated, executed on behalf of the Holder and delivered in lieu of or in exchange for any Certificates cancelled as provided in this Section 3.12, except as expressly permitted by this Agreement. All cancelled Certificates held by the Purchase Contract Agent shall be disposed of in accordance with its customary practices.

     If the Company or any Affiliate of the Company shall acquire any Certificate, such acquisition shall not operate as a cancellation of such Certificate unless and until such Certificate is delivered to the Purchase Contract Agent cancelled or for cancellation.
     Section 3.13. Creation of Treasury Units by Substitution of Treasury Securities. (a) Subject to the conditions set forth in this Agreement, and subject to the limitations on a Collateral Substitution in connection with an Early Remarketing as set forth under Section 5.02 below, a Holder of Corporate Units may, at any time from and after the date of this Agreement and prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date (other than during the Restricted Period), effect a Collateral Substitution and separate the Notes underlying the Pledged Applicable Ownership Interests in Notes in respect of such Holder’s Corporate Units by substituting for such Pledged Applicable Ownership Interests in Notes, Treasury Securities in an aggregate principal amount at maturity equal to the aggregate principal amount of the Notes underlying the Pledged Applicable Ownership Interests in Notes; provided that Holders may make Collateral Substitutions only in integral multiples of 20 Corporate Units. To effect such substitution, the Holder must:
     (1) Transfer to the Collateral Agent, for credit to the Collateral Account, Treasury Securities or security entitlements with respect thereto having a Value equal to the aggregate principal amount of the Notes underlying the Pledged Applicable Ownership Interests in Notes for which such Collateral Substitution is made, which must be purchased in the open market at such Holder’s expense unless otherwise owned by such Holder; and
     (2) Transfer the related Corporate Units to the Purchase Contract Agent accompanied by a notice to the Purchase Contract Agent, substantially in the form of Exhibit C hereto, whereupon the Purchase Contract Agent shall promptly provide an instruction to such effect to the Collateral Agent, substantially in the form of Exhibit F hereto.
     Upon confirmation that the Treasury Securities described in clause (1) above or security entitlements with respect thereto have been credited to the Collateral Account and receipt of the instruction to the Collateral Agent described in clause (2) above, the Collateral Agent shall release such Pledged Applicable Ownership Interests in Notes from the Pledge and instruct the Securities Intermediary by a notice, substantially in the form of Exhibit G hereto, to Transfer the Notes underlying such Pledged Applicable Ownership Interests in Notes to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
     Upon credit to the Collateral Account of Treasury Securities or security entitlements with respect thereto delivered by a Holder of Corporate Units and receipt of the related instruction from the Collateral Agent, the Securities

Intermediary shall promptly Transfer the Notes underlying the appropriate Pledged Applicable Ownership Interests in Notes to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
     Upon receipt of the Notes underlying such Pledged Applicable Ownership Interests in Notes, the Purchase Contract Agent shall promptly:
     (i) cancel the related Corporate Units;
     (ii) Transfer the Notes to the Holder; and
     (iii) deliver Treasury Units in book-entry form, or if applicable, authenticate, execute on behalf of such Holder and deliver Treasury Units in the form of a Treasury Units Certificate executed by the Company in accordance with Section 3.03 evidencing the same number of Purchase Contracts as were evidenced by the cancelled Corporate Units.
     Holders who elect to separate the Notes by substituting Treasury Securities for Applicable Ownership Interest in Notes shall be responsible for any fees or expenses (including, without limitation, fees and expenses payable to the Collateral Agent) in respect of the substitution, and neither the Company nor the Purchase Contract Agent shall be responsible for any such fees or expenses.
     (b) In the event a Holder making a Collateral Substitution pursuant to this Section 3.13 fails to effect a book-entry transfer of the Corporate Units or fails to deliver Corporate Units Certificates to the Purchase Contract Agent after depositing Treasury Securities with the Securities Intermediary, any distributions on the Notes underlying the Applicable Ownership Interests in Notes, or with respect to the Applicable Ownership Interests in the Treasury Portfolio, in each case constituting a part of such Corporate Units, shall be held in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder, until such Corporate Units are so transferred or the Corporate Units Certificate is so delivered, as the case may be, or such Holder provides evidence satisfactory to the Company and the Purchase Contract Agent that such Corporate Units Certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Purchase Contract Agent and the Company.
     (c) Except as described in Section 5.03 or in this Section 3.13 or in connection with a Cash Settlement, an Early Settlement, a Fundamental Change Early Settlement or a Termination Event, for so long as the Purchase Contract underlying a Corporate Unit remains in effect, such Corporate Units shall not be separable into its constituent parts, and the rights and obligations of the Holder in respect of the Applicable Ownership Interests in Notes or Applicable Ownership Interests in the Treasury Portfolio, as the case may be, and the Purchase Contract comprising such Corporate Units may be acquired, and may be transferred and exchanged, only as a Corporate Unit.

     (d) Notwithstanding the foregoing, if a Treasury Portfolio has replaced the Notes that are components of the Corporate Units, Holders of Corporate Units will have the right, at any time on or prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date, to substitute Treasury Securities for the Applicable Ownership Interests in the Treasury Portfolio that is a component of the Corporate Unit, but Holders of Corporate Units can only make this substitution in integral multiples of 800 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent(s) upon a Successful Remarketing of Notes, which number shall be provided to a Holder by the Company at the request of such Holder). In such instance, the provisions of this Section 3.13 shall apply mutatis mutandis; provided that references in this Section 3.13 to “Pledged Applicable Ownership Interest in the Notes,” “Applicable Ownership Interest in the Notes” and “Notes” shall be deemed references to “Pledged Applicable Ownership Interests in the Treasury Portfolio,” “Applicable Ownership Interests in the Treasury Portfolio” and “the applicable pro rata portion of the Treasury Portfolio.”
     (e) Prior to May 31, 2012, so long as no Treasury Units are currently outstanding, with five Business Days prior written notice to all Holders of the Corporate Units, the Company may specify, in lieu of the zero-coupon Treasury securities maturing May 31, 2012 (CUSIP. No. 912820PR2), an alternative U.S. Treasury security (or interest of principal strip thereof) as the “Treasury Securities” (as such term is defined in Section 1.01), in which event the references in clause (b) of such definition to May 31, 2012, shall be deemed to be references to the maturity date of such alternative U.S. Treasury security.
     To the extent a Treasury Security matures more than six Business Days prior to the Purchase Contract Settlement Date, the Collateral Agent will, no later than one Business Day immediately following such date, apply the principal amount paid at maturity of all such Treasury Securities to purchase a like principal amount of Treasury Securities, identified by the Company and specified in an Officers’ Certificate delivered to the Purchase Contract Agent and the Collateral Agent, maturing not more than six Business Days nor less than one Business Day prior to Purchase Contract Settlement Date. On the Purchase Contract Settlement Date, the Collateral Agent will pay the excess, if any, of such principal amount paid over the Purchase Price to the Holders of the relevant Treasury Units on the Regular Record Date immediately preceding the Purchase Contract Settlement Date pro rata in accordance with the principal amount at maturity of Treasury Units held by such Holder on such Regular Record Date.
     Holders will be able to obtain the issue date, the maturity date and, when available, the CUSIP number of the U.S. Treasury securities that constitute the Treasury Securities at any time by calling the Company 1-800-245-5275. The Company shall, to the extent that Treasury Securities previously identified are no longer expected to be outstanding at any point prior to the Purchase Contract Settlement Sate, identify another U.S. Treasury security (or interest of principal strip thereof) meeting the foregoing criteria. The Treasury Securities most recently identified by the Company with respect to the Purchase Contract Settlement Date will be the “Treasury Securities” with respect to the period from, and including, its date of issuance to, but excluding, its date of maturity, and the Company’s identification of a security as the Treasury Securities for such period will be final and binding for all purposes absent manifest error.
     Section 3.14. Recreation of Corporate Units. (a) Subject to the conditions set forth in this Agreement, and subject to the limitations on a Collateral Substitution in connection with an Early Remarketing, as set forth in Section 5.02 below, a Holder of Treasury Units may effect a Collateral Substitution and recreate Corporate Units at any time from and after the date of this Agreement and prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date (other than during the Restricted Period); provided that Holders of Treasury Units may only recreate Corporate Units in integral multiples of 20 Treasury Units. To recreate Corporate Units, the Holder must:
     (1) Transfer to the Collateral Agent for credit to the Collateral Account Notes or security entitlements with respect thereto having an aggregate principal amount equal to the Value of the Pledged Treasury Securities to be released, which must be purchased in the open market at such Holder’s expense unless otherwise owned by such Holder; and
     (2) Transfer the related Treasury Units to the Purchase Contract Agent accompanied by a notice to the Purchase Contract Agent, substantially in the form of Exhibit C hereto, whereupon the Purchase Contract Agent shall promptly provide an instruction to such effect to the Collateral Agent, substantially in the form of Exhibit H hereto.
     Upon confirmation that the Notes described in clause (1) above or security entitlements with respect thereto have been credited to the Collateral Account and receipt of the instruction from the Purchase Contract Agent described in clause (2) above, the Collateral Agent shall promptly release such Pledged Treasury Securities from the Pledge and shall promptly instruct the Securities Intermediary by a notice, substantially in the form of Exhibit I hereto, to Transfer such Pledged Treasury Securities to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
     The substituted Notes will be pledged to the Company through the Collateral Agent to secure such Holder’s obligation to purchase shares of Common Stock under the related Purchase Contract.
     Upon credit to the Collateral Account of Notes or security entitlements with respect thereto delivered by a Holder of Treasury Units and receipt of the related instruction from the Collateral Agent, the Securities Intermediary shall promptly Transfer the Pledged Treasury Securities to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
     Upon receipt of such Treasury Securities, the Purchase Contract Agent shall promptly:
     (i) cancel the related Treasury Units;
     (ii) transfer the Treasury Securities to the Holder; and
     (iii) deliver Corporate Units in book-entry form or, if applicable, authenticate, execute on behalf of such Holder and deliver Corporate Units in the form of a Corporate Units Certificate executed by the Company in accordance with Section 3.03 evidencing the same number of Purchase Contracts as were evidenced by the cancelled Treasury Units.
     Holders who elect to recreate Corporate Units shall be responsible for any fees or expenses (including, without limitation, fees and expenses payable to the Collateral Agent), in respect of the recreation, and neither the Company nor the Purchase Contract Agent shall be responsible for any such fees or expenses.
     (b) Except as provided in Section 5.03 or in this Section 3.14 or in connection with a Cash Settlement, an Early Settlement, a Fundamental Change Early Settlement or a Termination Event, for so long as the Purchase Contract underlying a Treasury Unit remains in effect, such Treasury Unit shall not be separable into its constituent parts and the rights and obligations of the Holder of such Treasury Unit in respect of the interest in the Treasury Security and the Purchase Contract comprising such Treasury Unit may be acquired, and may be transferred and exchanged, only as a Treasury Unit.
     (c) Notwithstanding the foregoing, if the Treasury Portfolio has replaced the Notes underlying the Corporate Units, holders of Treasury Units will have the right, at any time on or prior to the second Business Day immediately preceding the Purchase Contract Settlement Date, to substitute the Applicable Ownership Interests in the Treasury Portfolio for the Treasury Securities that were a component of the Treasury Units, but Holders of Treasury Units can only make this substitution in integral multiples of 800 Treasury Units (or such other number of Corporate Units as may be determined by the Remarketing Agent(s) upon a Successful Remarketing of Notes, which number shall be provided to a Holder by the Company at the request of such Holder). In such instance, the provisions of this Section 3.14 shall apply mutatis mutandis; provided that references in this Section 3.13 to “Notes” shall be deemed references to “the applicable pro rata portion of the Treasury Portfolio.”
     Section 3.15. Transfer of Collateral Upon Occurrence of Termination Event. (a) Upon receipt by the Collateral Agent of written notice pursuant to Section 5.07 hereof from the Company or the Purchase Contract Agent that a

Termination Event has occurred, the Collateral Agent shall promptly release all Collateral from the Pledge and shall promptly instruct the Securities Intermediary to Transfer:
     (i) any Notes underlying Pledged Applicable Ownership Interests in Notes or security entitlements with respect thereto or Pledged Applicable Ownership Interests in the Treasury Portfolio;
     (ii) any Pledged Treasury Securities;
     (iii) any payments made by Holders (or the Permitted Investments of such payments) pursuant to Section 5.03 hereof; and
     (iv) any Proceeds and all other payments the Collateral Agent receives in respect of the foregoing, to the Purchase Contract Agent for the benefit of the Holders for distribution to such Holders, in accordance with their respective interests, free and clear of the Pledge created hereby; provided, however, if any Holder or Beneficial Owner shall be entitled to receive Notes in an aggregate principal amount of less than $1,000, or greater than $1,000 but not in an integral multiple of $1,000, the Purchase Contract Agent shall request, on behalf of such Holder or Beneficial Owner, pursuant to the Indenture that the Company issue Notes in denominations of $50, or integral multiples thereof, in exchange for Notes in denominations of $1,000 or integral multiples thereof; and provided further, if any Holder shall be entitled to receive, with respect to its Pledged Applicable Ownership Interests in the Treasury Portfolio or its Pledged Treasury Securities, any securities having a principal amount at maturity of less than $1,000, the Purchase Contract Agent shall dispose of such Pledged Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities for cash and deliver to such Holder cash in lieu of delivering the Pledged Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be.
     (b) Notwithstanding anything to the contrary in clause (a) of this Section 3.15, if such Termination Event shall result from the Company’s becoming a debtor under the Bankruptcy Code, and if the Collateral Agent shall for any reason fail promptly to effectuate the release and Transfer of all Notes underlying Pledged Applicable Ownership Interests in Notes, Pledged Applicable Ownership Interests in the Treasury Portfolio, Pledged Treasury Securities and payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.03 and Proceeds and all other payments received by the Collateral Agent in respect of the foregoing, as the case may be, as provided by this Section 3.15, the Purchase Contract Agent shall use its best efforts to obtain an opinion of a nationally recognized law firm to the effect that, notwithstanding the Company’s being the debtor in such a bankruptcy case, the Collateral Agent will not be prohibited from releasing or Transferring the Collateral as provided in this Section 3.15, and shall deliver or cause to be delivered such opinion to the

Collateral Agent within ten days after the occurrence of such Termination Event, and if (A) the Purchase Contract Agent shall be unable to obtain such opinion within ten days after the occurrence of such Termination Event or (B) the Collateral Agent shall continue, after delivery of such opinion, to refuse to effectuate the release and Transfer of all Notes underlying Pledged Applicable Ownership Interests in Notes, Pledged Applicable Ownership Interests in the Treasury Portfolio, Pledged Treasury Securities and the payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.03 hereof and Proceeds and all other payments received by the Collateral Agent in respect of the foregoing, as the case may be, as provided in this Section 3.15, then the Purchase Contract Agent shall within fifteen days after the occurrence of such Termination Event commence an action or proceeding in the court having jurisdiction of the Company’s case under the Bankruptcy Code seeking an order requiring the Collateral Agent to effectuate the release and transfer of all Notes underlying Pledged Applicable Ownership Interests in Notes, Pledged Applicable Ownership Interest in the Treasury Portfolio, Pledged Treasury Securities and the payments by Holders (or the Permitted Investments of such payments) pursuant to Section 5.03 hereof and Proceeds and all other payments received by the Collateral Agent in respect of the foregoing, or as the case may be, as provided by this Section 3.15.
     (c) Upon the occurrence of a Termination Event and the Transfer to the Purchase Contract Agent of the Notes underlying Pledged Applicable Ownership Interests in Notes, the appropriate Pledged Applicable Ownership Interests in the Treasury Portfolio or the Pledged Treasury Securities, as the case may be, pursuant to Section 3.15, the Purchase Contract Agent shall request transfer instructions with respect to such Notes, Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be, from each Holder by written request, substantially in the form of Exhibit D hereto, mailed to such Holder at its address as it appears in the Security Register.
     (d) Upon book-entry transfer of the Corporate Units or the Treasury Units or delivery of a Corporate Units Certificate or Treasury Units Certificate to the Purchase Contract Agent with such transfer instructions, the Purchase Contract Agent shall transfer the Notes underlying Pledged Applicable Ownership Interests in Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be, underlying such Corporate Units or Treasury Units, as the case may be, to such Holder by book-entry transfer, or other appropriate procedures, in accordance with such instructions and, in the case of the Notes underlying Pledged Applicable Ownership Interests in Notes, in accordance with the terms of the Indenture. In the event a Holder of Corporate Units or Treasury Units fails to effect such transfer or delivery, the Notes underlying Pledged Applicable Ownership Interests in Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be, underlying such Corporate Units of Treasury Units, as the case may be, and any distributions thereon, shall be held in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder, until the earlier to occur of:
     (i) the transfer of such Corporate Units or Treasury Units or surrender of the Corporate Units Certificate or Treasury Units Certificate or the receipt by the Company and the Purchase Contract Agent from such Holder of satisfactory evidence that such Corporate Units Certificate or Treasury Units Certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Purchase Contract Agent and the Company; and
     (ii) the expiration of the time period specified by the applicable law governing abandoned property in the state in which the Purchase Contract Agent holds such property.
     Section 3.16. No Consent to Assumption. Each Holder of a Unit, by acceptance thereof, shall be deemed expressly to have withheld any consent to the assumption under Section 365 of the Bankruptcy Code or otherwise, of the Purchase Contract by the Company or its trustee, receiver, liquidator or a person or entity performing similar functions in the event that the Company becomes a debtor under the Bankruptcy Code or subject to other similar state or Federal law providing for reorganization or liquidation.
     Section 3.17. Substitutions. Whenever a Holder has the right to substitute Treasury Securities, Notes underlying Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as defined in clause (i) of each paragraph of the definition of such term), as the case may be, or security entitlements for any of them for financial assets held in the Collateral Account, such substitution shall not constitute a novation of the security interest created hereby.
ARTICLE 4
The Notes
     Section 4.01. Interest Payments; Rights to Interest Payments Preserved. (a) The Collateral Agent shall transfer all income and distributions received by it on account of the Notes underlying Pledged Applicable Ownership Interests in Notes (if the Notes underlying Pledged Applicable Ownership Interests in Notes are registered in the name of the Collateral Agent), the Pledged Applicable Ownership Interests in the Treasury Portfolio or Permitted Investments from time to time held in the Collateral Account to the Purchase Contract Agent (ABA No. 021000018, Account No. GLA#111-565, ACCT # 542555, Re: Great Plains Energy Incorporated Equity Units) for distribution to the applicable Holders as provided in this Agreement and the Purchase Contracts.

     (b) Any payment on any Note underlying Applicable Ownership Interests in Notes or any distribution on any Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of each paragraph of the definition of Applicable Ownership Interest in the Special Event Treasury Portfolio and clauses (ii) or (iii) of each paragraph of the definition of Applicable Ownership Interest in the Remarketing Treasury Portfolio), as the case may be, which is paid on any Payment Date shall, subject to receipt thereof by the Purchase Contract Agent from the Company or from the Collateral Agent as provided in Section 4.01(a) above, be paid to the Person in whose name the Corporate Units Certificate (or one or more Predecessor Corporate Units Certificates) of which such Applicable Ownership Interest in Notes or Applicable Ownership Interests in the Treasury Portfolio, as the case may be, forms a part is registered at the close of business on the Record Date for such Payment Date.
     (c) Each Corporate Units Certificate evidencing Applicable Ownership Interests in Notes or Applicable Ownership Interests in the Treasury Portfolio delivered under this Agreement upon registration of transfer of or in exchange for or in lieu of any other Corporate Units Certificate shall carry the right to accrued and unpaid interest or distributions, and to accrue interest or distributions, which were carried by Applicable Ownership Interests in Notes or Applicable Ownership Interests in the Treasury Portfolio underlying such other Corporate Units Certificate.
     (d) In the case of any Corporate Unit with respect to which (1) Cash Settlement of the underlying Purchase Contract is properly effected pursuant to Section 5.03(a) hereof, (2) Early Settlement of the underlying Purchase Contract is properly effected pursuant to Section 5.08 hereof, (3) Fundamental Change Early Settlement of the underlying Purchase Contract is properly effected pursuant to Section 5.05(b)(ii) hereof or (4) a Collateral Substitution is properly effected pursuant to Section 3.13, in each case on a date that is after any Record Date and prior to or on the next succeeding Payment Date, interest in respect of the Notes underlying Applicable Ownership Interests in Notes or distributions on Applicable Ownership Interests in the Treasury Portfolio, as the case may be, underlying such Corporate Unit otherwise payable on such Payment Date shall be payable on such Payment Date notwithstanding such Cash Settlement, Early Settlement, Fundamental Change Early Settlement or Collateral Substitution, and such payment or distributions shall, subject to receipt thereof by the Purchase Contract Agent, be payable to the Person in whose name the Corporate Units Certificate (or one or more Predecessor Corporate Units Certificates) were registered at the close of business on the Record Date.
     (e) Except as otherwise expressly provided in Section 4.01(d) hereof, in the case of any Corporate Unit with respect to which Cash Settlement, Early Settlement or Fundamental Change Early Settlement of the component Purchase Contract is properly effected, or with respect to which a Collateral Substitution has been effected, payments attributable to the Notes underlying Applicable Ownership Interests in Notes or distributions on Applicable Ownership Interests in the Treasury Portfolio, as the case may be, that would otherwise be payable or made after the Purchase Contract Settlement Date, Early Settlement Date, Fundamental Change Early Settlement Date or the date of the Collateral Substitution, as the case may be, shall not be payable hereunder to the Holder of such Corporate Units; provided, however, that to the extent that such Holder continues to hold Separate Notes or Applicable Ownership Interests in the Treasury Portfolio that formerly comprised a part of such Holder’s Corporate Units, such Holder shall be entitled to receive interest on such Separate Notes or distributions on such Applicable Ownership Interests in the Treasury Portfolio.
     Section 4.02. Payments Prior to or on Purchase Contract Settlement Date. (a) Subject to the provisions of Section 5.03(a), Section 5.05(b)(ii) and Section 5.08, and except as provided in Section 4.02(b) below, if no Termination Event shall have occurred, all payments received by the Securities Intermediary in respect of (1) the principal amount of the Notes underlying Pledged Applicable Ownership Interests in Notes, (2) the Pledged Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definition of Applicable Ownership Interests in the Remarketing Treasury Portfolio or Applicable Ownership Interests in the Special Event Treasury Portfolio, as applicable) and (3) the Pledged Treasury Securities, shall be credited to the Collateral Account, to be invested in Permitted Investments until the Purchase Contract Settlement Date, and transferred to the Company on the Purchase Contract Settlement Date as provided in Section 5.03 hereof. Any balance remaining in the Collateral Account shall be released from the Pledge and transferred to the Purchase Contract Agent for the benefit of the applicable Holders for distribution to such Holders in accordance with their respective interests, free and clear of the Pledge created hereby. The Company shall instruct the Collateral Agent in writing as to the specific Permitted Investments in which any payments made under this Section 4.02 shall be invested, provided, however, that if the Company fails to deliver such instructions by 10:30 a.m. (New York City time) on the day such payments are received by the Securities Intermediary, the Collateral Agent shall instruct the Securities Intermediary to invest such payments in the Permitted Investments of the type described in clause (6) of the definition of Permitted Investments, which have been designated by the Company in writing from time to time in a standing instruction to the Securities Intermediary which shall be effective until revoked or superseded. In no event shall the Collateral Agent be liable for the selection of Permitted Investments or for investment losses incurred thereon. The Collateral Agent shall have no liability in respect of losses incurred as a result of the failure of the Company to provide timely written investment direction.
     (b) All payments received by the Securities Intermediary in respect of (1) the Notes, (2) the Applicable Ownership Interests in the Treasury Portfolio and (3) the Treasury Securities or security entitlements with respect thereto, that, in each case, have been released from the Pledge hereunder shall be transferred to the Purchase Contract Agent for the benefit of the applicable Holders for distribution to such Holders in accordance with their respective interests.
     Section 4.03. Notice and Voting. (a) Subject to Section 4.03(b) hereof, the Purchase Contract Agent may exercise, or refrain from exercising, any and all voting and other consensual rights pertaining to the Notes underlying Pledged Applicable Ownership Interests in Notes or any part thereof for any purpose not inconsistent with the terms of this Agreement; provided that the Purchase Contract Agent shall not exercise or shall not refrain from exercising such right, as the case may be, if, in the judgment of the Purchase Contract Agent, such action would impair or otherwise have a material adverse effect on the value of all or any of the Notes underlying Pledged Applicable Ownership Interests in Notes; and provided further that the Purchase Contract Agent shall give the Company and the Collateral Agent at least five Business Days’ prior written notice of the manner in which it intends to exercise, or its reasons for refraining from exercising, any such right. Upon receipt of any notices and other communications in respect of any Notes underlying Pledged Applicable Ownership Interests in Notes, including either notice of any meeting at which holders of the Notes are entitled to vote or the solicitation of consents, waivers or proxies of holders of the Notes, the Collateral Agent shall use reasonable efforts to send promptly to the Purchase Contract Agent such notice or communication, and as soon as reasonably practicable after receipt of a written request therefor from the Purchase Contract Agent, to execute and deliver to the Purchase Contract Agent such proxies and other instruments in respect of such Notes underlying Pledged Applicable Ownership Interests in Notes (in form and substance satisfactory to the Collateral Agent) as are prepared by the Company and delivered to the Purchase Contract Agent with respect to the Notes underlying Pledged Applicable Ownership Interests in Notes.
     (b) Upon receipt of notice of any meeting at which holders of Notes are entitled to vote or upon any solicitation of consents, waivers or proxies of holders of Notes, the Purchase Contract Agent shall, as soon as practicable thereafter, mail, first class, postage pre-paid, to the Holders of Corporate Units a notice:
     (i) containing such information as is contained in the notice or solicitation;
     (ii) stating that each Holder on the record date set by the Purchase Contract Agent therefor (which, to the extent possible, shall be the same date as the record date set by the Company for determining the holders of Notes entitled to vote) shall be entitled to instruct the Purchase Contract Agent as to the exercise of the voting rights pertaining to the Notes underlying the Applicable Ownership Interests in Notes that are a component of their Corporate Units; and
     (iii) stating the manner in which such instructions may be given.

Upon the written request of the Holders of Corporate Units on such record date received by the Purchase Contract Agent at least six days prior to such meeting, the Purchase Contract Agent shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum aggregate principal amount of Notes (rounded down to the nearest integral multiple of $1,000) as to which any particular voting instructions are received. In the absence of specific instructions from the Holder of Corporate Units, the Purchase Contract Agent shall abstain from voting the Notes underlying Applicable Ownership Interests in Notes that are a component of such Corporate Units. The Company hereby agrees, if applicable, to solicit Holders of Corporate Units to timely instruct the Purchase Contract Agent as to the exercise of such voting rights in order to enable the Purchase Contract Agent to vote such Notes.
     (c) The Holders of Corporate Units and the Holders of Treasury Units shall have no voting or other rights in respect of Common Stock.
     Section 4.04. Special Event Redemption. (a) If the Company elects to redeem the Notes following the occurrence of a Special Event as permitted by the Indenture, it shall notify the Collateral Agent in writing that a Special Event has occurred and that it intends to redeem the Notes on the Special Event Redemption Date. Upon the occurrence of such Special Event Redemption while Notes are still credited to the Collateral Account, the Collateral Agent shall, and is hereby authorized to, instruct the Securities Intermediary to present the Notes underlying Pledged Applicable Ownership Interests in Notes for payment as may be required by their respective terms and to direct the Indenture Trustee to remit the Redemption Price to the Securities Intermediary for credit to the Collateral Account, on or prior to 11:00 a.m., New York City time, on such Special Event Redemption Date, by wire transfer of immediately available funds. Upon receipt of such funds by the Securities Intermediary and the credit thereof to the Collateral Account, the Notes underlying Pledged Applicable Ownership Interests in Notes shall be released from the Collateral Account and promptly transferred to the Company. Upon the crediting of such funds to the Collateral Account, the Collateral Agent, at the written direction of the Company, shall instruct the Securities Intermediary to (i) apply an amount equal to the Redemption Amount of such funds to purchase the Special Event Treasury Portfolio from the Quotation Agent, (ii) credit to the Collateral Account the Applicable Ownership Interests in the Special Event Treasury Portfolio (as specified in clause (i) of each paragraph of the definition thereof) and (iii) promptly remit the remaining portion of such funds to the Purchase Contract Agent for payment to the Holders of Corporate Units, in accordance with their respective interests.
     (b) Upon the occurrence of a Special Event Redemption, (i) the Applicable Ownership Interests in the Special Event Treasury Portfolio (as specified in clause (i) of each paragraph of the definition thereof) will be substituted as Collateral for the Notes underlying Pledged Applicable Ownership Interests in Notes and will be held by the Collateral Agent in accordance with the terms hereof to secure the Obligation of each Holder of Corporate Units, (ii) the

Holders of Corporate Units and the Collateral Agent shall have such rights and obligations, and the Collateral Agent shall have such security interest, with respect to such Applicable Ownership Interests in the Special Event Treasury Portfolio (as specified in clause (i) of each paragraph of the definition thereof) as the Holders of Corporate Units and the Collateral Agent had in respect of the Notes underlying Pledged Applicable Ownership Interests in Notes, subject to the Pledge thereof, and (iii) any reference herein to Applicable Ownership Interests in Notes shall be deemed to be a reference to such Applicable Ownership Interests in the Special Event Treasury Portfolio. The Company may cause to be made in any Corporate Units Certificates thereafter to be issued such change in phraseology and form (but not in substance) as may be appropriate to reflect the substitution of the Applicable Ownership Interests in the Special Event Treasury Portfolio (as specified in clause (i) of each paragraph of the definition thereof) for Applicable Ownership Interests in Notes as Collateral.
     Section 4.05. Payments to Purchase Contract Agent. The Securities Intermediary shall use commercially reasonable efforts to deliver any payments required to be made by it to the Purchase Contract Agent hereunder to the account designated by the Purchase Contract Agent for such purpose not later than 12:00 p.m. (New York City time) on the Business Day such payment is received by the Securities Intermediary; provided, however, that if such payment is received on a day that is not a Business Day or after 11:00 a.m. (New York City time) on a Business Day, then the Securities Intermediary shall use commercially reasonable efforts to deliver such payment to the Purchase Contract Agent no later than 10:30 a.m. (New York City time) on the next succeeding Business Day.
     Section 4.06. Payments Held in Trust. If the Purchase Contract Agent or any Holder shall receive any payments on account of financial assets credited to the Collateral Account (other than interest on the Notes or distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of each paragraph of the definition thereof)) and not released therefrom in accordance with this Agreement, the Purchase Contract Agent or such Holder shall hold such payments as trustee of an express trust for the benefit of the Company and, upon receipt of an Officers’ Certificate of the Company so directing, promptly deliver such payments to the Securities Intermediary for credit to the Collateral Account or to the Company for application to the Obligations of the applicable Holder or Holders, and the Purchase Contract Agent and Holders shall acquire no right, title or interest in any such payments of principal amounts so received. The Purchase Contract Agent shall have no liability under this Section 4.05 unless and until it has been notified in writing that such payment was delivered to it erroneously and shall have no liability for any action taken, suffered or omitted to be taken prior to its receipt of such notice.

ARTICLE 5
The Purchase Contracts
     Section 5.01. Purchase of Shares of Common Stock. (a) Each Purchase Contract shall obligate the Holder of the related Unit to purchase, and the Company to sell, on the Purchase Contract Settlement Date at a price equal to the Stated Amount (the “Purchase Price”), a number of shares of Common Stock (subject to Section 5.09) equal to the Settlement Rate unless an Early Settlement, a Fundamental Change Early Settlement or a Termination Event with respect to the Units of which such Purchase Contract is a part shall have occurred. The “Settlement Rate” is equal to:
     (i) If the Applicable Market Value is equal to or greater than $16.80 (the “Threshold Appreciation Price”), the Settlement Rate will be 2.9762 shares of Common Stock (such Settlement Rate being referred to as the “Minimum Settlement Rate”);
     (ii) if the Applicable Market Value is less than the Threshold Appreciation Price but greater than $14.00(the “Reference Price”), the Settlement Rate will be a number of shares of Common Stock equal to the Stated Amount, divided by the Applicable Market Value, which is not subject to adjustment pursuant to Section 5.05(a)(vii); and
     (iii) if the Applicable Market Value is less than or equal to the Reference Price, the Settlement Rate will be 3.5714 shares of Common Stock, which is equal to the Stated Amount divided by the Reference Price (such Settlement Rate being referred to as the “Maximum Settlement Rate”);
The Maximum Settlement Rate, Minimum Settlement Rate and the Applicable Market Value (as defined below) are subject to adjustment as provided in Section 5.05 (and in each case rounded upward or downward to the nearest 1/10,000th of a share).
     The “Applicable Market Value” means the average of the Closing Prices per share of Common Stock on each Trading Day during the Observation Period; provided, however, that if the Company enters into a Reorganization Event, the Applicable Market Value will mean the value of an Exchange Property Unit. Following the occurrence of any such event, references herein to the purchase or issuance of shares of Common Stock shall be construed to be references to settlement into Exchange Property Units. For purposes of calculating the value of an Exchange Property Unit, (x) the value of any common stock included in the Exchange Property Unit shall be determined using the average of the Closing Price per share of such common stock on each Trading Day during the Observation Period (adjusted as set forth under Section 5.05) and (y) the value of any other property, including securities other than common stock included in the Exchange Property Unit, shall be the value of such property on each Trading Day of the Observation Period (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution).
     The “Closing Price” per share of Common Stock on any date of determination means, on any date of determination (1) the closing sale price (or, if no closing sale price is reported, the last reported sale price) per share of Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) on such date or, if the Common Stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which the Common Stock is listed for trading, or (2) if the Common Stock is not listed for trading on a United States national or regional securities exchange, the last quoted bid price per share of the Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization, or, if such bid price referred to above is not available, the market value per share of the Common Stock on such date provided by a nationally recognized independent investment banking firm retained by the Company for purposes of determining the Closing Price.
     A “Trading Day” means a day on which the Common Stock (i) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary exchange or market for the trading of the Common Stock. If the Common Stock is not traded on a securities exchange or association or over-the-counter market, then “Trading Day” means “Business Day.”
     (b) Each Holder of a Corporate Unit or a Treasury Unit, by its acceptance of such Unit:
     (i) duly appoints the Purchase Contract Agent as its attorney-in-fact to enter into and perform the related Purchase Contract and this Agreement on its behalf and in its name as its attorney-in-fact (including, without limitation, the execution of Certificates on behalf of such Holder);
     (ii) irrevocably agrees to be bound by the terms and provisions of such Unit, including but not limited to the terms and provisions of the Purchase Contract, and this Agreement;
     (iii) irrevocably covenants and agrees to perform its obligations under this Agreement and such Unit, including but not limited to the Purchase Contract, for so long as such Holder remains a Holder of a Corporate Unit or a Treasury Unit;
     (iv) consents to the provisions hereof; and

     (v) consents to, and agrees to be bound by, the Pledge of such Holder’s right, title and interest in and to the Collateral, including the Applicable Ownership Interests in Notes and the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definition of such term) or the Treasury Securities pursuant to this Agreement, and the delivery of the Notes underlying such Applicable Ownership Interests in Notes by the Purchase Contract Agent to the Collateral Agent.
     (c) Each Holder of a Corporate Unit or a Treasury Unit, by its acceptance thereof, further covenants and agrees that to the extent and in the manner provided in Section 5.03 hereof, but subject to the terms thereof, on the Purchase Contract Settlement Date, Proceeds of the Pledged Applicable Ownership Interests in Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio or the Pledged Treasury Securities, as applicable, equal to the Purchase Price shall be paid by the Collateral Agent to the Company in satisfaction of such Holder’s obligations under such Purchase Contract and such Holder shall acquire no right, title or interest in such Proceeds.
     (d) Upon registration of transfer of a Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee) by the terms of this Agreement and the Purchase Contracts underlying such Certificate and the transferor shall be released from the obligations under this Agreement and the Purchase Contracts underlying the Certificate so transferred.
     The Company covenants and agrees, and each Holder of a Certificate, by its acceptance thereof, likewise covenants and agrees, to be bound by the provisions of this paragraph.
     (e) Promptly after the calculation of the Settlement Rate and the Applicable Market Value, the Company shall give the Purchase Contract Agent notice thereof. All calculations and determinations of the Settlement Rate and the Applicable Market Value shall be made by the Company or its agent based on their good faith calculations, and the Purchase Contract Agent shall have no responsibility with respect thereto.
     Section 5.02. Early Remarketing.
     (a) Early Remarketing. (i) Unless a Successful Early Remarketing (as defined below), Special Event Redemption or Termination Event has occurred, the Company may engage the Remarketing Agent(s), pursuant to the terms of the Remarketing Agreement, to remarket the aggregate Notes underlying the aggregate Applicable Ownership Interests in Notes that are components of Corporate Units, along with any Separate Notes, the holders of which have elected to participate in such remarketing pursuant to the Indenture and Section 5.03(d) below, during an Early Remarketing Period selected by the Company

(each date during such Early Remarketing Period, an “Early Remarketing Date”).
     (ii) (A) If the Company elects to conduct an Early Remarketing on an Early Remarketing Date, by 11:00 a.m. (New York City time) on the Business Day immediately preceding the first day of the related Early Remarketing Period, the Purchase Contract Agent shall notify in writing the Remarketing Agent(s) of the aggregate principal amount of Notes underlying the Pledged Applicable Ownership Interests in Notes that are a part of the Corporate Units to be remarketed, and the Custodial Agent shall notify in writing the Remarketing Agent(s) of the aggregate principal amount of Separate Notes (if any) to be remarketed pursuant to clause (d) of Section 5.03 below. Pursuant to the Remarketing Agreement, upon receipt of such notices from the Purchase Contract Agent and the Custodial Agent, the Remarketing Agent(s) will use its reasonable efforts to remarket such Notes at the applicable Remarketing Price. If the Remarketing Agent(s) is unsuccessful on the first Early Remarketing Date during such Early Remarketing Period, a subsequent Remarketing shall be attempted (unless impracticable) by the Remarketing Agent(s) on each of the two following Early Remarketing Dates in that Early Remarketing Period until a Successful Early Remarketing (as hereinafter defined) occurs. If the Remarketing Agent(s) is able to remarket such Notes for at least the applicable Remarketing Price (a “Successful Early Remarketing”), the Collateral Agent shall cause the Securities Intermediary to transfer to the Remarketing Agent(s) the remarketed Notes underlying the Pledged Applicable Ownership Interests in Notes upon confirmation of deposit to the Collateral Account of proceeds of such Successful Early Remarketing attributable to such Notes, and the Custodial Agent shall transfer the remarketed Separate Notes to the Remarketing Agent(s) upon confirmation of receipt of proceeds of such Successful Early Remarketing attributable to such Separate Notes. Settlement shall occur on the Remarketing Settlement Date. Upon deposit in the Collateral Account of such proceeds, the Collateral Agent shall (1) instruct the Securities Intermediary to apply an amount equal to the Remarketing Treasury Portfolio Purchase Price to purchase the Remarketing Treasury Portfolio from the Quotation Agent (the amount and issue of the U.S. Treasury securities (or principal or interest strips thereof) constituting the Remarketing Treasury Portfolio to be determined by the Remarketing Agent(s)), (2) credit to the Collateral Account the Applicable Ownership Interests in the Remarketing Treasury Portfolio, and (3) promptly remit any remaining portion of such proceeds to the Purchase Contract Agent for payment to the Holders of Corporate Units, whereupon the Purchase Contract Agent shall make such payment on the Remarketing Settlement Date to the Holders pro rata in accordance with their respective interests. With respect to any Separate Notes remarketed, the Custodial Agent shall remit such proceeds of the Successful Early

Remarketing received from the Remarketing Agent(s) to Holders of such Separate Notes.
     (B) In connection with any Successful Early Remarketing, solely with respect to Separate Notes that were not remarketed in such Remarketing, any then-outstanding Deferred Interest (including compounded interest thereon) will be paid to the Holders of such Separate Notes on the immediately following scheduled Interest Payment Date, at the Company’s election, in Cash or by issuing Additional Notes to the Holders of such Separate Notes in accordance with the Indenture in principal amount equal to the amount of such Deferred Interest (including compounded interest thereon).
     (iii) Following the occurrence of a Successful Early Remarketing, the Applicable Ownership Interests in the Remarketing Treasury Portfolio (as specified in clause (i) of each paragraph of such term) will be substituted as Collateral for the Pledged Applicable Ownership Interests in Notes and will be held by the Collateral Agent in accordance with the terms hereof to secure the Obligation of each Holder of Corporate Units, and the Holders of Corporate Units and the Collateral Agent shall have such security interests, rights and obligations with respect to the Applicable Ownership Interests in the Remarketing Treasury Portfolio (as defined in clause (i) of each paragraph of such term) as the Holder of Corporate Units and the Collateral Agent had in respect of the Pledged Applicable Ownership Interests in Notes, subject to the Pledge thereof. Any reference in this Agreement or the Certificates to the Pledged Applicable Ownership Interests in Notes shall thereupon be deemed to be a reference to such Applicable Ownership Interests in the Remarketing Treasury Portfolio (as defined in clause (i) of each paragraph of such term). The Company may cause to be made in any Corporate Units Certificates thereafter to be issued such change in phraseology and form (but not in substance) as may be appropriate to reflect the substitution of the Applicable Ownership Interests in the Remarketing Treasury Portfolio (as defined in clause (i) of each paragraph of such term) for the Pledged Applicable Ownership Interests in Notes as Collateral.
     (iv) If, in spite of its reasonable efforts, the Remarketing Agent(s) cannot remarket the Notes as set forth above on each of the three Early Remarketing Dates comprising any Early Remarketing Period (other than to the Company) at a price not less than the applicable Remarketing Price or a condition precedent set forth in the Remarketing Agreement is not fulfilled, the Early Remarketing will be deemed to have failed (a “Failed Early Remarketing”). Promptly after a Failed Early Remarketing, the Custodial Agent will return Separate Notes to the appropriate Holders.

     (v) The Company will pay the Remarketing Fee in connection with any Successful Early Remarketing unless the Company directs the Remarketing Agent(s) to include such fee in the Remarketing Price and the Remarketing Agent(s) is able to remarket the Notes for an amount which includes the Remarketing Fee. In any such case, the Remarketing Agent(s) may deduct the applicable Remarketing Fee from any amount of the proceeds from the Successful Early Remarketing in excess of the Remarketing Treasury Portfolio Purchase Price, and the Remarketing Agent(s) shall then remit any remaining portion of such proceeds for the benefit of the Holders whose Notes were remarketed. Holders whose Notes underlying the Pledged Applicable Ownership Interests in Notes that are a part of the Successful Early Remarketing will not otherwise be responsible for the payment of any Remarketing Fee.
     (vi) During any Remarketing occurring during the Early Remarketing Period, the Company has the right to postpone such Remarketing in the Company’s absolute discretion.
     Section 5.03. Cash Settlement; Final Remarketing; Payment of Purchase Price. (a) (i) Unless (1) a Termination Event has occurred, (2) a Special Event Redemption has occurred or will occur prior to the Purchase Contract Settlement Date, (3) a Holder effects an Early Settlement or a Fundamental Change Early Settlement of the underlying Purchase Contract or (4) a Successful Early Remarketing has occurred, each Holder of Corporate Units shall have the right to satisfy such Holder’s Obligations on the Purchase Contract Settlement Date in cash (a “Cash Settlement”). Each Holder of Corporate Units who intends to pay in cash to satisfy such Holder’s Obligations under the Purchase Contract on the Purchase Contract Settlement Date must notify the Purchase Contract Agent by presenting and surrendering at the offices of the Purchase Contract Agent (1) the Certificate evidencing the Corporate Units (if they are in certificated form) or the related Book-Entry Interests, and (2) the form of “Notice of Cash Settlement” substantially in the form of Exhibit E hereto completed and executed as indicated on or prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date. Corporate Units Holders may only effect such a Cash Settlement pursuant to this Section 5.03(a) in integral multiples of 20 Corporate Units.
     (ii) A Holder of a Corporate Unit who has so notified the Purchase Contract Agent of his intention to effect a Cash Settlement in accordance with Section 5.03(a)(i) above shall pay the Purchase Price to the Securities Intermediary for deposit in the Collateral Account prior to 11:00 a.m. (New York City time) on the sixth Business Day immediately preceding the Purchase Contract Settlement Date, in lawful money of the United States by certified or cashiers check or wire transfer in immediately available funds payable to or upon the order of the Securities Intermediary.

     (iii) If a Holder of a Corporate Unit fails to notify the Purchase Contract Agent of its intention to make a Cash Settlement in accordance with Section 5.03(a)(i), or does notify the Purchase Contract Agent as provided in Section 5.03(a)(i) of its intention to pay the Purchase Price in cash but fails to make such payment as required by Section 5.03(a)(ii), such Holder shall be deemed to have consented to the disposition of the Notes underlying the Pledged Applicable Ownership Interests in Notes pursuant to any Remarketing occurring in the Final Remarketing Period as described in Section 5.03(b) below.
     (iv) Promptly after 4:00 p.m. (New York City time) on the Business Day preceding the first day of the Final Remarketing Period, the Purchase Contract Agent, based on notices received by the Purchase Contract Agent pursuant to Section 5.03(a)(i) hereof and notice from the Securities Intermediary regarding cash received by it prior to such time, shall notify the Collateral Agent of the aggregate number of Notes to be remarketed in any Remarketing occurring in the Final Remarketing Period in a notice substantially in the form of Exhibit J hereto.
     (v) Upon (1) receipt by the Collateral Agent of a notice from the Purchase Contract Agent after the receipt by the Purchase Contract Agent of a notice from a Holder of Corporate Units that such Holder has elected, in accordance with Section 5.03(a)(i), to effect a Cash Settlement and (2) the payment by such Holder of the Purchase Price in accordance with Section 5.03(a)(ii) above, then the Collateral Agent shall:
     (A) instruct the Securities Intermediary promptly to invest any such Cash in Permitted Investments consistent with the instructions of the Company as provided for below in this Section 5.03(a)(v);
     (B) release from the Pledge the Notes underlying the Applicable Ownership Interest in Notes related to the Corporate Units as to which such Holder has effected a Cash Settlement; and
     (C) instruct the Securities Intermediary to Transfer all such Notes to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby, whereupon the Purchase Contract Agent shall Transfer such Notes in accordance with written instructions provided by the Holder thereof or, if no such instructions are given to the Purchase Contract Agent by the Holder, the Purchase Contract Agent shall hold such Notes, and any interest payment thereon, in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder until the expiration of the time period specified in the relevant abandoned property laws of the state where such Notes and interest payments thereon, if any, are held.

The Company shall instruct the Collateral Agent in writing as to the type of Permitted Investments in which any such Cash shall be invested; provided, however, that if the Company fails to deliver such written instructions by 10:30 a.m. (New York City time) on the day such Cash is received by the Collateral Agent or to be reinvested by the Securities Intermediary, the Collateral Agent shall instruct the Securities Intermediary to invest such Cash in the Permitted Investments of the type described in clause (6) of the definition of Permitted Investments which have been designated by the Company in writing from time to time in a standing instruction to the Collateral Agent which shall be effective until revoked or superseded. In no event shall the Collateral Agent or Securities Intermediary be liable for the selection of Permitted Investments or for investment losses incurred thereon. The Collateral Agent and Securities Intermediary shall have no liability in respect of losses incurred as a result of the failure of the Company to provide timely written investment direction.
     Upon maturity of the Permitted Investments on the Purchase Contract Settlement Date, the Collateral Agent shall, and is hereby authorized to, (A) instruct the Securities Intermediary to remit to the Company on the Purchase Contract Settlement Date such portion of the proceeds of such Permitted Investments as is equal to the aggregate Purchase Price under all Purchase Contracts in respect of which Cash Settlement has been affected as provided in this Section 5.03 to the Company on the Purchase Contract Settlement Date, and (B) release any amounts in excess of such amount earned from such Permitted Investments to the Purchase Contract Agent for distribution to the Holders who have effected Cash Settlement, pro rata in proportion to the amount paid by such Holders under Section 5.03(a)(ii) above, as adjusted to reflect the period of time that each such Holder’s cash was invested in such Permitted Investments.
     (b) (i) Unless a Termination Event has occurred or a Successful Early Remarketing or Special Event Redemption has occurred or will occur, in each case, prior to the Purchase Contract Settlement Date, in order to dispose of the Notes underlying Pledged Applicable Ownership Interests in Notes of any Holders of Corporate Units who have not notified the Purchase Contract Agent of their intention to effect a Cash Settlement as provided in Section 5.03(a)(i) above, or who have so notified the Purchase Contract Agent but failed to make such payment as required by Section 5.03(a)(ii) above, in each case along with any Separate Notes, the holders of which have elected to participate in a Final Remarketing pursuant to clause (d) below, the Company shall engage the Remarketing Agent(s) pursuant to the Remarketing Agreement to remarket such Notes on any date or dates selected by the Company during the Final Remarketing Period (each such date, a “Final Remarketing Date”). The Purchase Contract Agent, based on the notices specified pursuant to Section 5.03(a)(iv), shall notify the Remarketing Agent(s) in writing, promptly after 4:00 p.m. (New York City time) on the Business Day immediately preceding the first day of the Final Remarketing Period, of the aggregate principal amount of Notes attributable to the Pledged Applicable Ownership Interests in Notes that are to be remarketed.

Concurrently, the Custodial Agent, based on the notices specified in clause (d) below, will notify the Remarketing Agent(s) in writing of the aggregate principal amount of Separate Notes to be remarketed in any Remarketing to occur in the Final Remarketing Period. Upon receipt of notice from the Purchase Contract Agent as set forth in this Section 5.03(b)(i) and notice of the Separate Notes (if any) from the Custodial Agent as set forth in this Section 5.03(b)(i), the Remarketing Agent(s) shall, on the Remarketing Date or Dates in the Final Remarketing Period, use reasonable efforts to remarket, as provided in the Remarketing Agreement, such Notes and such Separate Notes at the applicable Remarketing Price.
     (ii) (A) If the Remarketing Agent(s) is able to remarket such Notes and Separate Notes (if any) for at least the applicable Remarketing Price in any Final Remarketing (other than to the Company) in accordance with the Remarketing Agreement (a “Successful Final Remarketing”), the Collateral Agent shall cause the Securities Intermediary to transfer to the Remarketing Agent(s) the remarketed Notes underlying the Pledged Applicable Ownership Interests in Notes upon confirmation of deposit to the Collateral Account of proceeds of such Successful Final Remarketing attributable to such Notes, and the Custodial Agent shall transfer the remarketed Separate Notes to the Remarketing Agent(s) upon confirmation of receipt of proceeds of such Successful Final Remarketing attributable to such Separate Notes. Settlement shall occur on the Remarketing Settlement Date. Upon deposit in the Collateral Account of such proceeds, the Collateral Agent shall, on the Purchase Contract Settlement Date, in consultation with the Purchase Contract Agent, instruct the Securities Intermediary to remit a portion of such proceeds equal to the aggregate principal amount of such Notes (plus all accrued and unpaid deferred interest, including compounded interest thereon) to satisfy in full the Obligations of Holders of Corporate Units to pay the Purchase Price for the shares of Common Stock under the related Purchase Contracts, and promptly remit the balance of such proceeds to the Purchase Contract Agent for payment to the Holders of Corporate Units, whereupon the Purchase Contract Agent shall make such payment on the Purchase Contract Settlement Date pro rata in accordance with their respective interests. With respect to any Separate Notes remarketed, the Custodial Agent shall remit such proceeds of the Successful Final Remarketing received from the Remarketing Agent(s) pro rata to Holders of such Separate Notes.
     (B) In connection with any Successful Final Remarketing, solely with respect to Separate Notes that were not remarketed in such Remarketing, any then-outstanding Deferred Interest (including compounded interest thereon) will be paid to the Holders of such Separate Notes on the Purchase Contract Settlement Date, at the Company’s election, in Cash or by issuing

Additional Notes in accordance with the Indenture to the holders of such Separate Notes in principal amount equal to the amount of such Deferred Interest (including compounded interest thereon).
     (iii) If, in spite of its reasonable efforts, the Remarketing Agent(s) cannot remarket the Notes during the Final Remarketing Period at a price not less than the applicable Remarketing Price (other than to the Company) or a condition precedent set forth in the Remarketing Agreement is not fulfilled, the remarketing will be deemed to have failed (a “Failed Final Remarketing”). Following a Failed Final Remarketing, as of the Purchase Contract Settlement Date, each Holder of any Pledged Applicable Ownership Interests in Notes, unless such Holder has (A) provided written notice in substantially the form of Exhibit M hereto of its intention to settle the related Purchase Contract with separate cash and (B) surrendered the Certificate evidencing the Corporate Units (if they are in certificated form) or the related Book-Entry Interests, to the Purchase Contract Agent prior to 11:00 a.m. (New York City time) on the second Business Day immediately preceding the Purchase Contract Settlement Date and on or prior to 4:00 p.m. (New York City time) on the Business Day immediately preceding the Purchase Contract Settlement Date delivered the Purchase Price to the Securities Intermediary for deposit in the Collateral Account in lawful money of the United States by certified or cashiers check or wire transfer in immediately available funds payable to or upon the order of the Securities Intermediary (which settlement may only be effected in integral multiples of 20 Corporate Units), shall be deemed to have exercised such Holder’s Put Right with respect to the Notes underlying such Pledged Applicable Ownership Interests in Notes and to have elected to have a portion of the Proceeds of the Put Right set-off against such Holder’s obligation to pay the aggregate Purchase Price for the shares of Common Stock to be issued under the related Purchase Contracts in full satisfaction of such Holders’ Obligations under such Purchase Contracts. Following such set-off, each such Holder’s Obligations, including to pay the Purchase Price for the shares of Common Stock, will be deemed to be satisfied in full, and the Collateral Agent shall cause the Securities Intermediary to release the Notes underlying such Pledged Applicable Interests in Notes from the Collateral Account and shall promptly transfer such Notes to the Company. Thereafter, the Collateral Agent shall promptly remit the remaining portion of the Proceeds of the Holder’s exercise of the Put Right in excess of the aggregate Purchase Price for the shares of Common Stock to be issued under such Purchase Contracts to the Purchase Contract Agent for payment to the Holder of the Corporate Units to which such Applicable Ownership Interests in Notes relate. Upon (x) receipt by the Collateral Agent of a notice from the Purchase Contract Agent in substantially the form of Exhibit N hereto promptly after the receipt by the Purchase Contract Agent of a notice from a Holder of Corporate Units that such

Holder has elected, in accordance with this Section 5.03(b)(iii), to settle the related Purchase Contract with separate cash and (y) payment by such Holder to the Securities Intermediary of the Purchase Price in accordance with the first sentence of this Section 5.03(b)(iii), in lieu of exercise of such Holder’s Put Right, the Securities Intermediary shall give the Purchase Contract Agent notice of the receipt of such payment in substantially the form of Exhibit O hereto and shall (A) promptly invest the separate cash received in Permitted Investments consistent with the instructions of the Company as provided in Section 5.03(a)(v) with respect to Cash Settlement, (B) promptly release from the Pledge the Notes underlying the Applicable Ownership Interest in Notes related to the Corporate Units as to which such Holder has paid such separate cash and (C) promptly Transfer all such Notes to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby, whereupon the Purchase Contract Agent shall Transfer such Notes in accordance with written instructions provided by the Holder thereof or, if no such instructions are given to the Purchase Contract Agent by the Holder, the Purchase Contract Agent shall hold such Notes, and any interest payment thereon, in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder until the expiration of the time period specified in the relevant abandoned property laws of the state where such Notes and interest payments thereon, if any, are held. Upon maturity of the Permitted Investments on the Purchase Contract Settlement Date, the Collateral Agent shall, and is hereby authorized to, (A) instruct the Securities Intermediary to remit to the Company on the Purchase Contract Settlement Date such portion of the proceeds of such Permitted Investments as is equal to the aggregate Purchase Price under all Purchase Contracts in respect of which separate cash has been paid as provided in this Section 5.03(b)(iii) to the Company on the Purchase Contract Settlement Date, and (B) release any amounts in excess of such amount earned from such Permitted Investments to the Purchase Contract Agent for distribution to the Holders who have paid such separate cash pro rata in proportion to the amount paid by such Holders under this Section 5.03(b)(iii).
     (iv) For the avoidance of doubt, nothing in this Section 5.03(b)(iv) shall prevent holders of Separate Notes from exercising their Put Right after a Failed Final Remarketing.
     (v) The Company will pay the Remarketing Fee in connection with any Successful Final Remarketing unless the Company directs the Remarketing Agent(s) to include such fee in the Remarketing Price and the Remarketing Agent(s) is able to remarket the Notes for an amount which includes the Remarketing Fee. In any such case, the Remarketing Agent(s) may deduct the applicable Remarketing Fee from any amount of the proceeds from the Successful Final Remarketing in excess of the aggregate principal amount of Notes (plus all accrued and unpaid Deferred Interest, including compounded interest thereon) underlying the Pledged Applicable Ownership Interests in Notes and Separate Notes to be remarketed in such Successful Final Remarketing, and the Remarketing Agent(s) shall then remit any remaining portion of such proceeds for the benefit of the Holders. Holders whose Notes underlying the Pledged Applicable Ownership Interests in Notes that are a part of the Successful Final Remarketing will not otherwise be responsible for the payment of any Remarketing Fee.
     (vi) For the avoidance of doubt, during the Final Remarketing Period, the Company may not postpone the Remarketing for any reason.
     (vii) For the avoidance of doubt, the right of each holder of the Notes underlying the aggregate Applicable Ownership Interests in Notes that are components of Corporate Units and the Separate Notes, the holders of which have elected to participate in any Remarketing, to have such Notes remarketed and sold on any Remarketing Date shall be subject to the conditions that (A) (1) the Remarketing Agent(s) conducts an Early Remarketing, or (2) in the case of a Final Remarketing, that no Successful Early Remarketing has occurred, each pursuant to the terms of this Agreement, (B) a Termination Event has not occurred prior to such Remarketing Date, (C) the Remarketing Agent(s) is able to find a purchaser or purchasers for such Notes at the applicable Remarketing Price based on the Reset Rate, and (D) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent(s) as and when required.
     (c) The Company will announce any Remarketing on the sixth Business Day immediately preceding the first Remarketing Date of any Early Remarketing Period. For the Final Remarketing Period, the Company will announce the Remarketing on the third Business Day immediately preceding the first Remarketing Date of the Final Remarketing Period. Each such announcement (each, a “Remarketing Announcement”) on each such date (each, a “Remarketing Announcement Date”) shall specify:
     (i) (A) if the Remarketing Announcement relates to a Remarketing to occur during an Early Remarketing Period, that the Notes may be remarketed on any or all of the sixth, seventh or eighth Business Days following the Remarketing Announcement Date, or (B) if the Remarketing Announcement relates to a Remarketing to occur during the Final Remarketing Period, that the Notes may be remarketed on any or all of the third, fourth or fifth Business Days following the Remarketing Announcement Date;
     (ii) the “Reset Effective Date,” which (A) if the Remarketing Announcement relates to a Remarketing to occur during any Early

Remarketing Period, shall mean the third Business Day following the date of a Successful Remarketing, unless the Remarketing is successful within five Business Days of the next succeeding Interest Payment Date on the Notes in which case such Payment Date will be the Reset Effective Date, or (B) if the Remarketing Announcement relates to a Remarketing to occur during the Final Remarketing Period, shall mean June 15, 2012 if there is a Successful Remarketing;
     (iii) that the Reset Rate, Interest Payment Dates for the Notes, maturity date of the Notes, optional redemption terms applicable to the Notes, if any, and any modifications to the Events of Default for the Notes (as defined in the Supplemental Indenture), if any, will be established on the date of the Successful Remarketing and effective on and after the Reset Effective Date and that, upon a Successful Remarketing, the ranking of the Notes will change such that the Notes will rank equally with all of the Company’s existing and future unsecured and unsubordinated obligations and the interest deferral provisions of the Notes will be removed.
     (iv) (A) if the Remarketing Announcement relates to a Remarketing to occur during the Early Remarketing Period, that the Reset Rate will equal the Coupon Rate that will enable the Notes to be remarketed at a price equal to the sum of the Remarketing Treasury Portfolio Purchase Price and the Separate Notes Purchase Price and, at the Company’s option, the applicable Remarketing Fee, or (B) if the Remarketing Announcement relates to a Remarketing to occur during the Final Remarketing Period, that the Reset Rate will equal the Coupon Rate that will enable the Notes to be remarketed at a price equal to 100% of their aggregate principal amount, plus all accrued and unpaid Deferred Interest (including compounded interest thereon), if any, on the Notes being remarketed, plus, at the Company’s option, the applicable Remarketing Fee; and
     (v) the range of possible Remarketing Fees.
     The Company will cause each Remarketing Announcement to be published on the Remarketing Announcement Date by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service. In addition, the Company will request, not later than 10 Business Days prior to each Remarketing Announcement Date, that the Depositary notify its participants holding Notes, Corporate Units and Treasury Units of the Remarketing. If required, the Company will use its commercially reasonable efforts to ensure that a Registration Statement with respect to the full principal amount of the Notes to be remarketed is effective such that the Remarketing Agent(s) may rely on it in connection with the Remarketing process. If a Successful Remarketing occurs on a Remarketing Date, the Company will request the Depositary to notify its participants holding Notes of the Reset Rate, interest payment dates, maturity date, ranking, optional redemption terms established, if any, and any modifications to the Events of Default for the Notes (as defined in the Supplemental Indenture), if any, for the Notes during the Remarketing on the Business Day following the date of the Successful Remarketing. If there is a Failed Remarketing, the Company will cause a notice of the unsuccessful Remarketing to be published on the Business Day following the Applicable Remarketing Period (which notice, in the event of a Failed Final Remarketing, shall be published not later than 9:00 a.m., New York City time, and shall include the procedures that must be followed if a Holder of Notes wishes to exercise its Put Right), in each case, by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.
     (d) Prior to 4:00 p.m. (New York City time) on the second Business Day immediately preceding the first day of the Applicable Remarketing Period, but no earlier than the fifth Business Day immediately preceding such date, holders of Separate Notes may elect to have their Separate Notes remarketed in all Remarketings to occur in the Applicable Remarketing Period under the Remarketing Agreement by delivering their Separate Notes, along with a notice of such election, substantially in the form of Exhibit K attached hereto, to the Custodial Agent. After such time, such election shall become an irrevocable election to have such Separate Notes remarketed in all Remarketings to occur in the Applicable Remarketing Period. The Custodial Agent shall hold the Separate Notes in an account separate from the Collateral Account in which the Notes underlying the Pledged Applicable Ownership Interests in Notes shall be held. Holders of Separate Notes electing to have their Separate Notes remarketed will also have the right to withdraw that election by written notice to the Custodial Agent, substantially in the form of Exhibit L hereto, on or prior to 4:00 p.m. (New York City time) on the second Business Day immediately preceding the first day of the Early Remarketing Period, and following such notice the Custodial Agent shall return such Separate Notes to such holder.
     (e) The Company agrees to use its commercially reasonable efforts to ensure that, if required by applicable law, a registration statement, including a prospectus, under the Securities Act with regard to the full amount of the Notes to be remarketed in each Remarketing in each case in a form that may be used by the Remarketing Agent(s) in connection with such Remarketing shall be effective with the Securities and Exchange Commission.
     (f) In the case of a Treasury Unit or a Corporate Unit (if Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Notes as a component of such Corporate Unit), if the Pledged Treasury Securities or the appropriate Pledged Applicable Ownership Interests in the Treasury Portfolio held by the Securities Intermediary mature during the period from, and including, the fifth Business Day immediately preceding the Purchase Contract Settlement Date to, and including, the Business Day immediately preceding the Purchase Contract Settlement Date, the principal amount of the Treasury Securities or the appropriate Pledged Applicable Ownership Interests in the Treasury Portfolio received by the Securities Intermediary shall be invested promptly in Permitted Investments of the type described in clause (6) of the definition of Permitted Investments, which have been designated by the Company in writing from time to time in a standing instruction to the Securities Intermediary which shall be effective until revoked or superseded. On the Purchase Contract Settlement Date, an amount equal to the Purchase Price, less the amount of any deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) payable to such Holders, for all related Purchase Contracts shall be remitted to the Company as payment of such Holder’s Obligations under such Purchase Contracts without receiving any instructions from the Holder. In the event the sum of the Proceeds from either the related Pledged Treasury Securities or the related Pledged Applicable Ownership Interests in the Treasury Portfolio and the Proceeds from such Permitted Investments is in excess of the aggregate Purchase Price, less the amount of any deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) payable to such Holders, the Collateral Agent shall cause the Securities Intermediary to distribute such excess, when received by the Securities Intermediary, to the Purchase Contract Agent for the benefit of the Holder of the related Treasury Units or Corporate Units, as applicable.
     (g) The obligations of the Holders to pay the Purchase Price are non-recourse obligations and, except to the extent satisfied by Early Settlement, Fundamental Change Early Settlement or Cash Settlement or terminated upon a Termination Event, are payable solely out of the proceeds of any Collateral pledged to secure the obligations of the Holders, and in no event will Holders be liable for any deficiency between the proceeds of the disposition of Collateral and the Purchase Price.
     Section 5.04. Issuance of Shares of Common Stock. Unless a Termination Event, an Early Settlement or a Fundamental Change Early Settlement shall have occurred, subject to Section 5.05(b), on the Purchase Contract Settlement Date upon receipt of the aggregate Purchase Price payable on all Outstanding Units in accordance with Section 5.03 above, the Company shall issue and deposit with the Purchase Contract Agent, for the benefit of the Holders of the Outstanding Units, one or more certificates representing newly issued shares of Common Stock registered in the name of the Purchase Contract Agent (or its nominee) as custodian for the Holders (such certificates for shares of Common Stock, together with any dividends or distributions for which a record date and payment date for such dividend or distribution has occurred after the Purchase Contract Settlement Date, being hereinafter referred to as the “Purchase Contract Settlement Fund”) to which the Holders are entitled hereunder.
     Subject to the foregoing, upon surrender of a Certificate to the Purchase Contract Agent on or after the Purchase Contract Settlement Date, Early Settlement Date or Fundamental Change Early Settlement Date, as the case may be, together with settlement instructions thereon duly completed and executed, the Holder of such Certificate shall be entitled to receive forthwith in exchange therefor a certificate representing that number of newly issued whole shares of Common Stock which such Holder is entitled to receive pursuant to the provisions of this Article 5 (after taking into account all Units then held by such Holder), together with cash in lieu of fractional shares as provided in Section 5.09 and any dividends or distributions with respect to such shares constituting part of the Purchase Contract Settlement Fund, but without any interest thereon, and the Certificate so surrendered shall forthwith be cancelled. Such shares shall be registered in the name of the Holder or the Holder’s designee as specified in the settlement instructions provided by the Holder to the Purchase Contract Agent. If any shares of Common Stock issued in respect of a Purchase Contract are to be registered in the name of a Person other than the Person in whose name the Certificate evidencing such Purchase Contract is registered (but excluding any Depositary or nominee thereof), no such registration shall be made unless and until the Person requesting such registration has paid any transfer and other taxes (including any applicable stamp taxes) required by reason of such registration in a name other than that of the registered Holder of the Certificate evidencing such Purchase Contract or has established to the satisfaction of the Company that such tax either has been paid or is not payable.
     Section 5.05. Adjustment of each Fixed Settlement Rate. (a) Each Fixed Settlement Rate shall be adjusted (without duplication) if certain events occur:
     (i) In the event of an issuance of Common Stock as a dividend or other distribution to all holders of the Common Stock or as a result of a subdivision or combination of the Common Stock, each Fixed Settlement Rate in effect at the opening of business on the record date for such dividend or other distribution shall be adjusted based on the following formula:
SR1 =SR0 X (OS1 / OS0)
where,

SR0	=	the Fixed Settlement Rate in effect immediately prior to the close of business on the record date for such dividend or distribution or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be;

SR1	=	the Fixed Settlement Rate in effect immediately after the close of business on such record date or such effective date, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on such record date or such effective date, as the case may be, in each case, prior to giving effect to such event; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event.
Such adjustment shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision or combination. If any dividend or distribution of the type described in this Section 5.05(a)(i) is declared but not so paid or made, or the outstanding shares of Common Stock are not subdivided or combined, as the case may be, the Fixed Settlement Rates shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or subdivided or combine the outstanding shares of Common Stock, as the case may be, to the Fixed Settlement Rates that would then be in effect if such dividend, distribution, subdivision or combination had not been declared or announced.
          (ii) In the event of an issuance to all holders of the Common Stock rights, options or warrants (other than pursuant to any dividend reinvestment or share purchase plans) entitling them to subscribe for or purchase shares of Common Stock for a period expiring 45 days or less from the date of issuance of such rights, options or warrants at a price per share of Common Stock less than the Current Market Price on the record date for such issuance, each Fixed Settlement Rate shall be increased based on the following formula:
SR1 = SR0 X (OS0+X) / (OS0+Y)
where,

SR0	=	the Fixed Settlement Rate in effect immediately prior to the close of business on the record date for such issuance;

SR1	=	the Fixed Settlement Rate in effect immediately after the close of business on such record date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the record date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the aggregate price payable to exercise such rights, options or warrants divided by the average of the Closing Price of the Common Stock over each of the ten consecutive Trading Days immediately preceding, but excluding, the announcement of the issuance of such rights, options or warrants.
Such adjustment shall be successively made whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the record date for such dividend or distribution. The Company shall not issue any such rights, options or warrants in respect of shares of the Common Stock held in treasury by the Company. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Fixed Settlement Rates shall be readjusted to the Fixed Settlement Rates that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Fixed Settlement Rates shall again be adjusted to be the Fixed Settlement Rates that would then be in effect if such record date for such dividend or distribution had not occurred.
     In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than the average of the Closing Price of the Common Stock over each of the ten (10) Trading Days immediately preceding, but excluding, the announcement of the relevant issuance of rights, options or warrants, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors. In no event shall the Fixed Settlement Rates be decreased pursuant to this Section 5.05(a)(ii).
     (iii) (1) In the event of a dividend or distribution to all holders of Common Stock of shares of Company’s capital stock (other than Common Stock), rights to acquire the Company’s capital stock or evidences of its indebtedness or the Company’s assets (excluding any dividend, distribution or issuance referred to in paragraph (a)(i) of this Section 5.05, any rights, options, warrants or other securities referred to in paragraph (a)(ii) of this Section 5.05, any dividend or distribution paid exclusively in cash referred to in paragraph (a)(iv) of this Section 5.05, and any dividend, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in the next subparagraph), each Fixed Settlement Rate shall be increased based on the following formula:

SR1 = SR0 x SP0 / (SP0 - FMV)
where,

SR0	=	the Fixed Settlement Rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

SR1	=	the Fixed Settlement Rate in effect immediately after the close of business on such record date;

SP0	=	the Current Market Price of the Common Stock as of the record date for such dividend or distribution; and

FMV	=	the fair market value (as determined in good faith by the Board of Directors, whose good faith determination will be conclusive), on the record date for such dividend or distribution, of the shares of capital stock, rights to acquire capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock.
Such adjustment shall become effective immediately after to the close of business on the record date for such distribution; provided that if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder of Units shall receive on the date on which such shares of the Company’s capital stock, rights to acquire the Company’s capital stock, evidences of its indebtedness or the Company’s assets are distributed to holders of Common Stock, for each $50 Stated Amount of Units, the amount of such securities or assets such Holder of Units would have received had such Holder owned a number of shares of Common Stock equal to the Maximum Settlement Rate on the record date for such distribution. If such distribution is not so paid or made, the Fixed Settlement Rates shall again be adjusted to be the Fixed Settlement Rates that would then be in effect if such distribution had not been declared. If the Board of Directors determines “FMV” for purposes of this Section 5.05(a)(iii) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price.
     (2) In the case of a Spin-Off, each Fixed Settlement Rate will be increased based upon the following formula:
SR1 =SR0 x (FMV0 + MP0) / MP0
where,

SR0	=	the Fixed Settlement Rate in effect immediately prior to the end of the Valuation Period (as defined below);

SR1	=	the Fixed Settlement Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Closing Price of the capital stock or similar equity interests distributed to holders of the Common Stock applicable to one share of the Common Stock over each of the 10 consecutive Trading Days commencing on, and including, the third Trading Day immediately following the ex-dividend date for such dividend or distribution with respect to the Common Stock on the New York Stock Exchange or such other U.S. national or regional exchange or market that is at that time the principal exchange or market for the Common Stock (the “Valuation Period”); and

MP0	=	the average of the Closing Price of the Common Stock over the Valuation Period.
     The adjustment to each Fixed Settlement Rate under this subparagraph will occur on the last day of the Valuation Period; provided that if a Holder of Units elects to early settle the Purchase Contracts, or the Purchase Contract Settlement Date occurs, in either case, during the Valuation Period, references with respect to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the ex-dividend date of such Spin-Off and the date on which such holder elected its Early Settlement right, or the Business Day immediately preceding the Purchase Contract Settlement Date, as the case may be, in determining the applicable Fixed Settlement Rates. In no event shall the Fixed Settlement Rates be decreased pursuant to the first this Section 5.05(a)(iii).
     (iv) In case the Company shall make a distribution to all holders of the Common Stock consisting exclusively of cash (excluding (a) any regular, quarterly cash dividend on the Common Stock to the extent that the amount per share of the Common Stock does not exceed $0.2075 in the then current fiscal quarter (the “Dividend Threshold Amount”), (b) any cash that is distributed as part of a distribution referred to in paragraph (a)(iii) of this Section 5.05 above, and (c) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries referred to in paragraph (a)(v) of this Section 5.05 below, in which event, each Fixed Settlement Rate will be increased based on the following formula:

SR1 = SR0 X SP0 / (SP0 - C)
where,

SR0	=	the Fixed Settlement Rate in effect immediately prior to the close of business on the record date for such distribution;

SR1	=	the Fixed Settlement Rate in effect immediately after the close of business on such record date;

SP0	=	the Current Market Price as of the record date for such distribution; and

C	=	the excess of the amount in cash per share the Company distributes to holders of the Common Stock over the Dividend Threshold Amount.
     Such adjustment shall become effective immediately after the close of business on the record date for such distribution; provided that if “C” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder of Units shall have the right to receive on the date on which the relevant cash distribution is distributed to holders of Common Stock, for each $50 Stated Amount of Units, the amount of cash such Holder of Units would have received had such Holder owned a number of shares equal to the Maximum Settlement Rate on the record date for such distribution. If such distribution is not so paid or made, the Fixed Settlement Rates shall again be adjusted to be the Fixed Settlement Rates that would then be in effect if such distribution had not been declared.
     The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Fixed Settlement Rates are adjusted, but no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Fixed Settlement Rates pursuant to this paragraph (a)(iv) of this Section 5.05. For the avoidance of doubt, the Dividend Threshold Amount will be zero in the case of a cash dividend that is not a regular, quarterly dividend.
     (v) In the case that the Company or any one or more subsidiaries of the Company makes purchases of the Common Stock pursuant to a tender offer or exchange offer by the Company or one of its subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock validly tendered or exchanged exceeds the average of the Closing Price of the Common Stock over the 10 consecutive Trading Days commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the

“Offer Expiration Date”), in which event each Fixed Settlement Rate will be increased based on the following formula:
SR1 = SR0 X [(FMV + (SP1 X OS1)] / (SP1 X OS0)
where,

SR0	=	the Fixed Settlement Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Offer Expiration Date;

SR1	=	the Fixed Settlement Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Offer Expiration Date;

FMV	=	the fair market value (as determined in good faith by the Board of Directors, whose good faith determination will be conclusive), at the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Offer Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Offer Expiration Date (the “Purchased Shares”);

OS1	=	the number of shares of the Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) less any Purchased Shares;

OS0	=	the number of shares of the Common Stock outstanding at the Expiration Time, including any Purchased Shares; and

SP1	=	the average of the Closing Price of the Common Stock over each of the 10 consecutive Trading Days commencing on, and including, the Trading Day immediately following the Offer Expiration Date.
     The adjustment to each Fixed Settlement Rate under the preceding paragraph will occur at the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that if a Holder of Units elects to early settle the Purchase Contracts, or the Purchase Contract Settlement Date occurs, in either case, during the 10 Trading Days immediately following, and including, the Offer Expiration Date of any tender or exchange offer, references with respect to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Offer Expiration Date of such tender or exchange offer and the date on which such holder elected its Early Settlement right, or the Business Day immediately preceding the Purchase Contract Settlement Date, as the case may be, in determining the applicable Fixed Settlement Rates.
     For the purposes of this Section 5.05(a), “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
     For purposes of this Section 5.05(a) and the definition of “Current Market Price,” the term “ex-dividend date,” when used with respect to any issuance or distribution, will mean the first date on which the Common Stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.
     (vi) (1) If any adjustments are made to each Fixed Settlement Rate pursuant to this Section 5.05(a), an adjustment shall also be made to the Applicable Market Value solely to determine which of the clauses of the definition of Settlement Rate in Section 5.01(a) will apply on the Purchase Contract Settlement Date or any Fundamental Change Early Settlement Date. In addition, if any adjustment to the Fixed Settlement Rates becomes effective, or any ex-dividend date or record date for any issuance, dividend or distribution (relating to a required Fixed Settlement Rate adjustment) occurs, during the period beginning on, and including, (i) the open of business on a first Trading Day of the Observation Period or (ii) in the case of Early Settlement, the relevant Early Settlement Date and, in each case, ending on, and including, the date on which the Company delivers shares of Common Stock under the related Purchase Contract, the Company will make appropriate adjustments to the Fixed Settlement Rates and/or the number of shares of Common Stock deliverable upon settlement of the Purchase Contract, in each case, consistent with the anti-dilution adjustments set forth above in paragraphs (a)(i) to (a)(v) of this Section 5.05.
     (2) Each Fixed Settlement Rate will not be adjusted under paragraphs (a)(i) (but only with respect to stock dividends or distributions), (a)(ii), (a)(iii) and (a)(iv) above, if holders of the Corporate Units or Treasury Units participate, as a result of holding the Corporate Units or Treasury Units and at the same time as holders of the Common Stock, without having to settle the

Purchase Contracts forming a part of their Corporate Units or Treasury Units as if they held, per Purchase Contract, a number of shares of Common Stock equal to the Maximum Settlement Rate.
     (vii) All adjustments to the Fixed Settlement Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment to the Fixed Settlement Rate shall be required unless such adjustment would require an increase or decrease of at least one percent in one or both Fixed Settlement Rates; provided, that if any adjustment is not required to be made because it would not change one or both of the Fixed Settlement Rates by at least one percent, the adjustment shall be carried forward and taken into account in any subsequent adjustment; provided that effect shall be given to all adjustments under this Section 5.05(a) no later than the close of business on the Business Day immediately preceding the first Trading Day of the Observation Period (or, if earlier, the close of business on the Business Day immediately preceding the date on which the Fundamental Change Early Settlement Rate is determined).
     (viii) The Company may make such increases in each Fixed Settlement Rate, in addition to those required by this Section 5.05(a), as the Board of Directors considers advisable in order to avoid or diminish any income tax to any holders of the Company’s capital stock resulting from any dividend or distribution of the Company’s capital stock (or rights to acquire the Company’s capital stock) or from any event treated as such for income tax purposes or for any other reasons. The Company may only make such a discretionary adjustment if the Company makes the same proportionate adjustment to each Fixed Settlement Rate.
     (ix) If the Company hereafter adopts any shareholder rights plan involving the issuance of preference share purchase rights or other similar rights (the “Rights”) to all holders of the Common Stock, a Holder shall be entitled to receive upon settlement of any Purchase Contract, in addition to the shares of Common Stock issuable upon settlement of such Purchase Contract, the related Rights for the Common Stock, unless prior to such settlement, such Rights under the shareholder rights plan have separated from the Common Stock at the time of conversion, in which case each Fixed Settlement Rate shall be adjusted as provided in Section 5.05(a)(iii) on the date such Rights separate from the Common Stock, subject to readjustment in the event of the expiration, termination or redemption of the Rights.
     (b) (i) Subject to the provisions of Section 5.05(b)(ii), upon a Reorganization Event, each Unit shall thereafter, in lieu of a variable number of shares of Common Stock, be settled by delivery of a variable number of Exchange Property Units. An “Exchange Property Unit” represents the right to receive the kind and amount of securities, cash and other property receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distributions thereon that have a record date that is prior to the applicable Settlement Date) per share of Common Stock by a holder of Common Stock that is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property Unit that Holders of the Corporate Units or Treasury Units would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election. The number of Exchange Property Units to be delivered upon settlement of a Purchase Contract following the effective date of a Reorganization Event shall equal the Settlement Rate, subject to adjustment as provided in Section 5.05, determined as if the references to “shares of Common Stock” in Section 5.01(a)(i), (ii) and (iii) were to “Exchange Property Units.”
     In the event of such a Reorganization Event, the Person formed by such consolidation, or merger or the Person which acquires the assets of the Company shall execute and deliver to the Purchase Contract Agent an agreement supplemental hereto providing that the Holder of each Unit that remains Outstanding after the Reorganization Event (if any) shall have the rights provided by this Section 5.05(b). Such supplemental agreement shall provide for adjustments to the amount of any securities constituting all or a portion of an Exchange Property Unit which, for events subsequent to the effective date of such Reorganization Event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.05. The above provisions of this Section 5.05(b) shall similarly apply to successive Reorganization Events.
     (ii) At least twenty Business Days prior to the Purchase Contract Settlement Date, if a Fundamental Change occurs, then following such Fundamental Change a Holder of a Purchase Contract will have the right to accelerate and settle (“Fundamental Change Early Settlement”) such Purchase Contract, upon the conditions set forth below, on the Fundamental Change Early Settlement Date at the Fundamental Change Early Settlement Rate; provided that no Fundamental Change Early Settlement will be permitted pursuant to this Section 5.05(b)(ii) unless, at the time such Fundamental Change Early Settlement is effected, there is an effective Registration Statement with respect to any securities to be issued and delivered in connection with such Fundamental Change Early Settlement, if such a Registration Statement is required (in the view of counsel, which need not be in the form of a written opinion, for the

Company) under the Securities Act. If such a Registration Statement is so required, the Company covenants and agrees to use its commercially reasonable efforts to (x) have in effect a Registration Statement covering the Common Stock and other securities to be delivered in respect of the Purchase Contracts being settled and (y) provide a Prospectus in connection therewith, in each case in a form that may be used in connection with such Fundamental Change Early Settlement (it being understood that if there is a material business transaction or development with respect to the Company that has not yet been publicly disclosed, the Company shall not be required to file such registration statement or provide such a Prospectus and the right to effect a Fundamental Change Early Settlement will not be available, until the Company has publicly disclosed such transaction or development or have determined that such transaction or development does not prevent the Company from filing a Registration Statement or providing a Prospectus; provided that the Company will use its commercially reasonable efforts to make such disclosure or such determination, as applicable, as soon as it is commercially reasonable to do so). In the event that a Holder seeks to exercise its Fundamental Change Early Settlement right and a Registration Statement is required to be effective in connection with the exercise of such right but no such Registration Statement is then effective, the Holder’s exercise of such right shall be void unless and until such a Registration Statement shall be effective, but such Holder shall receive consideration calculated as described in this Section 5.05(b)(ii) when such Registration Statement becomes effective.
     Within fifteen Business Days of the Effective Date (as hereinafter defined) of a Fundamental Change (but in any case at least fifteen Business Days prior to the Purchase Contract Settlement Date), the Company shall provide written notice to Holders of Units of such completion of a Fundamental Change, which shall specify, among other things (i) a deadline by which each Holder’s Fundamental Change Early Settlement right must be exercised, (ii) a date (the “Fundamental Change Early Settlement Date”), which will be at least ten days after the date of the notice but no later than five Business Days prior to the Purchase Contract Settlement Date, on which settlement pursuant to this Section 5.05(b)(ii) at the Fundamental Change Early Settlement Date shall occur, (iii) the applicable Fundamental Change Early Settlement Rate and (iv) the amount (per share of Common Stock) of cash, securities and other consideration receivable by the Holder, including the amount of Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) receivable, upon settlement.
     Corporate Units Holders (unless Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Notes as a component of the Corporate Units) and Treasury Units Holders may only effect Fundamental Change Early Settlement pursuant to this Section 5.05(b)(ii) in integral multiples of 20 Corporate Units or Treasury Units, as the case may be. If Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Notes as a component of the Corporate Units, Corporate Units Holders may only effect Fundamental Change Early Settlement pursuant to this Section 5.05(b)(ii) in multiples of 800 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent(s) upon a Successful Remarketing of Notes, which number shall be provided to a Holder by the Company at the request of such Holder). Other than the provisions relating to timing of notice and settlement, which shall be as set forth above, the provisions of Section 5.01 shall apply with respect to a Fundamental Change Early Settlement pursuant to this Section 5.05(b)(ii).
     In order to exercise the right to effect Fundamental Change Early Settlement with respect to any Purchase Contracts, the Holder of the Certificate evidencing Units shall deliver to the Purchase Contract Agent, no later than 4:00 p.m., New York City time, on the third Business Day immediately preceding the Fundamental Change Early Settlement Date, such Certificate to the Purchase Contract Agent at the Corporate Trust Office in The City of New York, which is located at 101 Barclay Street, New York, New York 10286, duly endorsed for transfer to the Company or in blank with the form of Election to Settle Early on the reverse thereof duly completed and accompanied by payment (payable to the Company in immediately available funds) in an amount (the “Fundamental Change Early Settlement Amount”) equal to the sum of: (i) product of (A) the Stated Amount times (B) the number of Purchase Contracts with respect to which the Holder has elected to effect Fundamental Change Early Settlement in accordance with this Section 5.05.
     In the event that Units are held by or through DTC or another Depositary, the exercise of the right to effect Fundamental Change Early Settlement shall occur in conformity with the standing arrangements between DTC or such Depositary and the Purchase Contract Agent.
     Upon receipt of any such Certificate and payment of such funds, the Purchase Contract Agent shall pay the Company from such funds the related Purchase Price pursuant to the terms of the related Purchase Contracts, and notify the Collateral Agent that all the conditions necessary for a Fundamental Change Early Settlement by a Holder of Units have been satisfied pursuant to which the Purchase Contract Agent has received from such Holder, and paid to the Company as confirmed in writing by the Company, the related Purchase Price.
     Upon receipt by the Collateral Agent of the notice from the Purchase Contract Agent set forth in the preceding paragraph, the Collateral Agent shall release from the Pledge, (1) the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Pledged Applicable Ownership Interests in the Treasury Portfolio, in the case of a Holder of Corporate Units or (2) the Pledged Treasury Securities, in the case of a Holder of Treasury Units, in each case with a Value equal to the product of (x) the Stated Amount times (y) the number of Purchase Contracts as to which such Holder has elected to effect Fundamental Change Early Settlement, and shall instruct the Securities Intermediary to Transfer all such Pledged Applicable Ownership Interests in the Treasury Portfolio or Notes underlying Pledged Applicable Ownership Interests in Notes or Pledged Treasury Securities, as the case may be, to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby.
     If a Holder properly effects an effective Fundamental Change Early Settlement in accordance with the provisions of this Section 5.05(b)(ii), the Company will deliver (or will cause the Collateral Agent to deliver) to the Holder on the Fundamental Change Early Settlement Date for each Purchase Contract with respect to which such Holder has elected Fundamental Change Early Settlement:
     (A) the kind and amount of securities, cash and other property receivable upon such Fundamental Change by a Holder of the number of shares of Common Stock issuable on account of each Purchase Contract if the Purchase Contract Settlement Date had occurred immediately prior to such Fundamental Change (based on the Fundamental Change Early Settlement Rate in effect at such time), assuming such Holder of Common Stock is not a Constituent Person or an Affiliate of a Constituent Person to the extent such Fundamental Change provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates. If the Fundamental Change causes the outstanding shares of Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) and the Holder exercises the right to effect a Fundamental Change Early Settlement, the Company will deliver to the Holder on the Fundamental Change Early Settlement Date consideration in the types and amounts as is proportional to the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election;
     (B) any accrued and unpaid Contract Adjustment Payments (including any deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) with respect to such Purchase Contract to, but excluding, the Fundamental Change Early Settlement Date; and
     (C) the Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, related to each Unit with respect to which the Holder is effecting a Fundamental Change Early Settlement, free and clear of the Pledge created hereby; and

     (D) if so required under the Securities Act, a Prospectus as contemplated by this Section 5.05(b)(ii).
     The Corporate Units or the Treasury Units of the Holders who do not elect Fundamental Change Early Settlement in accordance with the foregoing will continue to remain outstanding and be subject to settlement on the Purchase Contract Settlement Date in accordance with the terms hereof.
     (iii) The “Fundamental Change Early Settlement Rate” will be determined by reference to the table below, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) in such Fundamental Change. If holders of Common Stock receive only cash in such Fundamental Change, the Stock Price will be the cash amount paid per share of the Common Stock. Otherwise, the Stock Price paid per share will be the average of the Closing Prices of the Common Stock on the five Trading Day period ending on the Trading Day immediately preceding the Effective Date of such Fundamental Change.
     The Stock Prices set forth in the first column of the table below and the number of shares of Common Stock in the table will be adjusted upon the occurrence of events requiring adjustments to the Fixed Settlement Rate pursuant to Section 5.05(a). The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable Fixed Settlement Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the same Fixed Settlement Rate as so adjusted. The number of shares of Common Stock in the table below will be adjusted in the same manner as the Fixed Settlement Rate as set forth in Section 5.05(a).
     The table below sets forth the Fundamental Change Early Settlement Rate per $50 Stated Amount of Units based on various hypothetical stock prices and effective dates:

	Effective Date
Stock Price	May 18, 2009	June 15, 2010	June 15, 2011	June 15, 2012
$ 6.00	4.6630	4.4096	4.0819	3.5714
$ 9.00	4.0918	3.9545	3.8013	3.5714
$ 12.00	3.7402	3.6433	3.5423	3.5714
$ 14.00	3.5840	3.4981	3.4006	3.5714
$ 15.00	3.5229	3.4409	3.3429	3.3333
$ 16.00	3.4709	3.3922	3.2939	3.1250
$ 16.80	3.4348	3.3587	3.2606	2.9762
$ 18.00	3.3884	3.3162	3.2193	2.9762
$ 20.00	3.3276	3.2617	3.1696	2.9762
$ 22.50	3.2728	3.2145	3.1310	2.9762

	Effective Date
Stock Price	May 18, 2009	June 15, 2010	June 15, 2011	June 15, 2012
$ 25.00	3.2337	3.1825	3.1080	2.9762
$ 30.00	3.1834	3.1435	3.0834	2.9762
$ 35.00	3.1527	3.1205	3.0692	2.9762
$ 40.00	3.1317	3.1044	3.0584	2.9762
$ 50.00	3.1031	3.0811	3.0420	2.9762
$ 60.00	3.0830	3.0640	3.0302	2.9762
$ 75.00	3.0611	3.0452	3.0180	2.9762
$ 100.00	3.0367	3.0250	3.0057	2.9762
     If the Stock Price or Effective Date applicable to a Fundamental Change is not expressly set forth on the table, then the Fundamental Change Early Settlement Rate will be determined as follows:
     (1) if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the Fundamental Change Early Settlement Rate will be determined by straight-line interpolation between the number of shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;
     (2) if the Stock Price is in excess of $100.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the first column of the table above), then the Fundamental Change Early Settlement Rate shall be the Minimum Settlement Rate; or
     (3) if the Stock Price is less than $6.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the first column of the table above) (the “Minimum Stock Price”), then the Fundamental Change Early Settlement Rate shall be determined as if the Stock Price equaled the Minimum Stock Price, and using the straight-line interpolation, as described in clause (1) above, if the Effective Date is between two Effective Dates on the table.
     The maximum Fundamental Change Early Settlement Rate shall be 4.6630 shares of Common Stock per $50 Stated Amount of Units, subject to adjustment in the same manner as each Fixed Settlement Rate as set forth in Section 5.05(a).
     (c) [Reserved.]
     (d) The Fixed Settlement Rate shall not be adjusted:

     (1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
     (2) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;
     (3) upon the issuance (other than an issuance to all or substantially all of the holders of the Common Stock) of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued;
     (4) for a change in the par value or no par value of the Common Stock;
     (5) for accumulated and unpaid dividends, other than to the extent contemplated by Section 5.05(a) hereof;
     (6) upon the issuance of any shares of Common Stock or securities convertible into, or exercisable or exchangeable for, Common Stock, in public or private transactions, for consideration in cash or property, at any price the Company deems appropriate; or
     (7) upon the issuance of any shares of Common Stock upon the exercise or conversion of any right, warrant or option described in Section 5.05(a)(ii).
     (e) Each adjustment to each Fixed Settlement Rate will result in a corresponding adjustment to the number of shares of Common Stock issuable upon Early Settlement.
     (f) All calculations and determinations pursuant to this Section 5.05 shall be made by the Company or its agent and the Purchase Contract Agent shall have no responsibility with respect to this Agreement.
     Section 5.06. Notice of Adjustments and Certain Other Events. (a) Whenever the Fixed Settlement Rates are adjusted as herein provided, the Company shall, as soon as practicable following the occurrence of an event that requires an adjustment pursuant to Section 5.05 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware):
     (i) compute each adjusted Fixed Settlement Rate in accordance with Section 5.05 and prepare and transmit to the Purchase

Contract Agent an Officers’ Certificate setting forth each adjusted Fixed Settlement Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and
     (ii) provide a written notice to the Holders of the Units of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to each Fixed Settlement Rate was determined and setting forth each adjusted Fixed Settlement Rate.
     (b) The Purchase Contract Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment of each Fixed Settlement Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Purchase Contract Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 5.06(a)(i) and any adjustment contained therein and the Purchase Contract Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Purchase Contract Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at the time be issued or delivered with respect to any Purchase Contract; and the Purchase Contract Agent makes no representation with respect thereto. The Purchase Contract Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to a Purchase Contract or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 5.
     Section 5.07. Termination Event; Notice.
     (a) The Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including, without limitation, the rights of the Holders to receive and the obligation of the Company to pay any future Contract Adjustment Payments and any Contract Adjustment Payments (including any deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon)), and the rights and obligations of Holders to purchase Common Stock, shall immediately and automatically terminate, without the necessity of any notice or action by any Holder, the Purchase Contract Agent or the Company, if, prior to or on the Purchase Contract Settlement Date, a Termination Event shall have occurred. In the event of such a termination of the Purchase Contracts as a result of a Termination Event, Holders of such Purchase Contracts will not have a claim in bankruptcy under the Purchase Contract with respect to the Company’s issuance of shares of Common Stock or the right to receive Contract Adjustment Payments.
     (b) Upon and after the occurrence of a Termination Event, the Units shall thereafter represent the right to receive the Notes underlying the Applicable

Ownership Interests in Notes, the Treasury Securities or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, forming part of such Units, in accordance with the provisions of Section 3.15 hereof. Upon the occurrence of a Termination Event, (i) the Company shall promptly but in no event later than two Business Days thereafter give written notice to the Purchase Contract Agent, the Collateral Agent and the Holders, at their addresses as they appear in the Security Register and (ii) the Collateral Agent shall, in accordance with Section 3.15 hereof, release the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definition of Applicable Ownership Interest in the Remarketing Treasury Portfolio or Applicable Ownership Interest in the Special Event Treasury Portfolio) forming a part of each Corporate Unit or the Treasury Securities forming a part of each Treasury Unit, as the case may be, from the Pledge.
     Section 5.08. Early Settlement. (a) Subject to and upon compliance with the provisions of this Section 5.08, at the option of the Holder thereof, Purchase Contracts underlying Units may be settled early (“Early Settlement”) at any time on or prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date, other than during a Restricted Period or following the effectiveness of a Fundamental Change (in which case Section 5.05 shall apply); provided that no Early Settlement will be permitted pursuant to this Section 5.08 unless, at the time such Early Settlement is effected, there is an effective Registration Statement with respect to any securities to be issued and delivered in connection with such Early Settlement, if such a Registration Statement is required (in the view of counsel, which need not be in the form of a written opinion, for the Company) under the Securities Act. If such a Registration Statement is so required, the Company covenants and agrees to (i) use its commercially reasonable efforts to have in effect a Registration Statement covering any securities to be delivered in respect of the Purchase Contracts being settled and (ii) provide a Prospectus in connection therewith, in each case in a form that may be used in connection with such Early Settlement (it being understood that if there is a material business transaction or development that has not yet been publicly disclosed, the Company will not be required to file such Registration Statement or provide such a Prospectus, and the right to effect Early Settlement will not be available, until the Company has publicly disclosed such transaction or development or have determined that such transaction or development does not prevent the Company from filing a Registration Statement or providing a Prospectus, provided that the Company will use its commercially reasonable efforts to make such disclosure or determination, as applicable, as soon as it is commercially reasonable to do so). In the event that a Holder seeks to effect an Early Settlement and a Registration Statement is so required but no such Registration Statement is then effective, the Holder’s attempt to effect such Early Settlement shall be void unless and until such a Registration Statement shall be effective.

     (b) In order to exercise the right to effect Early Settlement with respect to any Purchase Contracts, the Holder of the Certificate evidencing Units (in the case of Certificates in definitive certificated form) shall deliver, at any time prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date, other than during a Restricted Period or following the effectiveness of a Fundamental Change (in which case Section 5.05 shall apply), such Certificate to the Purchase Contract Agent at the Corporate Trust Office in The City of New York, which is located at 101 Barclay Street, New York, New York 10286, duly endorsed for transfer to the Company or in blank with the form of Election to Settle Early on the reverse thereof duly completed and accompanied by payment (payable to the Company in immediately available funds) in an amount (the “Early Settlement Amount”) equal to the sum of
     (i) (1) the Stated Amount, multiplied by (2) the number of Purchase Contracts with respect to which the Holder has elected to effect Early Settlement in accordance with this Section 5.08, plus
     (ii) if such delivery for Early Settlement occurs during the period from the close of business on any Record Date next preceding any Contract Adjustment Payment Date to the opening of business on such Contract Adjustment Payment Date, an amount equal to the Contract Adjustment Payments payable on the Payment Date with respect to such Purchase Contracts, unless the Company elected to defer Contract Adjustment Payments on the date of such Early Settlement.
     In the case of Book-Entry Interests, each Beneficial Owner electing Early Settlement must deliver the Early Settlement Amount to the Purchase Contract Agent along with a facsimile of the Election to Settle Early form duly completed, make book-entry transfer of such Book-Entry Interests and comply with the applicable procedures of the Depositary. In addition, so long as the Units are evidenced by one or more Global Certificates deposited with the Depositary, procedures for early settlement will also be governed by standing arrangements between the Depositary and the Purchase Contract Agent.
     If the foregoing requirements are first satisfied with respect to Purchase Contracts underlying any Units at or prior to 4:00 p.m., New York City time, on a Business Day, such day shall be the “Early Settlement Date” with respect to such Units and if such requirements are first satisfied after 4:00 p.m., New York City time, on a Business Day or on a day that is not a Business Day, the “Early Settlement Date” with respect to such Units shall be the next succeeding Business Day.
     Upon the receipt of such Certificate and Early Settlement Amount from the Holder, the Purchase Contract Agent shall pay to the Company such Early Settlement Amount, the receipt of which payment the Company shall confirm in writing. The Purchase Contract Agent shall then notify the Collateral Agent that

(A) such Holder has elected to effect an Early Settlement, which notice shall set forth the number of such Purchase Contracts as to which such Holder has elected to effect Early Settlement, (B) the Purchase Contract Agent has received from such Holder, and paid to the Company as confirmed in writing by the Company, the related Early Settlement Amount and (C) all conditions to such Early Settlement have been satisfied.
     Upon receipt by the Collateral Agent of the notice from the Purchase Contract Agent set forth in the preceding paragraph, the Collateral Agent shall release from the Pledge, (1) in the case of a Holder of Corporate Units, the Notes underlying the Pledged Applicable Ownership Interest in Notes, or the Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, relating to the Purchase Contracts to which Early Settlement is effected, or (2) in the case of a Holder of Treasury Units, Pledged Treasury Securities, in each case with a Value equal to the product of (x) the Stated Amount times (y) the number of Purchase Contracts as to which such Holder has elected to effect Early Settlement, and shall instruct the Securities Intermediary to Transfer all such Pledged Applicable Ownership Interests in the Treasury Portfolio or Notes underlying such Pledged Applicable Ownership Interests in Notes or Pledged Treasury Securities, as the case may be, to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby.
     Holders of Corporate Units and Treasury Units may only effect Early Settlement pursuant to this Section 5.08 in integral multiples of 20 Corporate Units or 20 Treasury Units, as the case may be. If Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Notes as a component of the Corporate Units, Corporate Units Holders may only effect Early Settlement pursuant to this Section 5.08 in integral multiples of 800 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent(s) upon a Successful Remarketing of Notes, which number shall be provided to a Holder by the Company at the request of such Holder).
     (c) Upon Early Settlement of Purchase Contracts by a Holder of the related Units:
     (i) the Holder will receive a number of shares of Common Stock (or in the case of an Early Settlement following a Reorganization Event, a number of Exchange Property Units) equal to the applicable Minimum Settlement Rate for each Purchase Contract as to which Early Settlement is effected, subject to adjustment under Section 5.05;
     (ii) the Notes, the Applicable Ownership Interest in the Treasury Portfolio or the Treasury Securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of the Company’s security interest;

     (iii) the Holder will be entitled to receive any accrued and unpaid Contract Adjustment Payments (including any accrued and unpaid deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) to, but excluding, the quarterly Payment Date immediately preceding the Early Settlement Date;
     (iv) the Holder’s right to receive future Contract Adjustment Payments and any accrued and unpaid Contract Adjustment Payments for the period since the most recent quarterly Payment Date (including any accrued and unpaid deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) will terminate; and
     (v) no adjustment will be made to or for the Holder on account of any accrued and unpaid Contract Adjustment Payments (including any accrued and unpaid deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) referred to in the immediately preceding clause (iv).
     (d) No later than the third Business Day after the applicable Early Settlement Date, the Company shall cause the shares of Common Stock or Exchange Property Units issuable upon Early Settlement of Purchase Contracts to be issued and the Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, to be delivered, together with payment in lieu of any fraction of a share, as provided in Section 5.09.
     (e) Upon Early Settlement of any Purchase Contracts, and subject to receipt of shares of Common Stock or Exchange Property Units from the Company and the Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, from the Securities Intermediary, as applicable, the Purchase Contract Agent shall, in accordance with the instructions provided by the Holder thereof on the applicable form of Election to Settle Early on the reverse of the Certificate evidencing the related Units:
     (i) transfer to the Holder the Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, related to such Units,
     (ii) deliver to the Holder a certificate or certificates for the full number of shares of Common Stock or Exchange Property Units issuable upon such Early Settlement, together with payment in lieu of any fraction of a share, as provided in Section 5.09, and
     (iii) if so required under the Securities Act, deliver a Prospectus for the shares of Common Stock issuable upon such Early Settlement as contemplated by Section 5.08(a).

     (f) In the event that Early Settlement is effected with respect to Purchase Contracts underlying less than all the Units evidenced by a Certificate, upon such Early Settlement the Company shall execute and the Purchase Contract Agent shall execute on behalf of the Holder, authenticate and deliver to the Holder thereof, at the expense of the Company, a Certificate evidencing the Units as to which Early Settlement was not effected.
     Section 5.09. No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued or delivered upon settlement on the Purchase Contract Settlement Date, or upon Early Settlement or Fundamental Change Early Settlement of any Purchase Contracts. If Certificates evidencing more than one Purchase Contract shall be surrendered for settlement at one time by the same Holder, the number of full shares of Common Stock which shall be delivered upon settlement shall be computed on the basis of the aggregate number of Purchase Contracts evidenced by the Certificates so surrendered. Instead of any fractional share of Common Stock which would otherwise be deliverable upon settlement of any Purchase Contracts on the Purchase Contract Settlement Date, or upon Early Settlement or Fundamental Change Early Settlement, the Company, through the Purchase Contract Agent, shall make a cash payment in respect of such fractional interest in an amount equal to the percentage of such fractional share multiplied by the Applicable Market Value calculated as if the date of such settlement were the Purchase Contract Settlement Date (or, in the case of any Early Settlement or Fundamental Change Early Settlement, the Closing Price on the Early Settlement Date or Fundamental Change Early Settlement Date, as the case may be). The Company shall provide the Purchase Contract Agent from time to time with sufficient funds to permit the Purchase Contract Agent to make all cash payments required by this Section 5.09 in a timely manner.
     Section 5.10. Charges and Taxes. The Company will pay all stock transfer and similar taxes attributable to the initial issuance and delivery of the shares of Common Stock pursuant to the Purchase Contracts; provided, however, that the Company shall not be required to pay any such tax or taxes which may be payable in respect of any exchange of or substitution for a Certificate evidencing a Unit or any issuance of a share of Common Stock in a name other than that of the registered Holder of a Certificate surrendered in respect of the Units evidenced thereby, other than in the name of the Purchase Contract Agent, as custodian for such Holder, and the Company shall not be required to issue or deliver such share certificates or Certificates unless or until the Person or Persons requesting the transfer or issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
     Section 5.11. Contract Adjustment Payments. (a) Subject to the provisions of this Section 5.11 and Section 5.12, the Company shall pay, on each Contract Adjustment Payment Date, the Contract Adjustment Payments payable in respect of each Purchase Contract to the Person in whose name a Certificate is registered at the close of business on the Record Date relating to such Contract Adjustment Payment Date. The Contract Adjustment Payments will be payable at the office of the Purchase Contract Agent in the Borough of Manhattan, New York City maintained for that purpose. If the book-entry system for the Units has been terminated, the Contract Adjustment Payments will be payable, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register, or by wire transfer to the account designated by such Person by a written notice to the Purchase Contract Agent given at least 5 Business Days prior to the Contract Adjustment Payment Date. If any date on which Contract Adjustment Payments are to be made is not a Business Day, then payment of the Contract Adjustment Payments payable on such date will be made on the next succeeding day that is a Business Day (and without any interest in respect of any such delay); provided that if such Business Day is in the next succeeding calendar year, then payment of the Contract Adjustment Payments will be made on the Business Day immediately preceding such Business Day, in each case, with the same force and effect as if made on such scheduled Payment Date. Contract Adjustment Payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The Contract Adjustment Payments will accrue from the date of this Agreement.
     (b) Upon the occurrence of a Termination Event, the Company’s obligation to pay future Contract Adjustment Payments (including any accrued and unpaid Contract Adjustment Payments) and any deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) shall cease.
     (c) Each Certificate delivered under this Agreement upon registration of transfer of or in exchange for or in lieu of (including as a result of a Collateral Substitution or the recreation of Corporate Units) any other Certificate shall carry the right to accrued and unpaid Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), that was carried by the Purchase Contracts underlying such other Certificates.
     (d) In the case of any Unit with respect to which Early Settlement or Fundamental Change Early Settlement of the underlying Purchase Contract is effected on a date that is after any Record Date and prior to or on the next succeeding Contract Adjustment Payment Date, Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) otherwise payable on such Contract Adjustment Payment Date shall be payable on such Contract Adjustment Payment Date notwithstanding such Early Settlement or Fundamental Change Early Settlement, and such Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) shall be paid to the Person in whose name the Certificate evidencing such Unit is registered at the close of business on such Record Date. Except as otherwise provided in the preceding sentence, in the case of any Unit with respect to which Early Settlement or Fundamental Change Early Settlement of the underlying Purchase Contract is effected, accrued and unpaid Contract Adjustment Payments otherwise payable after (i) the quarterly Contract Adjustment Payment Date immediately preceding the Early Settlement Date in connection with an Early Settlement and (ii) the Fundamental Change Early Settlement Date in connection with a Fundamental Change Early Settlement, with respect to such Purchase Contract shall not be payable.
     (e) The Company’s obligations with respect to Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), if any, will be subordinated and junior in right of payment to the Company’s obligations under any Senior Indebtedness.
     (f) In the event (x) of any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, or (y) subject to the provisions of Section 5.11(i) below, that (i) a default shall have occurred and be continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness and such default shall have continued beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness (and the Purchase Contract Agent shall have received written notice thereof from the Company or one or more holders of Senior Indebtedness or their representative or representatives or the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued), or (ii) there shall have occurred a default (other than a default in the payment of principal or interest on other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both) and such default shall have continued beyond the period of grace, if any, in respect thereof and, in the cases of subclauses (i) and (ii) of this clause (y), such default shall not have been cured or waived or shall not have ceased to exist, then:
     (i) the holders of all Senior Indebtedness shall first be entitled to receive, in the case of clause (x) above, payment of all amounts due or to become due upon all Senior Indebtedness and, in the case of subclauses (i) and (ii) of clause (y) above, payment of all amounts due thereon, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Units are entitled to receive any Contract Adjustment Payments or deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on the Purchase Contracts underlying the Units;

     (ii) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to which the Holders of any of the Units would be entitled except for the provisions of Section 5.11(f) through (r) including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of such Contract Adjustment Payments or deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on the Purchase Contracts underlying the Units, shall be paid or delivered by the Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the representative or representatives of the holders of Senior Indebtedness or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made of such Contract Adjustment Payments or deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) to the Holders of such Units; and
     (iii) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of Contract Adjustment Payments or deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on the Purchase Contracts underlying the Units, shall be received by the Purchase Contract Agent or the Holders of any of the Units when such payment or distribution is prohibited pursuant to Section 5.11(f) through (r), such payment or distribution shall be paid over to the representative or representatives of the holders of Senior Indebtedness or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.
     (g) For purposes of Section 5.11(f) through (r), the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other

Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in Section 5.11(f) through (r) with respect to such Contract Adjustment Payments or deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on the Units to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) the indebtedness or guarantee of indebtedness, as the case may be, that constitutes Senior Indebtedness is assumed by the Person, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of the Senior Indebtedness are not, without the consent of each such holder adversely affected thereby, altered by such reorganization or readjustment;
     (h) Any failure by the Company to make any payment on or perform any other obligation under Senior Indebtedness, other than any indebtedness incurred by the Company or assumed or guaranteed, directly or indirectly, by the Company for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of Section 5.11(f) through (r) shall have been waived by the Company in the instrument or instruments by which the Company incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default if (i) the Company shall be disputing its obligation to make such payment or perform such obligation and (ii) either (A) no final judgment relating to such dispute shall have been issued against the Company which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, and (B) in the event a judgment that is subject to further review or appeal has been issued, the Company shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.
     (i) Subject to the irrevocable payment in full of all Senior Indebtedness, the Holders of the Units shall be subrogated (equally and ratably with the holders of all obligations of the Company which by their express terms are subordinated to Senior Indebtedness of the Company to the same extent as payment of the Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) in respect of the Purchase Contracts underlying the Units is subordinated and which are entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until all such Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) owing on the Units shall be paid in full, and as between the Company, its creditors other than holders of such Senior Indebtedness and the Holders, no such payment or distribution made to the holders of Senior Indebtedness by virtue of Section 5.11(f) through (r) that otherwise would have been made to the Holders shall be deemed to be a payment by the Company on account of such Senior Indebtedness, it being understood that the provisions of Section 5.11(f) through (r) are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Senior Indebtedness, on the other hand.
     (j) Nothing contained in Section 5.11(f) through (r)or elsewhere in this Agreement or in the Units is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders such Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on the Units as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Purchase Contract Agent or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under Section 5.11(f) through (r), of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.
     (k) Upon payment or distribution of assets of the Company referred to in Section 5.11(f) through (r), the Purchase Contract Agent and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, liquidating trustee or Purchase Contract Agent or other person making any payment or distribution, delivered to the Purchase Contract Agent or to the Holders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to these Section 5.11(f) through (r).
     (l) The Purchase Contract Agent shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a trustee or representative on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness or a trustee or representative on behalf of any such holder or holders. In the event that the Purchase Contract Agent determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to Section 5.11(f) through (r), the Purchase Contract Agent may request such Person to furnish evidence to the reasonable satisfaction of the Purchase Contract Agent as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under Section 5.11(f) through (r), and, if such evidence is not furnished, the Purchase Contract Agent may defer payment to such Person pending judicial determination as to the right of such Person to receive such payment.
     (m) Nothing contained in Section 5.11(f) through (r) shall affect the obligations of the Company to make, or prevent the Company from making, payment of the Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), except as otherwise provided in these Section 5.11(f) through (r).
     (n) Each Holder of Units, by its acceptance thereof, authorizes and directs the Purchase Contract Agent on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in Section 5.11(f) through (r) and appoints the Purchase Contract Agent its attorney-in-fact, as the case may be, for any and all such purposes.
     (o) The Company shall give prompt written notice to the Purchase Contract Agent of any fact known to the Company that would prohibit the making of any payment of moneys to or by the Purchase Contract Agent in respect of the Units pursuant to the provisions of this Section. Notwithstanding the provisions of Section 5.11(f) through (r) or any other provisions of this Agreement, the Purchase Contract Agent shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of moneys to or by the Purchase Contract Agent, or the taking of any other action by the Purchase Contract Agent, unless and until the Purchase Contract Agent shall have received written notice thereof mailed or delivered to the Purchase Contract Agent at its Corporate Trust Office from the Company, any Holder, or the holder or representative of any Senior Indebtedness; provided that if at least two Business Days prior to the date upon which by the terms hereof any such moneys may become payable for any purpose, the Purchase Contract Agent shall not have received with respect to such moneys the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, the Purchase Contract Agent shall have full power and authority to receive such moneys and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to or on or after such date.
     (p) The Purchase Contract Agent in its individual capacity shall be entitled to all the rights set forth in this Section with respect to any Senior Indebtedness at the time held by it, to the same extent as any other holder of Senior Indebtedness and nothing in this Agreement shall deprive the Purchase Contract Agent of any of its rights as such holder.
     (q) No right of any present or future holder of any Senior Indebtedness to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants of this

Agreement, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.
     (r) Nothing in this Section 5.11 shall apply to claims of, or payments to, the Purchase Contract Agent under or pursuant to Section 7.07.
     (s) With respect to the holders of Senior Indebtedness, (i) the duties and obligations of the Purchase Contract Agent shall be determined solely by the express provisions of this Agreement; (ii) the Purchase Contract Agent shall not be liable to any such holders if it shall, acting in good faith, mistakenly pay over or distribute to the Holders or to the Company or any other Person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Section 5.11 or otherwise; (iii) no implied covenants or obligations shall be read into this Agreement against the Purchase Contract Agent; and (iv) the Purchase Contract Agent shall not be deemed to be a fiduciary as to such holders.
     Section 5.12. Deferral of Contract Adjustment Payments. (a) The Company has the right at any time, and from time to time, to defer payment of all or part of the Contract Adjustment Payments in respect of each Purchase Contract by extending the period for payment of Contract Adjustment Payments to any subsequent Contract Adjustment Payment Date (an “Extension Period”), but not beyond the Purchase Contract Settlement Date (or, with respect to Purchase Contracts for (i) which an effective Fundamental Change Early Settlement has occurred, the Fundamental Change Early Settlement Date or (ii) which an effective Early Settlement has occurred, the quarterly Payment Date immediately preceding the Early Settlement Date). Prior to the expiration of any Extension Period, the Company may further extend such Extension Period to any subsequent Payment Date, but not beyond the Purchase Contract Settlement Date (or any applicable Fundamental Change Early Settlement Date or Payment Date immediately preceding the Early Settlement Date, as the case may be).
     If the Company so elects to defer Contract Adjustment Payments, the Company shall pay additional Contract Adjustment Payments on such deferred installments of Contract Adjustment Payments at a rate equal to 12.00% per annum, compounding on each succeeding Payment Date, until such deferred installments are paid in full (the accrued additional Contract Adjustment Payments thereon, being referred to herein as the “Compounded Contract Adjustment Payments”).
     At the end of each Extension Period, including as the same may be extended as provided above, or, in the event of an effective Early Settlement or Fundamental Change Early Settlement, on the Early Settlement Date or Fundamental Change Early Settlement Date, as the case may be, the Company shall pay all deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) then due in the manner set forth in Section 5.11(a) (in the case of the end of an Extension Period), in the manner set forth in Section 5.08(b) (in the case of an Early Settlement) or in the manner set forth in Section 5.05(b)(ii) (in the case of a Fundamental Change Early Settlement) to the extent such amounts are not deducted from the amount otherwise payable by the Holder in the case of a Cash Settlement, any Early Settlement or any Fundamental Change Early Settlement. In the event of an Early Settlement, the Company shall pay all deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) then payable, if any, on the Purchase Contracts being settled early through the Payment Date immediately preceding the applicable Early Settlement Date. In the event of a Fundamental Change Early Settlement, the Company shall pay all deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) due on the Purchase Contracts being settled on the Fundamental Change Early Settlement Date to but excluding such Fundamental Change Early Settlement Date.
     Upon termination of any Extension Period and the payment of all deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) and all accrued and unpaid Contract Adjustment Payments then due, the Company may commence a new Extension Period; provided that such Extension Period, together with all extensions thereof, may not extend beyond the Purchase Contract Settlement Date (or any applicable Early Settlement Date or Fundamental Change Early Settlement Date). Except in the case of an Early Settlement or Fundamental Change Early Settlement, no Contract Adjustment Payments shall be due and payable during an Extension Period except at the end thereof, except that prior to the end of such Extension Period, the Company, at its option, may prepay on any Payment Date all or any portion of the deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) accrued during the then elapsed portion of such Extension Period.
     (b) The Company shall give written notice to the Purchase Contract Agent (and the Purchase Contract Agent shall promptly thereafter give notice thereof to Holders of Purchase Contracts) of its election to extend any period for the payment of Contract Adjustment Payments, the expected length of any such Extension Period and any extension of any Extension Period, at least five Business Days before the earlier of (i) the Record Date for the Payment Date on which Contract Adjustment Payments would have been payable except for the election to begin or extend the Extension Period or (ii) the date the Purchase Contract Agent is required to give notice to any securities exchange or to Holders of Purchase Contracts of such Record Date or such Payment Date.
     (c) The Company shall give written notice to the Purchase Contract Agent (and the Purchase Contract Agent shall promptly thereafter give notice thereof to Holders of Purchase Contracts) of the end of an Extension Period or its election to pay any portion of the deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on a Payment Date prior to the end of an Extension Period, at least five Business Days before the earlier of (i) the Record Date for the Payment Date on which such Extension Period shall end or such payment of deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) shall be made or (ii) the date the Purchase Contract Agent is required to give notice to any securities exchange or to Holders of Purchase Contracts of such Record Date or such Payment Date.
     (d) In the event the Company exercises its option to defer the payment of Contract Adjustment Payments, then, until all deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) have been paid, the Company shall not declare or pay any dividends on, or make any distributions on, or redeem, purchase or acquire, or make a liquidation payment with respect to, any shares of capital stock; provided that the foregoing does not apply to:
     (i) any repurchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit Plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors or (2) a dividend reinvestment or stockholder purchase plan;
     (ii) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of the Company’s subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock;
     (iii) any purchase of, or payment of cash in lieu of, fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;
     (iv) any declaration of a dividend in connection with the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; and
     (v) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

ARTICLE 6
Rights and Remedies of Holders
     Section 6.01. Unconditional Right of Holders to Receive Contract Adjustment Payments and to Purchase Shares of Common Stock. Each Holder of a Unit shall have the right, which is absolute and unconditional, (i) subject to Article 5, to receive each Contract Adjustment Payment and deferred Contract Adjustment Payment with respect to the Purchase Contract comprising part of such Unit on the respective Contract Adjustment Payment Date for such Unit and (ii) except upon and following a Termination Event, to purchase shares of Common Stock pursuant to the Purchase Contract comprising part of such Unit and, in each such case, to institute suit for the enforcement of any such right to receive Contract Adjustment Payments and the right to purchase shares of Common Stock, and such right shall not be impaired without the consent of such Holder.
     Section 6.02. Restoration of Rights and Remedies. If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceeding, the Company and such Holder shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of such Holder shall continue as though no such proceeding had been instituted.
     Section 6.03. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates in the last paragraph of Section 3.10, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
     Section 6.04. Delay or Omission Not Waiver. No delay or omission of any Holder to exercise any right upon a default or remedy upon a default shall impair any such right or remedy or constitute a waiver of any such right. Every right and remedy given by this Article 6 or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by such Holders.
     Section 6.05. Undertaking for Costs. All parties to this Agreement agree, and each Holder of a Unit, by its acceptance of such Unit shall be deemed to have agreed, that any court of competent jurisdiction may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Purchase Contract Agent for any action taken, suffered or omitted by it as Purchase Contract Agent, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and costs against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section shall not apply to any suit instituted by the Purchase Contract Agent, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% of the Outstanding Units, or to any suit instituted by any Holder for the enforcement of any interest on any Notes owed pursuant to such Holder’s Applicable Ownership Interests in Notes or Contract Adjustment Payments on or after the respective Payment Date therefor in respect of any Unit held by such Holder, or for enforcement of the right to purchase shares of Common Stock under the Purchase Contracts constituting part of any Unit held by such Holder.
     Section 6.06. Waiver of Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Purchase Contract Agent or the Holders, but will suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE 7
The Purchase Contract Agent
     Section 7.01. Certain Duties and Responsibilities.
     (a) The Purchase Contract Agent:
     (i) undertakes to perform, with respect to the Units, such duties and only such duties as are specifically set forth in this Agreement and the Remarketing Agreement to be performed by the Purchase Contract Agent and no implied covenants or obligations shall be read into this Agreement or the Remarketing Agreement against the Purchase Contract Agent; and
     (ii) in the absence of bad faith on its part, may, with respect to the Units, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Purchase Contract Agent and conforming to the requirements of this Agreement or the Remarketing Agreement, as applicable, but in the case of any certificates or opinions which by any provision hereof are specifically required to be furnished to the Purchase Contract Agent, the Purchase Contract Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement or the Remarketing Agreement, as applicable (but need not confirm or investigate the accuracy of the mathematical calculations or other facts, statements, opinions or conclusions stated therein).
     (b) No provision of this Agreement or the Remarketing Agreement shall be construed to relieve the Purchase Contract Agent from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (i) this Section 7.01(b) shall not be construed to limit the effect of Section 7.01(a) and Section 7.01(c);
     (ii) the Purchase Contract Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be conclusively determined by a court of competent jurisdiction that the Purchase Contract Agent was negligent in ascertaining the pertinent facts; and
     (c) No provision of this Agreement or the Remarketing Agreement shall require the Purchase Contract Agent to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
     (d) Whether or not therein expressly so provided, every provision of this Agreement and the Remarketing Agreement relating to the conduct or affecting the liability of or affording protection to the Purchase Contract Agent shall be subject to the provisions of this Section.
     (e) The Purchase Contract Agent is authorized to execute and deliver the Remarketing Agreement in its capacity as Purchase Contract Agent. The rights, privileges, protections, immunities and benefits afforded to the Purchase Contract Agent and each Indemnitee under this Agreement, including, without limitation, its and their rights to be indemnified, shall also extend to and cover the Purchase Contract Agent and each Indemnitee with respect to the role of the Purchase Contract Agent as Purchase Contract Agent under, including action taken, omitted to be taken or suffered by the Purchased Contract Agent pursuant to, the Remarketing Agreement.
     (f) On or prior to the date that is 30 days prior to the first day of the Applicable Remarketing Period, at the Company’s request given at least five

Business Days prior to such 30th day, the Purchase Contract Agent shall deliver to the Company and the Remarketing Agent(s) an executed counterpart of the Remarketing Agreement, signed by an authorized signatory of the Purchase Contract Agent.
     Section 7.02. Notice of Default. Within 30 days after the occurrence of any default by the Company hereunder of which a Responsible Officer of the Purchase Contract Agent has actual knowledge, the Purchase Contract Agent shall transmit by mail to the Company and the Holders, as their names and addresses appear in the Security Register, notice of such default hereunder, unless such default shall have been cured or waived.
     Section 7.03. Certain Rights of Purchase Contract Agent.
     Subject to the provisions of Section 7.01:
     (a) the Purchase Contract Agent may, in the absence of bad faith, conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;
     (b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate, Issuer Order or Issuer Request, and any resolution of the Board of Directors of the Company may be sufficiently evidenced by a Board Resolution;
     (c) whenever in the administration of this Agreement or the Remarketing Agreement the Purchase Contract Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder or thereunder, the Purchase Contract Agent (unless other evidence be herein or therein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate of the Company;
     (d) the Purchase Contract Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;
     (e) the Purchase Contract Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Purchase Contract Agent, in its discretion, may make reasonable further inquiry or investigation into such facts or matters related to the execution, delivery and performance of the Purchase Contracts as it may see fit, and, if the

Purchase Contract Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the relevant books, records and premises of the Company, personally or by agent or attorney;
     (f) the Purchase Contract Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees or an Affiliate of the Purchase Contract Agent and the Purchase Contract Agent shall not be responsible for any misconduct or negligence on the part of any agent, attorney, custodian or nominee or an Affiliate appointed with due care by it hereunder;
     (g) the Purchase Contract Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders pursuant to this Agreement, unless such Holders shall have offered to the Purchase Contract Agent security or indemnity satisfactory to the Purchase Contract Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;
     (h) the Purchase Contract Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in the absence of bad faith by it and believed by it to be authorized and within the discretion or rights or powers conferred upon it by this Agreement;
     (i) the Purchase Contract Agent shall not be deemed to have notice of any adjustment to the Fixed Settlement Rate, the occurrence of a Termination Event or any default hereunder unless written notice of any such adjustment, occurrence or event which is in fact such a default is received by a Responsible Offer at the Corporate Trust Office of the Purchase Contract Agent, and such notice references the Units or this Agreement;
     (j) the Purchase Contract Agent may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;
     (k) the rights, privileges, protections, immunities and benefits given to the Purchase Contract Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Purchase Contract Agent in each of its capacities hereunder, and to each officer, director, employee of the Purchase Contract Agent and each agent, custodian and other Person employed, in any capacity whatsoever, by the Purchase Contract Agent to act hereunder and shall survive the resignation or removal of the Purchase Contract Agent and the termination of this Agreement;

     (l) the Purchase Contract Agent shall not be required to initiate or conduct any litigation or collection proceedings hereunder and shall have no responsibilities with respect to any default hereunder except as expressly set forth herein; and
     (m) the permissive right of the Purchase Contract Agent to take or refrain from taking action hereunder shall not be construed as a duty.
     Section 7.04. Not Responsible for Recitals or Issuance of Units. The recitals contained herein, in the Remarketing Agreement and in the Certificates shall be taken as the statements of the Company, and the Purchase Contract Agent assumes no responsibility for their accuracy or validity. The Purchase Contract Agent makes no representations as to the validity or sufficiency of either this Agreement or of the Units or the Pledge or the Collateral or the Remarketing Agreement and shall have no responsibility for perfecting or maintaining the perfection of any security interest in the Collateral. The Purchase Contract Agent shall not be accountable for the use or application by the Company of the proceeds in respect of the Purchase Contracts.
     Section 7.05. May Hold Units. Any Security Registrar or any other agent of the Company, or the Purchase Contract Agent and its Affiliates, in their individual or any other capacity, may become the owner or pledgee of Units and may otherwise deal with the Company, the Collateral Agent or any other Person with the same rights it would have if it were not Security Registrar or such other agent, or the Purchase Contract Agent. The Company may become the owner or pledgee of Units.
     Section 7.06. Money Held in Custody. Money held by the Purchase Contract Agent in custody hereunder need not be segregated from the Purchase Contract Agent’s other funds except to the extent required by law or provided herein; provided, however, that when the Purchase Contract Agent holds cash as a component of the Remarketing Treasury Portfolio, the Special Event Treasury Portfolio or a Treasury Unit, such cash shall be held in a segregated account hereunder. The Purchase Contract Agent shall be under no obligation to invest or pay interest on any money received by it hereunder except as otherwise provided hereunder or agreed in writing with the Company.
     Section 7.07. Compensation and Reimbursement.
     The Company agrees:
     (a) to pay to the Purchase Contract Agent compensation for all services rendered by it hereunder and under the Remarketing Agreement as the Company and the Purchase Contract Agent shall from time to time agree in writing;
     (b) except as otherwise expressly provided for herein, to reimburse the Purchase Contract Agent upon its request for all reasonable expenses,

disbursements and advances incurred or made by the Purchase Contract Agent in accordance with any provision of this Agreement and the Remarketing Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel) and in connection with the negotiation, preparation, execution and delivery and performance of this Agreement and the Remarketing Agreement and any modification, supplement or waiver of any of the terms thereof, except any such expense, disbursement or advance as may be attributable to its gross negligence, willful misconduct or bad faith; and
     (c) to indemnify the Purchase Contract Agent and any predecessor Purchase Contract Agent and each of its directors, officers, agents and employees (collectively, with the Purchase Contract Agent, the “Indemnitees”) for, and to hold each Indemnitee harmless against, any loss, claim, damage, fine, penalty, liability, fee or expense (including reasonable fees and expenses of counsel) incurred without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of its duties hereunder and under the Remarketing Agreement, including the Indemnitees’ reasonable costs and expenses of defending themselves against any claim (whether asserted by the Company, a Holder or any other Person) or liability in connection with the exercise or performance of any of the Purchase Contract Agent’s powers or duties hereunder or thereunder or of enforcing the provisions of this Section.
     The provisions of this Section shall survive the resignation and removal of the Purchase Contract Agent, the satisfaction or discharge of the Units and the Purchase Contracts and the termination of this Agreement.
     Section 7.08. Corporate Purchase Contract Agent Required; Eligibility. There shall at all times be a Purchase Contract Agent hereunder which shall be a Person organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to exercise corporate trust powers and having (or being a member of a bank holding company having) a combined capital and surplus of at least $50,000,000, subject to supervision or examination by Federal or State authority and having a corporate trust office in the Borough of Manhattan, New York City, if there be such a Person in the Borough of Manhattan, New York City, qualified and eligible under this Article and willing to act on reasonable terms. If such Person publishes or files reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published or filed. If at any time the Purchase Contract Agent shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

     Section 7.09. Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Purchase Contract Agent and no appointment of a successor Purchase Contract Agent pursuant to this Article shall become effective until the acceptance of appointment by the successor Purchase Contract Agent in accordance with the applicable requirements of Section 7.10.
     (b) The Purchase Contract Agent may resign at any time by giving written notice thereof to the Company 60 days prior to the effective date of such resignation. If the instrument of acceptance by a successor Purchase Contract Agent required by Section 7.10 shall not have been delivered to the Purchase Contract Agent within 30 days after the giving of such notice of resignation, the resigning Purchase Contract Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Purchase Contract Agent.
     (c) The Purchase Contract Agent may be removed at any time by Act of the Holders of a majority in number of the Outstanding Units delivered to the Purchase Contract Agent and the Company. If the instrument of acceptance by a successor Purchase Contract Agent required by Section 7.10 shall not have been delivered to the Purchase Contract Agent within 30 days after such Act, the Purchase Contract Agent being removed may petition any court of competent jurisdiction for the appointment of a successor Purchase Contract Agent.
     (d) If at any time:
     (i) the Purchase Contract Agent fails to comply with Section 310(b) of the TIA, as if the Purchase Contract Agent were an indenture trustee under an indenture qualified under the TIA, and shall fail to resign after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Unit for at least six months;
     (ii) the Purchase Contract Agent shall cease to be eligible under Section 7.08 and shall fail to resign after written request therefor by the Company or by any such Holder; or
     (iii) the Purchase Contract Agent shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Purchase Contract Agent or of its property shall be appointed or any public officer shall take charge or control of the Purchase Contract Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Company by a Board Resolution may remove the Purchase Contract Agent, or (ii) any Holder who has been a bona fide Holder of a Unit for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Purchase Contract Agent and the appointment of a successor Purchase Contract Agent.
     (e) If the Purchase Contract Agent shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Purchase Contract Agent for any cause, the Company, by a Board Resolution, shall promptly appoint a successor Purchase Contract Agent and shall comply with the applicable requirements of Section 7.10. If no successor Purchase Contract Agent shall have been so appointed by the Company and accepted appointment in the manner required by Section 7.10, any Holder who has been a bona fide Holder of a Unit for at least six months, on behalf of itself and all others similarly situated, or the Purchase Contract Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Purchase Contract Agent.
     (f) The Company shall give, or shall cause such successor Purchase Contract Agent to give, notice of each resignation and each removal of the Purchase Contract Agent and each appointment of a successor Purchase Contract Agent by mailing written notice of such event by first-class mail, postage prepaid, to all Holders as their names and addresses appear in the applicable Security Register. Each notice shall include the name of the successor Purchase Contract Agent and the address of its Corporate Trust Office.
     Section 7.10. Acceptance of Appointment by Successor. (a) In case of the appointment hereunder of a successor Purchase Contract Agent, every such successor Purchase Contract Agent so appointed shall execute, acknowledge and deliver to the Company and to the retiring Purchase Contract Agent an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Purchase Contract Agent shall become effective and such successor Purchase Contract Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, agencies and duties of the retiring Purchase Contract Agent; but, on the request of the Company or the successor Purchase Contract Agent, such retiring Purchase Contract Agent shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Purchase Contract Agent all the rights, powers and trusts of the retiring Purchase Contract Agent and duly assign, transfer and deliver to such successor Purchase Contract Agent all property and money held by such retiring Purchase Contract Agent hereunder.
     (b) Upon request of any such successor Purchase Contract Agent, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Purchase Contract Agent all such rights, powers and agencies referred to in clause (a) of this Section 7.10.
     (c) No successor Purchase Contract Agent shall accept its appointment unless at the time of such acceptance such successor Purchase Contract Agent shall be qualified and eligible under this Article 7.

     Section 7.11. Merger, Conversion, Consolidation or Succession to Business. Any Person into which the Purchase Contract Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Purchase Contract Agent shall be a party, or any Person succeeding to all or substantially all the corporate trust business of the Purchase Contract Agent, shall be the successor of the Purchase Contract Agent hereunder, provided that such Person shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Certificates shall have been authenticated and executed on behalf of the Holders, but not delivered, by the Purchase Contract Agent then in office, any successor by merger, conversion or consolidation to such Purchase Contract Agent may adopt such authentication and execution and deliver the Certificates so authenticated and executed with the same effect as if such successor Purchase Contract Agent had itself authenticated and executed such Units.
     Section 7.12. Preservation of Information; Communications to Holders. (a) The Purchase Contract Agent shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders received by the Purchase Contract Agent in its capacity as Security Registrar.
     (b) If three or more Holders (herein referred to as “Applicants”) apply in writing to the Purchase Contract Agent, and furnish to the Purchase Contract Agent reasonable proof that each such Applicant has owned a Unit for a period of at least six months preceding the date of such application, and such application states that the Applicants desire to communicate with other Holders with respect to their rights under this Agreement or under the Units and is accompanied by a copy of the form of proxy or other communication which such Applicants propose to transmit, then the Purchase Contract Agent shall mail to all the Holders copies of the form of proxy or other communication which is specified in such request, with reasonable promptness after a tender to the Purchase Contract Agent of the materials to be mailed and of payment, or provision for the payment, of the reasonable expenses of such mailing.
     Section 7.13. No Obligations of Purchase Contract Agent. Except to the extent otherwise expressly provided in this Agreement, the Purchase Contract Agent assumes no obligations and shall not be subject to any liability under this Agreement, the Remarketing Agreement or any Purchase Contract in respect of the obligations of the Holder of any Unit thereunder. The Company agrees, and each Holder of a Certificate, by its acceptance thereof, shall be deemed to have agreed, that the Purchase Contract Agent’s execution of the Certificates on behalf of the Holders shall be solely as agent and attorney-in-fact for the Holders, and that the Purchase Contract Agent shall have no obligation to perform such Purchase Contracts on behalf of the Holders, except to the extent expressly provided in Article Five hereof. Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Purchase Contract Agent or its officers, directors, employees or agents be liable under this Agreement or the

Remarketing Agreement for (i) indirect, incidental, special, punitive, or consequential loss or damage of any kind whatsoever, including lost profits, whether or not the likelihood of such loss or damage was known to the Purchase Contract Agent and regardless of the form of action or (ii) any failure or delay in the performance of its obligations under this Agreement arising out of or caused directly or indirectly, by circumstances beyond its control, including, without limitation, acts of God; earthquake; fires; floods; wars; civil or military disturbances; terrorist acts; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; or acts of civil or military authority or governmental actions; it being understood that the Purchase Contract Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under such circumstances.
     Section 7.14. Tax Compliance. (a) The Purchase Contract Agent, on its own behalf and on behalf of the Company, will comply with all applicable certification, information reporting and withholding (including “backup” withholding) requirements imposed by applicable tax laws, regulations or administrative practice with respect to (i) any payments made with respect to the Units or (ii) the issuance, delivery, holding, transfer, redemption or exercise of rights under the Units. Such compliance shall include, without limitation, the preparation and timely filing of required returns and the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent.
     (b) The Purchase Contract Agent shall comply in accordance with the terms hereof with any reasonable written direction received from the Company with respect to the execution or certification of any required documentation and the application of such requirements to particular payments or Holders or in other particular circumstances, and may for purposes of this Agreement conclusively rely on any such direction in accordance with the provisions of Section 7.01(a) hereof.
     (c) The Purchase Contract Agent shall maintain all appropriate records documenting compliance with such requirements, and shall make such records available, on written request, to the Company or its authorized representative within a reasonable period of time after receipt of such request.
ARTICLE 8
Supplemental Agreements
     Section 8.01. Supplemental Agreements without Consent of Holders. Without the consent of any Holders, the Company, when authorized by a Board Resolution, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary, at any time and from time to time, may enter into one or more agreements supplemental hereto, in form satisfactory to the

Company, the Purchase Contract Agent and the Collateral Agent, the Custodial Agent and the Securities Intermediary, to:
     (a) evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company herein and in the Certificates;
     (b) evidence and provide for the acceptance of appointment hereunder by a successor Purchase Contract Agent, Collateral Agent, Securities Intermediary or Custodial Agent;
     (c) add to the covenants of the Company for the benefit of the Holders, or surrender any right or power herein conferred upon the Company;
     (d) make provision with respect to the rights of Holders pursuant to the requirements of Section 5.05(b); or
     (e) cure any ambiguity or to correct or supplement any provisions herein that may be inconsistent with any other provision herein, or to make such other provisions in regard to matters or questions arising under this Agreement that do not adversely affect the interests of the Holders, provided that any amendment made solely to conform the provisions of this Agreement to the description of the Units and the Purchase Contracts contained in the final prospectus supplement dated May 12, 2009, relating to the Units under the sections entitled “Description of the Equity Units,” “Description of the Purchase Contracts” and “Certain Provisions of the Purchase Contract and Pledge Agreement” will be deemed not to materially adversely affect the interests of the Holders.
     Section 8.02. Supplemental Agreements with Consent of Holders. With the consent of the Holders of not less than a majority of the Outstanding Units voting together as one class, including without limitation the consent of the Holders obtained in connection with a tender or an exchange offer, by Act of said Holders delivered to the Company and the Purchase Contract Agent, the Company, when authorized by a Board Resolution, the Purchase Contract Agent, the Collateral Agent, the Securities Intermediary and the Custodial Agent may enter into an agreement or agreements supplemental hereto for the purpose of modifying in any manner the terms of the Purchase Contracts, or the provisions of this Agreement or the rights of the Holders in respect of the Units; provided, however, that, except as contemplated herein, no such supplemental agreement shall, without the consent of the Holder of each outstanding Purchase Contract affected thereby,
     (a) subject to the Company’s right to defer Contract Adjustment Payments or change any Payment Date;

     (b) change the amount or the type of Collateral required to be Pledged to secure a Holder’s obligations under the Purchase Contract (except for the rights of holders of Corporate Units to substitute Treasury Securities for the Pledged Applicable Ownership Interests in Notes or the Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, or the rights of Holders of Treasury Units to substitute Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) in each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio), as applicable, for the Pledged Treasury Securities);
     (c) impair the right of the Holder of any Pledged Securities to receive distributions on the Pledged Securities or otherwise adversely affect the Holder’s rights in or to the Pledged Securities;
     (d) impair the Holders’ right to institute suit for the enforcement of any Purchase Contract or payment of any Contract Adjustment Payments or deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon);
     (e) except as set forth in Section 5.05, reduce the number of shares of Common Stock purchasable pursuant to any Purchase Contract, increase the price to purchase shares of Common Stock upon settlement of any Purchase Contract or change the Purchase Contract Settlement Date or the right to Early Settlement or Fundamental Change Early Settlement or otherwise adversely affect the Holder’s rights under this Agreement or Remarketing Agreement;
     (f) reduce any Contract Adjustment Payments or any deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) or change any place where, or the coin or currency in which, any Contract Adjustment Payment is payable; or
     (g) reduce the percentage of the outstanding Purchase Contracts whose Holder’s consent is required for any modification or amendment to the provisions of this Agreement or the Purchase Contracts;
     provided that if any such supplemental agreement would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of Holders as of the record date for the Holders entitled to vote thereon will be entitled to vote on such supplemental agreement, and such supplemental agreement shall not be effective except with the consent of Holders of not less than a majority of such class; and provided, further, that the unanimous consent of the Holders of each outstanding Purchase Contract of such class affected thereby shall be required to approve any supplemental agreement having the effects specified in clauses (a) through (g) of this Section 8.02.

     It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such Act shall approve the substance thereof.
     Section 8.03. Execution of Supplemental Agreements. In executing, or accepting the additional agencies created by any supplemental agreement permitted by this Article or the modifications thereby of the agencies created by this Agreement, the Purchase Contract Agent, the Collateral Agent, the Securities Intermediary and the Custodial Agent shall be protected, and (subject to Section 7.01 with respect to the Purchase Contract Agent) shall be fully authorized and protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such supplemental agreement is authorized or permitted by this Agreement and that any and all conditions precedent to the execution and delivery of such supplemental agreement have been satisfied. The Purchase Contract Agent, the Collateral Agent, the Securities Intermediary and the Custodial Agent may, but shall not be obligated to, enter into any such supplemental agreement which affects their own rights, duties or immunities under this Agreement or otherwise.
     Section 8.04. Effect of Supplemental Agreements. Upon the execution of any supplemental agreement under this Article, this Agreement shall be modified in accordance therewith, and such supplemental agreement shall form a part of this Agreement for all purposes; and every Holder of Certificates theretofore or thereafter authenticated, executed on behalf of the Holders and delivered hereunder, shall be bound thereby.
     Section 8.05. Reference to Supplemental Agreements. Certificates authenticated, executed on behalf of the Holders and delivered after the execution of any supplemental agreement pursuant to this Article may, and shall if required by the Purchase Contract Agent, bear a notation in form approved by the Purchase Contract Agent as to any matter provided for in such supplemental agreement. If the Company shall so determine, new Certificates so modified as to conform, in the opinion of the Purchase Contract Agent and the Company, to any such supplemental agreement may be prepared and executed by the Company and authenticated, executed on behalf of the Holders and delivered by the Purchase Contract Agent in exchange for outstanding Certificates.
ARTICLE 9
Consolidation, Merger, Conveyance, Transfer Or Lease
     Section 9.01. Covenant Not To Consolidate, Merge, Convey, Transfer or Lease Property except under Certain Conditions. The Company covenants that it will not merge with or into or consolidate with or convert into any other Person or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any other Person, unless:

     (a) either the Company shall be the surviving Person, or the successor Person (if other than the Company) formed by such consolidation or into which the Company shall be merged or the Person which acquires by sale, assignment, transfer, lease or conveyance all or substantially all of the properties and assets of the Company shall be a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume the due and punctual performance and observance of all the obligations of the Company under the Purchase Contracts, this Agreement (including the Pledge provided for herein) and the Remarketing Agreement (if the Company has executed a Remarketing Agreement on or prior to the time of the merger, consolidation, sale, assignment, transfer, lease or conveyance) by one or more supplemental agreements in form reasonably satisfactory to the Purchase Contract Agent and the Collateral Agent, executed and delivered to the Purchase Contract Agent and the Collateral Agent by such entity; and
     (b) the Company or such successor corporation is not, immediately after such merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its obligations under the Purchase Contracts, this Agreement and the Remarketing Agreement. In the event of any such merger, consolidation, conversion, sale, assignment, transfer or conveyance (in each case, other than by way of a lease) the predecessor company may be dissolved, wound up and liquidated at any time thereafter.
     Section 9.02. Rights and Duties of Successor Person. In case of any such merger, consolidation, sale, assignment, transfer or conveyance (in each case other than by way of lease) and upon any such assumption by a successor corporation in accordance with Section 9.01, such successor Person shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company, and the Company shall be relieved of any obligations under this Agreement and under the Units. Such successor corporation thereupon may cause to be signed, and may issue either in its own name or in the name of Great Plains Energy Incorporated (or any permitted successor thereto) any or all of the Certificates evidencing Units issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Purchase Contract Agent; and, upon the order of such successor instead of the Company, and subject to all the terms, conditions and limitations in this Agreement prescribed, the Purchase Contract Agent shall authenticate and execute on behalf of the Holders and deliver any Certificates which previously shall have been signed and delivered by the officers of the Company to the Purchase Contract Agent for authentication and execution, and any Certificate evidencing Units which such successor corporation thereafter shall cause to be signed and delivered to the Purchase Contract Agent for that purpose. All the Certificates issued shall in all respects have the same legal rank and benefit under this Agreement as the Certificates theretofore or thereafter issued in accordance with the terms of this Agreement as though all of such Certificates had been issued at the date of the execution hereof.

     In case of any such merger, consolidation, conversion, sale, assignment, transfer, or conveyance such change in phraseology and form (but not in substance) may be made in the Certificates evidencing Units thereafter to be issued as may be appropriate.
     Section 9.03. Officers’ Certificate and Opinion of Counsel Given to Purchase Contract Agent. The Purchase Contract Agent, subject to Section 7.01 and Section 7.03, shall receive an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any such merger, consolidation, sale, assignment, transfer, lease or conveyance, and any such assumption, complies with the provisions of this Article and that all conditions precedent to the consummation of any such merger, consolidation, sale, assignment, transfer, lease or conveyance have been met.
ARTICLE 10
Covenants
     Section 10.01. Performance under Purchase Contracts. The Company covenants and agrees for the benefit of the Holders from time to time of the Units that it will duly and punctually perform its obligations under the Purchase Contracts in accordance with the terms of the Purchase Contracts and this Agreement.
     Section 10.02. Maintenance of Office or Agency. The Company will maintain in the Borough of Manhattan, City of New York, New York an office or agency where Certificates may be presented or surrendered for acquisition of shares of Common Stock upon settlement of the Purchase Contracts on the Purchase Contract Settlement Date or upon Early Settlement or Fundamental Change Early Settlement and for transfer of Collateral upon occurrence of a Termination Event, where Certificates may be surrendered for registration of transfer or exchange, or for a Collateral Substitution and where notices and demands to or upon the Company in respect of the Units and this Agreement may be served. The Company will give prompt written notice to the Purchase Contract Agent of the location, and any change in the location, of such office or agency. The Company initially designates the Corporate Trust Office of the Purchase Contract Agent in The City of New York, which is located at 101 Barclay Street, New York, New York 10286, in such place as such office of the Company. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Purchase Contract Agent with the address thereof, such presentations, surrenders, notices and demands may be made or served at the foregoing Corporate Trust Office in The City of New York and the Company hereby appoints the Purchase Contract Agent as its agent to receive all such presentations, surrenders, notices and demands.
     The Company may also from time to time designate one or more other offices or agencies where Certificates may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, City of New York, New York for such purposes. The Company will give prompt written notice to the Purchase Contract Agent of any such designation or rescission and of any change in the location of any such other office or agency. The Company hereby designates as the place of payment for the Units the Corporate Trust Office of the Purchase Contract Agent in the City of New York and appoints the Purchase Contract Agent at its Corporate Trust Office in The City of New York, which is located at 101 Barclay Street, New York, New York 10286 as paying agent in such city.
     Section 10.03. Company to Reserve Common Stock. The Company shall at all times prior to the Purchase Contract Settlement Date reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock the full number of shares of Common Stock issuable against tender of payment in respect of all Purchase Contracts constituting a part of the Units evidenced by Outstanding Certificates.
     Section 10.04. Covenants as to Common Stock; Listing. (a) The Company covenants that all shares of Common Stock which may be issued against tender of payment in respect of any Purchase Contract constituting a part of the Outstanding Units will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.
     (b) The Company further covenants that, if at any time the Common Stock shall be listed on the NYSE or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon settlement of Purchase Contracts; provided, however, that, if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the date on which any Purchase Contract is first settled in accordance with the provisions of this Agreement, the Company covenants to list such Common Stock issuable upon settlement of the Purchase Contracts in accordance with the requirements of such exchange or automated quotation system no later than at such time.
     Section 10.05. Statements of Officers of the Company as to Default. The Company will deliver to the Purchase Contract Agent, within 120 days after the end of each fiscal year of the Company (which as of the date hereof is December 31) ending after the date hereof, an Officers’ Certificate stating whether or not to the knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Agreement, and if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

     Section 10.06. ERISA. Each Holder from time to time of the Units that is a Plan or that used assets of a Plan to purchase Units hereby represents that either (i) no portion of the assets used by such Holder to acquire the Units (or by any Beneficial Owner with a Book-Entry Interest in such Units that is a Plan or that used assets of a Plan to acquire such Book-Entry Interest) constitutes assets of any such Plan or (ii) the purchase or holding of the Units by such Holder or Beneficial Owner will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable laws.
     Section 10.07. Tax Treatment. The Company covenants and agrees, and by acceptance of a Unit or beneficial ownership of a Unit, each Holder and Beneficial Owner will be deemed to have agreed for U.S. federal, state and local income tax purposes (i) to treat each beneficial owner of a Corporate Unit or a Treasury Unit as the owner of the applicable interests in the Collateral, including the Notes underlying the Applicable Ownership Interests in Notes, the Applicable Ownership Interests in the Treasury Portfolio or the Treasury Securities, as applicable, (ii) to treat the Notes as indebtedness which is subject to the contingent payment debt regulations, (iii) to allocate a Holder’s purchase price for a Corporate Unit between the Applicable Ownership Interests in Notes and the Purchase Contract so that each Holder’s initial tax basis in each Purchase Contract will be $0.00 and each Holder’s initial tax basis in each Applicable Ownership Interest in Notes will be $50.00, (iv) to treat the Notes and the Purchase Contracts comprising the Corporate Units as separate economic interests, with the Notes treated as debt instruments and the Purchase Contracts treated as forward contracts and (v) in all events, not to take any position for U.S. federal, state and local income tax purposes that is inconsistent with or contrary to the above covenants.
     Section 10.08. Remarketing Agreement. On or prior to the date that is 30 days prior to the first day of the Applicable Remarketing Period, the Company shall have entered into, and shall have caused the Purchase Contract Agent and the Remarketing Agent(s) to have entered into, the Remarketing Agreement.
ARTICLE 11
Pledge
     Section 11.01. Pledge. Each Holder, acting through the Purchase Contract Agent as such Holder’s attorney-in-fact, and the Purchase Contract Agent, acting solely as such attorney-in-fact, hereby pledges and grants to the Collateral Agent, as agent of and for the benefit of the Company, a continuing first priority perfected security interest in and to, and a lien upon and right of set-off against, all of such Person’s right, title and interest in and to the Collateral, whether now existing or hereafter arising, to secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations. The Collateral Agent shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to the Collateral Agent by this Agreement or other applicable law.
     Section 11.02. Termination. As to each Holder, the Pledge created hereby shall terminate upon the payment and performance in full of such Holder’s Obligations. Promptly after such termination, the Collateral Agent shall instruct the Securities Intermediary to Transfer such portion of the Collateral attributable to such Holder to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
ARTICLE 12
Administration of Collateral
     Section 12.01. Initial Deposit of Notes. (a) Prior to or concurrently with the execution and delivery of this Agreement, the Purchase Contract Agent, on behalf of the initial Holders of the Corporate Units, shall Transfer to the Securities Intermediary, for credit to the Collateral Account, the Applicable Ownership Interests in Notes and the Notes underlying such Applicable Ownership Interests in Notes or security entitlements relating thereto and the Securities Intermediary shall indicate by book-entry that a securities entitlement with respect to such Applicable Ownership Interests in Notes (and the Notes underlying such Applicable Ownership Interests in Notes) has been credited to the Collateral Account.
     (b) The Collateral Agent may, at any time or from time to time, in its sole discretion, cause any or all securities or other property underlying any financial assets credited to the Collateral Account to be registered in the name of the Securities Intermediary, the Collateral Agent or their respective nominees; provided, however, that unless any Event of Default (as defined in the Indenture) shall have occurred and be continuing, the Collateral Agent agrees not to cause any Notes to be so re-registered.
     Section 12.02. Establishment of Collateral Account. The Securities Intermediary hereby confirms that:
     (a) the Securities Intermediary has established the Collateral Account;
     (b) the Collateral Account is a securities account;
     (c) subject to the terms of this Agreement, the Securities Intermediary shall identify in its records the Collateral Agent as the entitlement holder entitled to exercise the rights that comprise any financial asset credited to the Collateral Account;

     (d) all property delivered to the Securities Intermediary pursuant to this Agreement, including any Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio) or Treasury Securities and the Permitted Investments, will be credited promptly to the Collateral Account; and
     (e) all securities or other property underlying any financial assets credited to the Collateral Account shall be (i) registered in the name of the Purchase Contract Agent and indorsed to the Securities Intermediary or in blank, (ii) registered in the name of the Securities Intermediary or (iii) credited to another securities account maintained in the name of the Securities Intermediary.
     In no case will any financial asset credited to the Collateral Account be registered in the name of the Purchase Contract Agent (in its capacity as such) or any Holder or specially indorsed to the Purchase Contract Agent (in its capacity as such) or any Holder, unless such financial asset has been further indorsed to the Securities Intermediary or in blank.
     Section 12.03. Treatment as Financial Assets. Each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Collateral Account shall be treated as a financial asset.
     Section 12.04. Sole Control by Collateral Agent. Except as provided in Section 15.01, at all times prior to the termination of the Pledge, the Collateral Agent shall have sole control of the Collateral Account, and the Securities Intermediary shall take instructions and directions, and comply with entitlement orders, with respect to the Collateral Account or any financial asset credited thereto solely from the Collateral Agent. If at any time the Securities Intermediary shall receive an entitlement order issued by the Collateral Agent and relating to the Collateral Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Purchase Contract Agent or any Holder or any other Person. Except as otherwise permitted under this Agreement, until termination of the Pledge, the Securities Intermediary will not comply with any entitlement orders issued by the Purchase Contract Agent or any Holder.
     Section 12.05. Jurisdiction. The Collateral Account, and the rights and obligations of the Securities Intermediary, the Collateral Agent, the Purchase Contract Agent and the Holders with respect thereto, shall be governed by the internal laws of the State of New York. Regardless of any provision in any other agreement, the Securities Intermediary’s jurisdiction is the State of New York for purposes of the UCC.
     Section 12.06. No Other Claims. Except for the claims and interest of the Collateral Agent and of the Purchase Contract Agent and the Holders in the

Collateral Account, the Securities Intermediary (without having conducted any investigation) does not know of any claim to, or interest in, the Collateral Account or in any financial asset credited thereto. If the Securities Intermediary receives written notice at its corporate trust office in New York City or if an officer thereof assigned to such office has actual knowledge that any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Collateral Account or in any financial asset carried therein, the Securities Intermediary will as soon as practicable notify the Collateral Agent and the Purchase Contract Agent.
     Section 12.07. Investment and Release. All proceeds of financial assets from time to time credited to the Collateral Account shall be invested and reinvested as provided in this Agreement. At all times prior to termination of the Pledge, no property shall be released from the Collateral Account except in accordance with this Agreement or upon written instructions of the Collateral Agent.
     Section 12.08. Statements and Confirmations. The Securities Intermediary will as soon as practicable send copies of all statements, confirmations and other correspondence concerning the Collateral Account and any financial assets credited thereto simultaneously to each of the Purchase Contract Agent and the Collateral Agent at their addresses for notices under this Agreement.
     Section 12.09. Tax Allocations. The Collateral Agent shall report all items of income, gain, expense and loss recognized in the Collateral Account, to the extent such reporting is required by law, to the Internal Revenue Service authorities in the manner required by law. Neither the Securities Intermediary nor the Purchase Contract Agent shall have any tax reporting duties hereunder.
     Section 12.10. No Other Agreements. The Securities Intermediary has not entered into, and prior to the termination of the Pledge will not enter into, any agreement with any other Person relating to the Collateral Account or any financial assets credited thereto, including, without limitation, any agreement to comply with entitlement orders of any Person other than the Collateral Agent.
     Section 12.11. Powers Coupled with an Interest. The rights and powers granted in this Agreement to the Collateral Agent have been granted in order to perfect its security interests in the Collateral Account, are powers coupled with an interest and will be affected neither by the bankruptcy of the Purchase Contract Agent or any Holder nor by the lapse of time. The obligations of the Securities Intermediary under this Purchase Contract and Pledge Agreement shall continue in effect until the termination of the Pledge.
     Section 12.12. Waiver of Lien; Waiver of Set-off. The Securities Intermediary waives any security interest, lien or right to make deductions or set-

offs that it may now have or hereafter acquire in or with respect to the Collateral Account, any financial asset credited thereto or any security entitlement in respect thereof. Neither the financial assets credited to the Collateral Account nor the security entitlements in respect thereof will be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Company.
ARTICLE 13
Rights and Remedies of the Collateral Agent
     Section 13.01. Rights and Remedies of the Collateral Agent. (a) In addition to the rights and remedies set forth herein or otherwise available at law or in equity, after a collateral event of default (as specified in Section 13.01(b) below) hereunder, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and the TRADES Regulations and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted. Without limiting the generality of the foregoing, such remedies may include, to the extent permitted by applicable law, (1) retention of the Notes underlying Pledged Applicable Ownership Interests in Notes, the Pledged Treasury Securities and/or the Pledged Applicable Ownership Interests in the Treasury Portfolio in full satisfaction of the Holders’ obligations under the Purchase Contracts and the Purchase Contract Agreement and/or (2) sale of the Notes underlying Pledged Applicable Ownership Interests in Notes, the Pledged Treasury Securities or the Pledged Applicable Ownership Interests in the Treasury Portfolio in one or more public or private sales.
     (b) Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent or under applicable law, in the event the Collateral Agent is unable to make payments to the Company on account of Proceeds of (i) the Notes underlying Pledged Applicable Ownership Interests in Notes (other than any interest payments thereon), (ii) Pledged Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Remarketing Treasury Portfolio and Applicable Ownership Interest in the Special Event Treasury Portfolio), or (iii) the Pledged Treasury Securities as provided in this Agreement in satisfaction of the Obligations of the Holder of the Units of which such Notes underlying Pledged Applicable Ownership Interests in Notes, such Pledged Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Remarketing Treasury Portfolio and Applicable Ownership Interest in the Special Event Treasury Portfolio) or such Pledged Treasury Securities are a part under the related Purchase Contracts, the inability to make such payments shall constitute a “collateral event of default” hereunder and the Collateral Agent shall, for the benefit of the Company, have and may exercise, with reference to such Notes underlying Pledged Applicable Ownership Interests in Notes, Pledged Treasury Securities or Pledged Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Remarketing Treasury Portfolio and Applicable Ownership Interest in the Special Event Treasury Portfolio), as applicable, any and all of the rights and remedies available to a secured party under the UCC and the TRADES Regulations after default by a debtor, and as otherwise granted herein or under any applicable law.
     (c) Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent or under applicable law, the Collateral Agent is hereby irrevocably authorized to receive, collect and apply to the satisfaction of the Obligations all payments with respect to (i) the Notes underlying Pledged Applicable Ownership Interests in Notes (other than any interest payments thereon), (ii) the Pledged Treasury Securities and (iii) the Pledged Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio), subject, in each case, to the provisions of this Agreement, and as otherwise provided herein.
     (d) The Purchase Contract Agent and each Holder agrees that, from time to time, upon the written request of the Collateral Agent, the Purchase Contract Agent, on behalf of such Holder, shall execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order to maintain the Pledge, and the perfection and priority thereof, and to confirm the rights of the Collateral Agent hereunder. The Purchase Contract Agent shall have no liability to any Holder for executing any documents or taking any such acts requested by the Collateral Agent hereunder, except for liability for its own negligent acts, its own negligent failure to act or its own willful misconduct.
ARTICLE 14
Representations and Warranties to Collateral Agent; Holder Covenants
     Section 14.01. Representations and Warranties. Each Holder from time to time, acting through the Purchase Contract Agent as attorney-in-fact (it being understood that the Purchase Contract Agent shall not be liable for any representation or warranty made by or on behalf of a Holder), hereby represents and warrants to the Collateral Agent and the Company (with respect to such Holder’s interest in the Collateral), which representations and warranties shall be deemed repeated on each day a Holder effects a Transfer of Collateral, that:
     (a) such Holder has the power to grant a security interest in and lien on the Collateral;

     (b) such Holder is the sole beneficial owner of the Collateral and, in the case of Collateral delivered in physical form, is the sole holder of such Collateral and is the sole beneficial owner of, or has the right to Transfer, the Collateral it Transfers to the Collateral Agent for credit to the Collateral Account, free and clear of any security interest, lien, encumbrance, call, liability to pay money or other restriction other than the security interest and lien granted under Article 11;
     (c) upon the Transfer of the Collateral to the Securities Intermediary for credit to the Collateral Account, the Collateral Agent, for the benefit of the Company, will have a valid and perfected first priority security interest therein (assuming that any central clearing operation or any securities intermediary or other entity not within the control of the Holder involved in the Transfer of the Collateral, including the Collateral Agent and the Securities Intermediary, gives the notices and takes the action required of it hereunder and under applicable law for perfection of that interest and assuming the establishment and exercise of control pursuant to Article 12 hereof); and
     (d) the execution and performance by the Holder of its obligations under this Agreement will not result in the creation of any security interest, lien or other encumbrance on the Collateral (other than the security interest and lien granted under Article 11 hereof) or violate any provision of any existing law or regulation applicable to it or of any mortgage, charge, pledge, indenture, contract or undertaking to which it is a party or which is binding on it or any of its assets.
     Section 14.02. Covenants. The Purchase Contract Agent and the Holders from time to time, acting through the Purchase Contract Agent as their attorney-in-fact (it being understood that the Purchase Contract Agent shall not be liable for any covenant made by or on behalf of a Holder), hereby covenant to the Collateral Agent and the Company that for so long as the Collateral remains subject to the Pledge:
     (a) neither the Purchase Contract Agent nor such Holders will create or purport to create or allow to subsist any mortgage, charge, lien, pledge or any other security interest whatsoever over the Collateral or any part of it other than pursuant to this Agreement; and
     (b) neither the Purchase Contract Agent nor such Holders will sell or otherwise dispose (or attempt to dispose) of the Collateral or any part of it except for the beneficial interest therein, subject to the Pledge hereunder, transferred in connection with a Transfer of the Units.

ARTICLE 15
The Collateral Agent, the Custodial Agent and the Securities Intermediary
     Section 15.01. Appointment, Powers and Immunities. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall act solely as agent for the Company hereunder, shall not assume any obligation or relationship of agency or trust for or with any of the Holders, except for the obligations owed by a pledgee of property to the owner of the property under this Agreement and applicable law, and shall have such powers as are specifically vested in the Collateral Agent, the Custodial Agent and the Securities Intermediary, as the case may be, by the terms of this Agreement. The Collateral Agent, the Custodial Agent and Securities Intermediary shall:
     (a) have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants or obligations shall be inferred from this Agreement against the Collateral Agent, the Custodial Agent or the Securities Intermediary, nor shall the Collateral Agent, the Custodial Agent or the Securities Intermediary be bound by the provisions of any agreement by any party hereto (to which the Collateral Agent, the Custodian Agent or the Securities Intermediary, as the case may be, is not a party) beyond the specific terms hereof;
     (b) not be responsible for any recitals contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by it under, this Agreement or the Units, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement (other than as against the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be), the Units, any Collateral or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person (except the Collateral Agent, the Custodial Agent or Securities Intermediary, as the case may be) to perform any of its obligations hereunder or thereunder or for the perfection, priority or, except as expressly required hereby, maintenance of any security interest created hereunder;
     (c) not be required to initiate or conduct any litigation or collection proceedings hereunder (except pursuant to directions furnished under Section 15.02 hereof, subject to Section 15.08 hereof);
     (d) not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith or therewith, except for its own negligence or willful misconduct; and
     (e) not be required to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.

     Subject to the foregoing, during the term of this Agreement, the Collateral Agent, the Custodial Agent and the Securities Intermediary shall take all reasonable action in connection with the safekeeping and preservation of the Collateral hereunder as determined by industry standards.
     No provision of this Agreement shall require the Collateral Agent, the Custodial Agent or the Securities Intermediary to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder. In no event shall the Collateral Agent, the Custodial Agent or the Securities Intermediary be liable for any amount in excess of the Value of the Collateral.
     Section 15.02. Instructions of the Company. The Company shall have the right, by one or more written instruments executed and delivered to the Collateral Agent, to direct the time, method and place of conducting any proceeding for the realization of any right or remedy available to the Collateral Agent, or of exercising any power conferred on the Collateral Agent, or to direct the taking or refraining from taking of any action authorized by this Agreement; provided, however, that (i) such direction shall not conflict with the provisions of any law or of this Agreement or involve the Collateral Agent in personal liability and (ii) the Collateral Agent shall be indemnified to its satisfaction as provided herein. Nothing contained in this Section 15.02 shall impair the right of the Collateral Agent in its discretion to take any action or omit to take any action which it deems proper and which is not inconsistent with such direction. None of the Collateral Agent, the Custodial Agent or the Securities Intermediary has any obligation or responsibility to file UCC financing or continuation statements.
     Section 15.03. Reliance by Collateral Agent, Custodial Agent and Securities Intermediary. Each of the Securities Intermediary, the Custodial Agent and the Collateral Agent shall be entitled to rely conclusively upon any certification, order, judgment, opinion, notice or other written communication (including, without limitation, any thereof by e-mail or similar electronic means, telecopy or facsimile) believed by it in good faith to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons (without being required to determine the correctness of any fact stated therein) and consult with and conclusively rely upon advice, opinions and statements of legal counsel and other experts selected by the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be. As to any matters not expressly provided for by this Agreement, the Collateral Agent, the Custodial Agent and the Securities Intermediary shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Company.
     Section 15.04. Certain Rights. (a) Whenever in the administration of the provisions of this Agreement the Collateral Agent, the Custodial Agent or the Securities Intermediary shall deem it necessary or desirable that a matter be proved or established prior to taking, or omitting to take, or suffering any action hereunder, or suffering to exist any state of events, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Collateral Agent, the Custodial Agent or the Securities Intermediary, be deemed to be conclusively proved and established by an Officers’ Certificate delivered to the Collateral Agent, the Custodial Agent or the Securities Intermediary and such certificate, in the absence of bad faith on the part of the Collateral Agent, the Custodial Agent or the Securities Intermediary, shall be full warrant to the Collateral Agent, the Custodial Agent or the Securities Intermediary for any action taken, suffered or omitted by it under the provisions of this Agreement in reliance thereon.
     (b) The Collateral Agent, the Custodial Agent or the Securities Intermediary shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.
     Section 15.05. Merger, Conversion, Consolidation or Succession to Business. Any Person or national association into which the Collateral Agent, the Custodial Agent or the Securities Intermediary may be merged or converted or with which it may be consolidated, or any Person or national association resulting from any merger, conversion or consolidation to which the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be a party, or any Person or national association succeeding to all or substantially all of the corporate trust business of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be the successor of the Collateral Agent, the Custodial Agent or the Securities Intermediary hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.
     Section 15.06. Rights in Other Capacities. The Collateral Agent, the Custodial Agent and the Securities Intermediary and their affiliates may (without having to account therefor to the Company) accept deposits from, lend money to, make their investments in and generally engage in any kind of banking, trust or other business with the Purchase Contract Agent, any other Person interested herein and any Holder (and any of their respective subsidiaries or affiliates) as if it were not acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, and the Collateral Agent, the Custodial Agent, the Securities Intermediary and their affiliates may accept fees and other consideration from the Purchase Contract Agent and any Holder without having to account for the same to the Company; provided that each of the Collateral Agent, the Custodial Agent and the Securities Intermediary covenants and agrees with the Company that it shall not accept, receive or permit there to be created in favor of itself and shall take no affirmative action to permit there to be created in favor of any other Person, any security interest, lien or other encumbrance of any kind in or upon the Collateral other than the lien created by the Pledge.

     Section 15.07. Non-reliance on the Collateral Agent, Custodial Agent And Securities Intermediary. None of the Collateral Agent, the Custodial Agent and the Securities Intermediary shall be required to keep itself informed as to the performance or observance by the Purchase Contract Agent or any Holder of this Agreement, the Units or any other document referred to or provided for herein or therein or to inspect the properties or books of the Purchase Contract Agent or any Holder. None of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall have any duty or responsibility to provide the Company with any credit or other information concerning the affairs, financial condition or business of the Purchase Contract Agent or any Holder (or any of their respective affiliates) that may come into the possession of the Collateral Agent, the Custodial Agent or the Securities Intermediary or any of their respective affiliates.
     Section 15.08. Compensation and Indemnity. The Company agrees to:
     (a) pay the Collateral Agent, the Custodial Agent and the Securities Intermediary from time to time such compensation as shall be agreed in writing between the Company and the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, for all services rendered by them hereunder;
     (b) indemnify and hold harmless the Collateral Agent, the Custodial Agent, the Securities Intermediary and each of their respective directors, officers, agents and employees (collectively, the “Pledge Indemnitees”), from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses (including reasonable fees and expenses of counsel) (collectively, “Losses” and individually, a “Loss”) that may be imposed on, incurred by, or asserted against, the Pledge Indemnitees or any of them for following any instructions or other directions upon which any of the Collateral Agent, the Custodial Agent or the Securities Intermediary is entitled to rely pursuant to the terms of this Agreement; and
     (c) in addition to and not in limitation of paragraph (b) of this Section 15.08, indemnify and hold the Pledge Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against, the Pledge Indemnitees or any of them in connection with or arising out of the Collateral Agent’s, the Custodial Agent’s or the Securities Intermediary’s acceptance or performance of its powers and duties under this Agreement, provided the Collateral Agent, the Custodial Agent or the Securities Intermediary has not acted with gross negligence or engaged in willful misconduct or bad faith with respect to the specific Loss against which indemnification is sought, including the Pledge Indemnitee’s reasonable costs and expenses of defending themselves against any claim (whether asserted by the Company, a Holder or any other Person) or liability in connection with the exercise or performance of any of the Collateral Agent’s, the Custodial Agent’s or Securities Intermediary’s powers or duties hereunder or thereunder or of enforcing the provisions of this Section and Section 15.14.

     Without prejudice to its rights hereunder or under applicable law, when any of the Collateral Agent, Custodial Agent or Securities Intermediary incurs expenses after a Termination Event occurs, or renders services after a Termination Event occurs, such expenses and compensation are intended to constitute expenses of administration under the Bankruptcy Code or any applicable state bankruptcy, insolvency or other similar law.
     The provisions of this Section and Section 15.14 shall survive the resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary and the termination of this Agreement.
     Section 15.09. Failure to Act. In the event that, in the good faith belief of the Collateral Agent, the Custodial Agent or the Securities Intermediary, an ambiguity in the provisions of this Agreement arises or any actual dispute between or conflicting claims by or among the parties hereto or any other Person with respect to any funds or property deposited hereunder has been asserted in writing, then at its sole option, each of the Collateral Agent, the Custodial Agent and the Securities Intermediary shall be entitled, after prompt notice to the Company and the Purchase Contract Agent, to refuse to comply with any and all claims, demands or instructions with respect to such property or funds so long as such dispute or conflict shall continue, and the Collateral Agent, the Custodial Agent and the Securities Intermediary, as the case may be, shall not be or become liable in any way to any of the parties hereto for its failure or refusal to comply with such conflicting claims, demands or instructions. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall be entitled to refuse to act until either:
     (a) such conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Collateral Agent, the Custodial Agent or the Securities Intermediary; or
     (b) the Collateral Agent, the Custodial Agent or the Securities Intermediary shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all loss, liability or reasonable out-of-pocket expense which it may incur by reason of its acting.
     The Collateral Agent, the Custodial Agent and the Securities Intermediary may in addition elect to commence an interpleader action or seek other judicial relief or orders as the Collateral Agent, the Custodial Agent or the Securities Intermediary may deem necessary. Notwithstanding anything contained herein to the contrary, none of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be required to take any action that is in its opinion contrary to law or to the terms of this Agreement, or which would in its opinion subject it or any of its officers, employees or directors to personal liability.

     Section 15.10. Resignation of Collateral Agent, the Custodial Agent and the Securities Intermediary. (a) Subject to the appointment and acceptance of a successor Collateral Agent, Custodial Agent or Securities Intermediary as provided below:
     (i) the Collateral Agent, the Custodial Agent or the Securities Intermediary may resign at any time by giving notice thereof to the Company and the Purchase Contract Agent as attorney-in-fact for the Holders;
     (ii) the Collateral Agent, the Custodial Agent or the Securities Intermediary may be removed at any time by the Company; and
     (iii) if the Collateral Agent, the Custodial Agent or the Securities Intermediary fails to perform any of its material obligations hereunder in any material respect for a period of not less than 20 days after receiving written notice of such failure by the Purchase Contract Agent and such failure shall be continuing, the Collateral Agent, the Custodial Agent and the Securities Intermediary may be removed by the Purchase Contract Agent, acting at the direction of Holders of a majority of the Units.
     The Purchase Contract Agent shall promptly notify the Company upon the transmission of notice as contemplated by clause (iii) of Section 15.10(a) and any removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary pursuant to clause (iii) of this Section 15.10(a). Upon any such resignation or removal under this Section 15.10(a), the Company shall have the right to appoint a successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, which shall not be an Affiliate of the Purchase Contract Agent. If no successor Collateral Agent, Custodial Agent or Securities Intermediary shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Collateral Agent’s, Custodial Agent’s or Securities Intermediary’s giving of notice of resignation or the Company’s or the Purchase Contract Agent’s giving notice of such removal, then the retiring or removed Collateral Agent, Custodial Agent or Securities Intermediary may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Collateral Agent, Custodial Agent or Securities Intermediary. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall each be a bank or a national banking association which has an office (or an agency office) in New York City with a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Collateral Agent, Custodial Agent or Securities Intermediary hereunder by a successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, such successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, and the retiring Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, shall take all appropriate action, subject to payment of any amounts then due and payable to it hereunder, to transfer any money and property held by it hereunder (including the Collateral) to such successor. The retiring Collateral Agent, Custodial Agent or Securities Intermediary shall, upon such succession, be discharged from its duties and obligations as Collateral Agent, Custodial Agent or Securities Intermediary hereunder. After any retiring Collateral Agent’s, Custodial Agent’s or Securities Intermediary’s resignation hereunder as Collateral Agent, Custodial Agent or Securities Intermediary, the provisions of this Article 15 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary. Any resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary hereunder, at a time when such Person is also acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, shall be deemed for all purposes of this Agreement as the simultaneous resignation or removal of the Collateral Agent, the Securities Intermediary or the Custodial Agent, as the case may be.
     (b) If The Bank of New York Mellon Trust Company, N.A. is serving as the Collateral Agent hereunder and also as the Purchase Contract Agent hereunder at any time that an Event of Default (as defined in the Indenture) or a collateral event of default is continuing hereunder, The Bank of New York Mellon Trust Company, N.A. will resign as the Collateral Agent, Custodial Agent and the Securities Intermediary effective as of the appointment of one or more successors in accordance with this Article 15, but continue to act as the Purchase Contract Agent. A successor Collateral Agent, Custodial Agent and Securities Intermediary will be appointed in accordance with the terms of this Article 15.
     Section 15.11. Right to Appoint Agent or Advisor. The Collateral Agent shall have the right to appoint agents or advisors in connection with any of its duties hereunder, and the Collateral Agent shall not be liable for any action taken or omitted by, or in reliance upon the advice of, such agents or advisors selected in good faith. The appointment of agents pursuant to this Section 15.11 shall be subject to prior written consent of the Company, which consent shall not be unreasonably withheld.
     Section 15.12. Survival. The provisions of this Article 15 shall survive termination of this Agreement and the resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary.
     Section 15.13. Exculpation. Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Collateral Agent, the Custodial Agent or the Securities Intermediary or their officers, directors, employees or agents be liable under this Agreement for indirect, special, punitive, or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, whether or not the likelihood of such loss or damage was known to the Collateral Agent, the Custodial Agent or the Securities Intermediary, or any of them and regardless of the form of action.
     Section 15.14. Expenses, Etc. The Company agrees to reimburse the Collateral Agent, the Custodial Agent and the Securities Intermediary for:
     (a) all reasonable costs, fees and expenses of the Collateral Agent, the Custodial Agent and the Securities Intermediary (including, without limitation, the reasonable fees and expenses of counsel to the Collateral Agent, the Custodial Agent and the Securities Intermediary), in connection with (i) the negotiation, preparation, execution and delivery or performance of this Agreement (excluding taxes that are based on or measured by income in whole or in part (including franchise taxes)) and (ii) any modification, supplement or waiver of any of the terms of this Agreement;
     (b) all reasonable costs, fees and expenses of the Collateral Agent, the Custodial Agent and the Securities Intermediary (including, without limitation, reasonable fees and expenses of counsel) in connection with (i) any enforcement or proceedings resulting or incurred in connection with causing any Holder to satisfy its obligations under the Purchase Contracts forming a part of the Units and (ii) the enforcement of this Section 15.14;
     (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other document referred to herein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated hereby;
     (d) all reasonable fees and expenses of any agent or advisor appointed by the Collateral Agent and consented to by the Company under Section 15.11 of this Agreement; and
     (e) any other out-of-pocket costs and expenses (excluding taxes that are based on or measured by income in whole or in part (including franchise taxes)) reasonably incurred by the Collateral Agent, the Custodial Agent and the Securities Intermediary in connection with the performance of their duties hereunder.
     Section 15.15. Force Majeure. In no event shall any of the Collateral Agent, Custodial Agent and Securities Intermediary be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused directly or indirectly, by circumstances beyond its control, including, without limitation, acts of God; earthquake; fires; floods; wars; civil or military disturbances; terrorist acts; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; or acts of civil or military authority or governmental actions; it being understood that the Collateral Agent, Custodial Agent and Securities Intermediary shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under such circumstances.
ARTICLE 16
Miscellaneous
     Section 16.01. Security Interest Absolute. All rights of the Collateral Agent and security interests hereunder, and all obligations of the Holders from time to time hereunder pursuant to the Pledge, shall be absolute and unconditional irrespective of:
     (a) any lack of validity or enforceability of any provision of the Purchase Contracts or the Units or any other agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or any other term of, or any increase in the amount of, all or any of the obligations of Holders of the Units under the related Purchase Contracts, or any other amendment or waiver of any term of, or any consent to any departure from any requirement of, the Purchase Contract Agreement or any Purchase Contract or any other agreement or instrument relating thereto; or
     (c) any other circumstance which might otherwise constitute a defense available to, or discharge of, a borrower, a guarantor or a pledgor.
     Section 16.02. Notice of Special Event, Special Event Redemption and Termination Event. Upon the occurrence of a Special Event, a Special Event Redemption or a Termination Event, the Company shall deliver written notice to the Purchase Contract Agent, the Collateral Agent and the Securities Intermediary. Upon the written request of the Collateral Agent or the Securities Intermediary, the Company shall inform such party whether or not a Special Event, a Special Event Redemption or a Termination Event has occurred.
     [SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

	GREAT PLAINS ENERGY INCORPORATED		THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Purchase Contract Agent and as attorney-in-fact of the Holders from time to time of the Units

By:	/s/ Terry Bassham	By:	/s/ M. Callahan
	Name: Terry Bassham		Name: M. Callahan
	Title: Executive Vice President – Finance and Strategic Development and Chief Financial Officer		Title: Vice President

	Address for Notices:		Address for Notices:
	1201 Walnut Street		The Bank of New York Mellon Trust
	Kansas City, Missouri 64106		Company, N.A.
	Telecopier No.: (816) 556-2418		2 North LaSalle Street,
	Attention: Treasurer		Suite 1020
Chicago, IL 60602
	With a copy to:		Tel: (312) 827-8500
	Great Plains Energy Incorporated		Fax: (312) 827-8542
	1201 Walnut Street		Attention: Global Corporate Trust
Kansas City, Missouri 64106
Telecopier No.: (816) 556-2418
Attention: Assistant General Counsel

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Collateral Agent, Custodial Agent and Securities Intermediary

By:	/s/ M. Callahan
Name: M. Callahan
Title: Vice President

Address for Notices: The Bank of New York Mellon Trust Company, N.A. 2 North LaSalle Street, Suite 1020 Chicago, IL 60602 Tel: (312) 827-8500 Fax: (312) 827-8542 Attention: Global Corporate Trust

EXHIBIT A
(FORM OF FACE OF CORPORATE UNITS CERTIFICATE)
     [For inclusion in Global Certificates only — THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE PURCHASE CONTRACT AND PLEDGE AGREEMENT AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

No.	CUSIP No. 391164 803
Number of Corporate Units:	ISIN No. US3911648034
GREAT PLAINS ENERGY INCORPORATED
Corporate Units
     This Corporate Units Certificate certifies that       is the registered Holder of the number of Corporate Units set forth above [For inclusion in Global Certificates only — or such other number of Corporate Units reflected in the Schedule of Increases or Decreases in Global Certificate attached hereto, which number shall not exceed 5,750,000 Corporate Units]. Each Corporate Unit consists of (i) the rights and obligations of the Holder under one Purchase Contract with the Company pursuant to which (A) the Holder will agree to purchase from the Company, and the Company will agree to sell to the Holder, not later than the Purchase Contract Settlement Date, for the Stated Amount in cash, a number of newly issued shares of the Common Stock equal to the Settlement Rate, subject to anti-dilution adjustments and (B) the Company will pay the Holder quarterly Contract Adjustment Payments, subject to the Company’s right to defer such Contract Adjustment Payments and (ii) either (A) an Applicable Ownership Interest in Notes or (B) upon the occurrence of a Special Event Redemption or a Successful Early Remarketing prior to the Purchase Contract Settlement Date, the Applicable Ownership Interest in the Special Event Treasury Portfolio or Applicable Ownership Interest in the Remarketing Treasury Portfolio, as the case may be, subject to the pledge of the Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definition of Applicable Ownership Interest in the Special Event Treasury Portfolio or Applicable Ownership Interest in the Remarketing Treasury Portfolio) by such Holder pursuant to the Purchase Contract and Pledge Agreement.
     All capitalized terms used herein that are defined in the Purchase Contract and Pledge Agreement (as defined on the reverse hereof) have the meaning set forth therein.
     In the event of any inconsistency between the provisions of this Corporate Units Certificate and the provisions of the Purchase Contract and Pledge Agreement (as defined below), the provisions of the provisions of the Purchase Contract and Pledge Agreement shall govern and control.
     Pursuant to the Purchase Contract and Pledge Agreement, the Applicable Ownership Interest in Notes or the Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio), as the case may be, constituting part of each Corporate Unit evidenced hereby have been pledged to the Collateral Agent, for the benefit of the Company, to secure the obligations of the Holder under the Purchase Contract comprising part of such Corporate Unit.
     All payments of the principal amount with respect to the Notes underlying the Pledged Applicable Ownership Interests in Notes or all payments with respect to the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio), as the case may be, or payments of interest on the Pledged Applicable Ownership Interests in Notes or distributions with respect to the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) and (in the case of Applicable Ownership Interests in the Remarketing Treasury Portfolio) clause (iii) of each paragraph of the definitions of each of Applicable Ownership Interests in the Remarketing Treasury Portfolio and Applicable Ownership Interests in the Special Event Treasury Portfolio, as the case may be), as the case may be, constituting part of the Corporate Units shall be paid on the dates and in the manner set forth in the Purchase Contract and Pledge Agreement. Interest on the Notes underlying the Applicable Ownership Interests in Notes and distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) and (in the case of Applicable Ownership Interests in the Remarketing Treasury Portfolio) clause (iii) of each paragraph of the definitions of each of Applicable Ownership Interests in the Remarketing Treasury Portfolio and Applicable Ownership Interests in the Special Event Treasury Portfolio, as the case may be), as the case may be, forming part of the Corporate Units evidenced hereby, which are payable on each Payment Date, shall, subject to receipt thereof by the Purchase Contract Agent, be paid to the Person in whose name this

Corporate Units Certificate (or a Predecessor Corporate Units Certificate) is registered at the close of business on the Record Date for such Payment Date.
     Each Purchase Contract evidenced hereby obligates the Holder of this Corporate Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date, at a Purchase Price equal to the Stated Amount, a number of newly issued shares of Common Stock of the Company, equal to the Settlement Rate, unless on or prior to the Purchase Contract Settlement Date there shall have occurred a Termination Event, an Early Settlement or a Fundamental Change Early Settlement with respect to such Purchase Contract, all as provided in the Purchase Contract and Pledge Agreement. The Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby, if not paid earlier, shall be paid on the Purchase Contract Settlement Date by application of payment received in the Remarketing of the Notes underlying the Pledged Applicable Ownership Interests in Notes equal to the principal amount thereof or the proceeds of the Pledged Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio), as the case may be, pledged to secure the obligations under such Purchase Contract of the Holder of the Corporate Units of which such Purchase Contract is a part.
     Distributions on the Applicable Ownership Interests in Notes and distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) and (in the case of Applicable Ownership Interests in the Remarketing Treasury Portfolio) clause (iii) of each paragraph of the definitions of each of Applicable Ownership Interests in the Remarketing Treasury Portfolio and Applicable Ownership Interests in the Special Event Treasury Portfolio, as the case may be) will be payable at the Corporate Trust Office of the Purchase Contract Agent in The City of New York, which is located at 101 Barclay Street, New York, New York 10286, except that all payments with respect to Global Certificates will be made by wire transfer of immediately available funds to the Depositary.
     Each Purchase Contract evidenced hereby obligates each Holder and Beneficial Owner to agree, for U.S. federal, state and local income tax purposes (i) to treat each Beneficial Owner of a Corporate Unit as the owner of the applicable interests in the Collateral Account, including the Notes underlying the Applicable Ownership Interests in Notes, the Applicable Ownership Interests in the Treasury Portfolio or the Treasury Securities, as applicable, (ii) to treat the Notes as indebtedness which is subject to the contingent payment debt regulations, (iii) to allocate a Holder’s purchase price for a Corporate Unit between the Applicable Ownership Interests in Notes and the Purchase Contract so that each Holder’s initial tax basis in each Purchase Contract will be $0.00 and each Holder’s initial tax basis in each Applicable Ownership Interest in Notes will be $50.00, (iv) to treat the Notes and the Purchase Contracts comprising the Corporate Units as separate economic interests, with the Notes treated as debt instruments and the Purchase Contracts treated as forward contracts and (v) in all events, not to take any position for U.S. federal, state and local income tax purposes that is inconsistent with or contrary to the above covenants.
     The Company shall pay, on each Contract Adjustment Payment Date, in respect of each Purchase Contract forming part of a Corporate Unit evidenced hereby, an amount (the “Contract

Adjustment Payments”) equal to 2.00% per year of the Stated Amount, computed on the basis of a 360-day year consisting of twelve 30-day months. Such Contract Adjustment Payments shall be payable to the Person in whose name this Corporate Units Certificate is registered at the close of business on the Record Date for such Contract Adjustment Payment Date. The Company may, at its option, defer such Contract Adjustment Payments as described in the Purchase Contract and Pledge Agreement. The Contract Adjustment Payments are unsecured and will rank subordinate and junior in right of payment to all of the Company’s existing and future Senior Indebtedness.
     Interest on the Notes, distributions on the Applicable Ownership Interest in the Remarketing Portfolio or the Applicable Ownership Interest in the Special Event Treasury Portfolio, as the case may be, and the Contract Adjustment Payments will be payable at the office of the Purchase Contract Agent in the City of New York. If the book-entry system for the Corporate Units has been terminated, the Contract Adjustment Payments will be payable, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register, or by wire transfer to the account designated by such Person by a prior written notice to the Purchase Contract Agent.
     Reference is hereby made to the further provisions set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Purchase Contract Agent by manual signature, this Corporate Units Certificate shall not be entitled to any benefit under the Purchase Contract and Pledge Agreement or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company and the Holder specified above have caused this instrument to be duly executed.

GREAT PLAINS ENERGY INCORPORATED

By:
Name:
Title:

HOLDER SPECIFIED ABOVE (as to obligations of such Holder under the Purchase Contracts)

By:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not individually but solely as attorney-in-fact of such Holder

By:
Authorized Signatory
CERTIFICATE OF AUTHENTICATION
OF PURCHASE CONTRACT AGENT
     This is one of the Corporate Units Certificates referred to in the within mentioned Purchase Contract and Pledge Agreement.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Purchase Contract Agent

By:
Authorized Signatory
     Dated:

(REVERSE OF CORPORATE UNITS CERTIFICATE)
     Each Purchase Contract evidenced hereby is governed by a Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (as may be supplemented from time to time, the “Purchase Contract and Pledge Agreement”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, to which Purchase Contract and Pledge Agreement and supplemental agreements thereto reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Purchase Contract Agent, the Company, and the Holders and of the terms upon which the Corporate Units Certificates are, and are to be, executed and delivered.
     Each Purchase Contract evidenced hereby obligates the Holder of this Corporate Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date at a price equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate, unless an Early Settlement, a Fundamental Change Early Settlement or a Termination Event with respect to the Units of which such Purchase Contract is a part shall have occurred. The Settlement Rate is subject to adjustment as described in the Purchase Contract and Pledge Agreement.
     No fractional shares of Common Stock will be issued upon settlement of Purchase Contracts, as provided in Section 5.09 of the Purchase Contract and Pledge Agreement.
     Each Purchase Contract evidenced hereby that is settled through Early Settlement or Fundamental Change Early Settlement shall obligate the Holder of the related Corporate Units to purchase at the Purchase Price, and the Company to sell, a number of newly issued shares of Common Stock equal to the Minimum Settlement Rate (in the case of an Early Settlement) or applicable Fundamental Change Early Settlement Rate (in the case of a Fundamental Change Early Settlement).
     In accordance with the terms of the Purchase Contract and Pledge Agreement, unless a Termination Event shall have occurred, the Holder of this Corporate Units Certificate shall pay the Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby by effecting a Cash Settlement, an Early Settlement or, if applicable, a Fundamental Change Early Settlement or from the proceeds of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio) or a Final Remarketing of the Notes underlying the Pledged Applicable Ownership Interests in Notes. A Holder of Corporate Units who (1) does not, on or prior to 11:00 a.m. (New York City time) on the sixth Business Day immediately preceding the Purchase Contract Settlement Date make an effective Cash Settlement in the manner provided in the Purchase Contract and Pledge Agreement or (2) on or prior to 4:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Purchase Contract Settlement Date, does not make an effective Early Settlement, shall pay the Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the shares of Common Stock to be delivered under the related Purchase Contract from the proceeds of the sale of the Notes underlying the Pledged Applicable Ownership Interests in Notes held by the Collateral Agent in the Remarketing unless the Holder has previously made a Fundamental Change Early Settlement. If the Treasury Portfolio has replaced the Notes as a component of Corporate Units, a Holder of Corporate Units shall pay the Purchase Price for the shares of Common Stock to be delivered under the related Purchase Contract from the proceeds at maturity of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio).
     As provided in the Purchase Contract and Pledge Agreement, upon the occurrence of a Failed Final Remarketing, as of the Purchase Contract Settlement Date, each Holder of any Pledged Applicable Interests in Notes, unless such Holder has elected Cash Settlement and delivered cash in accordance with Section 5.03(a) of the Purchase Contract and Pledge Agreement, shall be deemed to have exercised such Holder’s Put Right with respect to the Notes underlying such Applicable Ownership Interests in Notes and to have elected to have the Proceeds of the Put Right set-off against such Holder’s obligation to pay the aggregate Purchase Price for the shares of Common Stock to be issued under the related Purchase Contracts in full satisfaction of such Holders’ obligations under such Purchase Contracts.
     The Company shall not be obligated to issue any shares of Common Stock in respect of a Purchase Contract or deliver any certificates therefor to the Holder unless it shall have received payment of the aggregate Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the shares of Common Stock to be purchased thereunder in the manner set forth in the Purchase Contract and Pledge Agreement.
     The Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including, without limitation, the rights of the Holders to receive and the obligation of the Company to pay any Contract Adjustment Payments, shall immediately and automatically terminate, without the necessity of any notice or action by any Holder, the Purchase Contract Agent or the Company, if, on or prior to the Purchase Contract Settlement Date, a Termination Event shall have occurred. Upon the occurrence of a Termination Event, the Company shall give written notice to the Purchase Contract Agent and to the Holders, at their addresses as they appear in the Security Register. Upon and after the occurrence of a Termination Event, the Collateral Agent shall release the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definition of such term) forming a part of each Corporate Unit from the Pledge. A Corporate Unit shall thereafter represent the right to receive the Note underlying the Applicable Ownership Interest in the Notes or the Applicable Ownership Interests in the Treasury Portfolio forming a part of such Corporate Units in accordance with the terms of the Purchase Contract and Pledge Agreement.
     Under the terms of the Purchase Contract and Pledge Agreement, the Purchase Contract Agent will be entitled to exercise the voting and any other consensual rights pertaining to the Notes underlying the Pledged Applicable Ownership Interests in Notes, but only to the extent instructed in writing by the Holders. Upon receipt of notice of any meeting at which holders of Notes are entitled to vote or upon any solicitation of consents, waivers or proxies of holders of Notes, the Purchase Contract Agent shall, as soon as practicable thereafter, mail, first class, postage pre-paid, to the Corporate Units Holders the notice required by the Purchase Contract and Pledge Agreement.
     Upon the occurrence of a Special Event Redemption, the Collateral Agent shall surrender the Notes underlying Pledged Applicable Ownership Interests in Notes against delivery of an amount equal to the aggregate Redemption Price of such Notes and shall deposit the funds in the Collateral Account in exchange for such Notes. Thereafter, the Collateral Agent shall cause the Securities Intermediary to apply an amount equal to the aggregate Redemption Amount of such funds to purchase, on behalf of the Holders of Corporate Units, the Special Event Treasury Portfolio.
     Upon the occurrence of a Successful Early Remarketing and receipt in the Collateral Account of the proceeds thereof, the Collateral Agent shall cause the Securities Intermediary to apply an amount equal to the Remarketing Treasury Portfolio Purchase Price to purchase, on behalf of the Holders of Corporate Units, the Remarketing Treasury Portfolio.
     Following the occurrence of a Special Event Redemption prior to the Purchase Contract Settlement Date or a Successful Early Remarketing, the Collateral Agent shall have such security interest rights with respect to the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio) as the Collateral Agent had in respect of Applicable Ownership Interests in Notes and the underlying Notes, as provided in the Purchase Contract and Pledge Agreement and any reference herein to the Notes or Applicable Ownership Interests in Notes shall be deemed to be a reference to the Treasury Portfolio or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be.
     The Corporate Units Certificates are issuable only in registered form and only in denominations of a single Corporate Unit and any integral multiple thereof. The transfer of any Corporate Units Certificate will be registered and Corporate Units Certificates may be exchanged as provided in the Purchase Contract and Pledge Agreement. A Holder who elects to substitute a Treasury Security for the Notes underlying the Applicable Ownership Interests in Notes or Applicable Ownership Interests in the Treasury Portfolio, as the case may be, thereby creating Treasury Units, shall be responsible for any fees or expenses payable in connection therewith. Except as provided in the Purchase Contract and Pledge Agreement, such Corporate Unit shall not be separable into its constituent parts, and the rights and obligations of the Holder of such Corporate Unit in respect of the Applicable Ownership Interest in Notes, or Applicable Ownership Interest in the Treasury Portfolio, as the case may be, and Purchase Contract constituting such Corporate Units may be transferred and exchanged only as a Corporate Unit.
     Subject to, and in compliance with, the conditions and terms set forth in the Purchase Contract and Pledge Agreement, the Holder of Corporate Units may effect a Collateral Substitution. From and after such Collateral Substitution, each Unit for which Pledged Treasury Securities secure the Holder’s obligation under the Purchase Contract shall be referred to as a “Treasury Unit”. Subject to certain exceptions in the Purchase Contract and Pledge Agreement, a Holder may make such Collateral Substitution only in integral multiples of 20 Corporate Units for 20 Treasury Units.

     Subject to and upon compliance with the provisions of the Purchase Contract and Pledge Agreement, at the option of the Holder thereof, Purchase Contracts underlying Units may be settled early by effecting an Early Settlement as provided in the Purchase Contract and Pledge Agreement in integral multiples of 20 Corporate Units, or if Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Notes as a component of the Corporate Units, in integral multiples of 800 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent(s) upon a Successful Remarketing of Notes, which number shall be provided to a Holder by the Company at the request of such Holder).
     Upon Early Settlement of Purchase Contracts by a Holder of the related Units, the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio) underlying such Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock on account of each Purchase Contract forming part of a Corporate Unit as to which Early Settlement is effected equal to the Minimum Settlement Rate.
     Upon the occurrence of a Fundamental Change, a Holder of Corporate Units may effect Fundamental Change Early Settlement of the Purchase Contracts underlying such Corporate Units pursuant to the terms of the Purchase Contract and Pledge Agreement in integral multiples of 20 Corporate Units, or if the Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Notes as a component of the Corporate Units, in integral multiples of 800 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent(s) upon a Successful Remarketing of Notes, which number shall be provided to a Holder by the Company at the request of such Holder). Upon Fundamental Change Early Settlement of Purchase Contracts by a Holder of the related Corporate Units, the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio) underlying such Corporate Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock or other consideration specified in the Purchase Contract and Pledge Agreement on account of each Purchase Contract forming part of a Corporate Unit as to which Fundamental Change Early Settlement is effected equal to the applicable Settlement Rate.
     Upon registration of transfer of this Corporate Units Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee, except as may be required by the Purchase Contract Agent pursuant to the Purchase Contract and Pledge Agreement), under the terms of the Purchase Contract and Pledge Agreement and the Purchase Contracts evidenced hereby and the transferor shall be released from the obligations under the Purchase Contracts evidenced by this Corporate Units Certificate. The Company covenants and agrees, and the Holder, by its acceptance hereof, likewise covenants and agrees, to be bound by the provisions of this paragraph.

     The Holder of this Corporate Units Certificate, by its acceptance hereof, authorizes the Purchase Contract Agent to enter into and perform the related Purchase Contracts forming part of the Corporate Units evidenced hereby on its behalf as its attorney-in-fact, expressly withholds any consent to the assumption (i.e., affirmance) of the Purchase Contracts by the Company or its trustee in the event that the Company becomes the subject of a case under the Bankruptcy Code, agrees to be bound by the terms and provisions thereof, covenants and agrees to perform its obligations under such Purchase Contracts, consents to the provisions of the Purchase Contract and Pledge Agreement, authorizes the Purchase Contract Agent to enter into and perform the Purchase Contract and Pledge Agreement on its behalf as its attorney-in-fact, and consents to the Pledge of the Applicable Ownership Interests in Notes and the underlying Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio), as the case may be, underlying this Corporate Units Certificate pursuant to the Purchase Contract and Pledge Agreement. The Holder further covenants and agrees that, to the extent and in the manner provided in the Purchase Contract and Pledge Agreement, but subject to the terms thereof, any payments with respect the Notes underlying the Pledged Applicable Ownership Interests in Notes (other than interest payments thereon) or the Proceeds of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of each paragraph of the definitions of Applicable Ownership Interest in the Special Event Treasury Portfolio and Applicable Ownership Interest in the Remarketing Treasury Portfolio), as the case may be, on the Purchase Contract Settlement Date equal to the aggregate Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the related Purchase Contracts shall be paid by the Collateral Agent to the Company in satisfaction of such Holder’s obligations under the related Purchase Contracts and such Holder shall acquire no right, title or interest in such payments.
     Subject to certain exceptions, the provisions of the Purchase Contract and Pledge Agreement may be amended with the consent of the Holders of a majority of the Purchase Contracts.
     The Purchase Contracts shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed wholly within such state.
     The Purchase Contracts shall not, prior to the settlement thereof, entitle the Holder to any of the rights of a holder of shares of Common Stock.
     Prior to due presentment of this Certificate for registration of transfer, the Company, the Purchase Contract Agent and its Affiliates and any agent of the Company or the Purchase Contract Agent may treat the Person in whose name this Corporate Units Certificate is registered as the owner of the Corporate Units evidenced hereby for the purpose of receiving payments of interest payable on the Notes underlying the Applicable Ownership Interests in Notes, receiving payments of Contract Adjustment Payments (subject to any applicable record date), performance of the Purchase Contracts and for all other purposes whatsoever, whether or not any payments in respect thereof be overdue and notwithstanding any notice to the contrary, and neither the Company, the Purchase Contract Agent nor any such agent shall be affected by notice to the contrary.
     A copy of the Purchase Contract and Pledge Agreement is available for inspection at the offices of the Purchase Contract Agent.

ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM:	as tenants in common

UNIF GIFT MIN ACT:		Custodian
	(cust)		(minor)

Under Uniform Gifts to Minors Act of

TENANT:	as tenants by the entireties

JT TEN:	as joint tenants with right of survivorship and not as tenants in common
Additional abbreviations may also be used though not in the above list.
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
(Please insert Social Security or Taxpayer I.D. or other Identifying Number of Assignee)
(Please Print or Type Name and Address Including Postal Zip Code of Assignee)
the within Corporate Units Certificates and all rights thereunder, hereby irrevocably constituting and appointing                      attorney, to transfer said Corporate Units Certificates on the books of Great Plains Energy Incorporated, with full power of substitution in the premises.

Dated:	Signature

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Corporate Units Certificates in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee:

SETTLEMENT INSTRUCTIONS
     The undersigned Holder directs that a certificate for shares of Common Stock deliverable upon settlement on or after the Purchase Contract Settlement Date of the Purchase Contracts underlying the number of Corporate Units evidenced by this Corporate Units Certificate be registered in the name of, and delivered, together with a check in payment for any fractional share, to the undersigned at the address indicated below unless a different name and address have been indicated below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

(if assigned to another person)

Dated:	REGISTERED HOLDER

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:	Please print name and address of Register Holder:

Name:	Name:

Address:	Address:

Social Security or other Taxpayer Identification Number, if any

Signature
Signature
Guarantee:

ELECTION TO SETTLE EARLY/FUNDAMENTAL CHANGE EARLY SETTLEMENT
     The undersigned Holder of this Corporate Units Certificate hereby irrevocably exercises the option to effect [Early Settlement] [Fundamental Change Early Settlement] in accordance with the terms of the Purchase Contract and Pledge Agreement with respect to the Purchase Contracts underlying the number of Corporate Units evidenced by this Corporate Units Certificate specified below. The option to effect [Early Settlement] [Fundamental Change Early Settlement] may be exercised only with respect to Purchase Contracts underlying Corporate Units in multiples of 20 Corporate Units or an integral multiple thereof; provided that if Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in the Notes as a component of the Corporate Units, Corporate Units Holders may only effect [Early Settlement] [Fundamental Change Early Settlement] in multiples of 800 Corporate Units (or such other number of Corporate Units as may be determined by the Remarketing Agent(s) upon a Successful Remarketing of Notes, which number shall be provided to a Holder by the Company at the request of such Holder). The undersigned Holder directs that a certificate for shares of Common Stock or other securities deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] be registered in the name of, and delivered, together with a check in payment for any fractional share and any Corporate Units Certificate representing any Corporate Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is not effected, to the undersigned at the address indicated below unless a different name and address have been indicated below. Notes underlying Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] will be transferred in accordance with the transfer instructions set forth below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

Dated:	Signature:

Signature Guarantee:

     Number of Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is being elected:

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:	REGISTERED HOLDER Please print name and address of Register Holder:

Name:	Name:

Address:	Address:

Social Security or other Taxpayer Identification Number, if any

Signature:

Signature Guarantee:

     Transfer Instructions for Notes underlying Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, transferable upon [Early Settlement] [Fundamental Change Early Settlement]:

[TO BE ATTACHED TO GLOBAL CERTIFICATES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL CERTIFICATE
The initial number of Corporate Units evidenced by this Global Certificate is [         ].
The following increases or decreases in this Global Certificate have been made:

		Amount of	Number of
	Amount of	decrease in	Corporate Units
	increase in	number of	evidenced by
	number of	Corporate	this Global	Signature of
	Corporate Units	Unites	Certificate	authorized
	evidenced by	evidenced by	following such	signatory of
	the Global	the Global	decrease or	Purchase
Date	Certificate	Certificate	increase	Contract Agent

EXHIBIT B
(FORM OF FACE OF TREASURY UNITS CERTIFICATE)
     [For inclusion in Global Certificate only — THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE PURCHASE CONTRACT AND PLEDGE AGREEMENT AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

No.	CUSIP No. 391164 886
ISIN No. US3911648869
Number of Treasury Units:
GREAT PLAINS ENERGY INCORPORATED
Treasury Units
     This Treasury Units Certificate certifies that [     ] is the registered Holder of the number of Treasury Units set forth above [For inclusion in Global Certificates only — or such other number of Treasury Units reflected in the Schedule of Increases or Decreases in Global Certificate attached hereto, which number shall not exceed 5,750,000 Treasury Units]. Each Treasury Unit consists of (i) a 1/20, or 5%, undivided beneficial ownership interest in a Treasury Security having a principal amount at maturity equal to $1,000, subject to the Pledge of such Treasury Security by such Holder pursuant to the Purchase Contract and Pledge Agreement, and

(ii) the rights and obligations of the Holder under one Purchase Contract with the Company pursuant to which (A) the Holder will agree to purchase from the Company, and the Company will agree to sell to the Holder, not later than the Purchase Contract Settlement Date, for the Stated Amount in cash, a number of newly issued shares of the Common Stock equal to the Settlement Rate, subject to anti-dilution adjustments and (B) the Company will pay the Holder quarterly Contract Adjustment Payments, subject to the Company’s right to defer such Contract Adjustment Payments.
     All capitalized terms used herein that are defined in the Purchase Contract and Pledge Agreement (as defined on the reverse hereof) have the meaning set forth therein. In the event of any inconsistency between the provisions of this Treasury Units Certificate and the provisions of the Purchase Contract and Pledge Agreement (as defined below), the provisions of the provisions of the Purchase Contract and Pledge Agreement shall govern and control.
     Pursuant to the Purchase Contract and Pledge Agreement, the Treasury Securities underlying each Treasury Unit evidenced hereby have been pledged to the Collateral Agent, for the benefit of the Company, to secure the obligations of the Holder under the Purchase Contract comprising part of such Treasury Unit.
     Each Purchase Contract evidenced hereby obligates the Holder of this Treasury Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date, at a Purchase Price equal to the Stated Amount, a number of newly issued shares of Common Stock of the Company, equal to the Settlement Rate, unless prior to or on the Purchase Contract Settlement Date there shall have occurred a Termination Event, an Early Settlement or a Fundamental Change Early Settlement with respect to such Purchase Contract, all as provided in the Purchase Contract and Pledge Agreement. The Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby, if not paid earlier, shall be paid on the Purchase Contract Settlement Date by application of the proceeds from the Treasury Securities at maturity pledged to secure the obligations under such Purchase Contract of the Holder of the Treasury Units of which such Purchase Contract is a part.
     Each Purchase Contract evidenced hereby obligates each Holder and Beneficial Owner to agree, for U.S. federal income tax purposes, to treat each beneficial owner of a Treasury Unit as the owner of the applicable interests in the Treasury Securities.
     The Company shall pay, on each Contract Adjustment Payment Date, in respect of each Purchase Contract forming part of a Treasury Unit evidenced hereby, an amount (the “Contract Adjustment Payments”) equal to 2.00% per year of the Stated Amount, computed on the basis of a 360-day year of twelve 30-day months. Such Contract Adjustment Payments shall be payable to the Person in whose name this Treasury Units Certificate is registered at the close of business on the Record Date for such Payment Date. The Company may, at its option, defer such Contract Adjustment Payments, as described in the Purchase Contract and Pledge Agreement. The Contract Adjustment Payments are unsecured and will rank subordinate and junior in right of payment to all of the Company’s existing and future Senior Indebtedness.
     Contract Adjustment Payments will be payable at the office of the Purchase Contract Agent in the Borough of Manhattan, New York City. If the book-entry system for the Corporate

Units has been terminated, the Contract Adjustment Payments will be payable, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register, or by wire transfer to the account designated by such Person by a prior written notice to the Purchase Contract Agent.
     Reference is hereby made to the further provisions set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Purchase Contract Agent by manual signature, this Treasury Units Certificate shall not be entitled to any benefit under Purchase Contract and Pledge Agreement or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company and the Holder specified above have caused this instrument to be duly executed.

GREAT PLAINS ENERGY INCORPORATED

By:

Name:
Title:

HOLDER SPECIFIED ABOVE (as to obligations of such
Holder under the Purchase Contracts)

By:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not individually but solely as attorney-in-fact or such Holder

By:
Authorized Signatory
CERTIFICATE OF AUTHENTICATION OF
PURCHASE CONTRACT AGENT
This is one of the Treasury Units Certificates referred to in the within-mentioned Purchase Contract and Pledge Agreement.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Purchase Contract Agent

By:
Authorized Signatory
Dated:

(REVERSE OF TREASURY UNITS CERTIFICATE)
     Each Purchase Contract evidenced hereby is governed by a Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (as may be supplemented from time to time, the “Purchase Contract and Pledge Agreement”) between the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, to which Purchase Contract and Pledge Agreement and supplemental agreements thereto reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Purchase Contract Agent, the Company and the Holders and of the terms upon which the Treasury Units Certificates are, and are to be, executed and delivered.
     Each Purchase Contract evidenced hereby obligates the Holder of this Treasury Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date at a price equal to the Stated Amount, a number of newly issued shares of Common Stock equal to the Settlement Rate, unless an Early Settlement, a Fundamental Change Early Settlement or a Termination Event with respect to the Unit of which such Purchase Contract is a part shall have occurred. The Settlement Rate is subject to adjustment as described in the Purchase Contract and Pledge Agreement.
     No fractional shares of Common Stock will be issued upon settlement of Purchase Contracts, as provided in Section 5.09 of the Purchase Contract and Pledge Agreement.
     Each Purchase Contract evidenced hereby that is settled through Early Settlement or Fundamental Change Early Settlement shall obligate the Holder of the related Treasury Units to purchase at the Purchase Price and the Company to sell, a number of newly issued shares of Common Stock equal to the Minimum Settlement Rate (in the case of an Early Settlement) or applicable Fundamental Change Early Settlement Rate (in the case of a Fundamental Change Early Settlement).
     In accordance with the terms of the Purchase Contract and Pledge Agreement, the Holder of this Treasury Unit shall pay the Purchase Price for the shares of the Common Stock to be purchased pursuant to each Purchase Contract evidenced hereby either by effecting an Early Settlement or, if applicable, a Fundamental Change Early Settlement of each such Purchase Contract or by applying the proceeds of the Pledged Treasury Securities underlying such Holder’s Treasury Unit equal to the Purchase Price for such Purchase Contract to the purchase of the Common Stock. A Holder of Treasury Units who on or prior to 4:00 p.m. (New York City time) on the seventh Business Day prior to the Purchase Contract Settlement Date, does not make an effective Early Settlement, shall pay the Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the shares of Common Stock to be issued under the related Purchase Contract from the proceeds of the Pledged Treasury Securities.
     The Company shall not be obligated to issue any shares of Common Stock in respect of a Purchase Contract or deliver any certificates therefor to the Holder unless it shall have received payment of the aggregate Purchase Price, as described in the Purchase Contract and Pledge

Agreement, for the shares of Common Stock to be purchased thereunder in the manner set forth in the Purchase Contract and Pledge Agreement.
     The Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including, without limitation, the rights of the Holders to receive and the obligation of the Company to pay any Contract Adjustment Payments, shall immediately and automatically terminate, without the necessity of any notice or action by any Holder, the Purchase Contract Agent or the Company, if, on or prior to the Purchase Contract Settlement Date, a Termination Event shall have occurred. Upon the occurrence of a Termination Event, the Company shall give written notice to the Purchase Contract Agent and the Holders, at their addresses as they appear in the Security Register. Upon and after the occurrence of a Termination Event, the Collateral Agent shall release the Treasury Securities underlying each Treasury Unit from the Pledge. A Treasury Unit shall thereafter represent the right to receive the Treasury Security underlying such Treasury Unit, in accordance with the terms of the Purchase Contract and Pledge Agreement.
     The Treasury Units Certificates are issuable only in registered form and only in denominations of a single Treasury Unit and any integral multiple thereof. The transfer of any Treasury Units Certificate will be registered and Treasury Units Certificates may be exchanged as provided in the Purchase Contract and Pledge Agreement. A Holder who elects to substitute Notes or Applicable Ownership Interests in the Treasury Portfolio, as the case may be, for Treasury Securities, thereby recreating Corporate Units, shall be responsible for any fees or expenses payable in connection therewith. Except as provided in the Purchase Contract and Pledge Agreement, such Treasury Unit shall not be separable into its constituent parts, and the rights and obligations of the Holder of such Treasury Unit in respect of the Treasury Security and the Purchase Contract constituting such Treasury Unit may be transferred and exchanged only as a Treasury Unit.
     Subject to, and in compliance with, the conditions and terms set forth in the Purchase Contract and Pledge Agreement, the Holder of Treasury Units may effect a Collateral Substitution. From and after such substitution, each Unit for which Pledged Applicable Ownership Interests in Notes, or Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, secure the Holder’s obligation under the Purchase Contract shall be referred to as a “Corporate Unit”. Subject to certain exceptions described in the Purchase Contract and Pledge Agreement, a Holder may make such Collateral substitution only in multiples of 20 Treasury Units for 20 Corporate Units.
     Subject to and upon compliance with the provisions of, and certain exceptions described in, the Purchase Contract and Pledge Agreement, at the option of the Holder thereof, Purchase Contracts underlying Units may be settled early by effecting an Early Settlement as provided in the Purchase Contract and Pledge Agreement in integral multiples of 20 Treasury Units.
     Upon Early Settlement of Purchase Contracts by a Holder of the related Units, the Pledged Treasury Securities underlying such Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock on account of each Purchase Contract forming part of a Treasury Unit as to which Early Settlement is effected equal to the Minimum Settlement Rate.

     Upon the occurrence of a Fundamental Change, a Holder of Treasury Units may effect Fundamental Change Early Settlement of the Purchase Contracts underlying such Treasury Units pursuant to the terms of the Purchase Contract and Pledge Agreement in integral multiples of 20 Treasury Units (subject to certain exceptions described in the Purchase Contract and Pledge Agreement). Upon Fundamental Change Early Settlement of Purchase Contracts by a Holder of the related Treasury Units, the Pledged Treasury Securities underlying such Treasury Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock or other consideration specified in the Purchase Contract and Pledge Agreement on account of each Purchase Contract forming part of a Treasury Unit as to which Fundamental Change Early Settlement is effected equal to the applicable Settlement Rate.
     Upon registration of transfer of this Treasury Units Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee, except as may be required by the Purchase Contract Agent pursuant to the Purchase Contract and Pledge Agreement), under the terms of the Purchase Contract and Pledge Agreement and the Purchase Contracts evidenced hereby and the transferor shall be released from the obligations under the Purchase Contracts evidenced by this Treasury Units Certificate. The Company covenants and agrees, and the Holder, by its acceptance hereof, likewise covenants and agrees, to be bound by the provisions of this paragraph.
     The Holder of this Treasury Units Certificate, by its acceptance hereof, authorizes the Purchase Contract Agent to enter into and perform the related Purchase Contracts forming part of the Treasury Units evidenced hereby on its behalf as its attorney-in-fact, expressly withholds any consent to the assumption (i.e., affirmance) of the Purchase Contracts by the Company or its trustee in the event that the Company becomes the subject of a case under the Bankruptcy Code, agrees to be bound by the terms and provisions thereof, covenants and agrees to perform its obligations under such Purchase Contracts, consents to the provisions of the Purchase Contract and Pledge Agreement, authorizes the Purchase Contract Agent to enter into and perform the Purchase Contract and Pledge Agreement on its behalf as its attorney-in-fact, and consents to the Pledge of the Treasury Securities underlying this Treasury Units Certificate pursuant to the Purchase Contract and Pledge Agreement. The Holder further covenants and agrees, that, to the extent and in the manner provided in the Purchase Contract and Pledge Agreement, but subject to the terms thereof, payments in respect to the aggregate principal amount at maturity of the Pledged Treasury Securities on the Purchase Contract Settlement Date equal to the aggregate Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the related Purchase Contracts shall be paid by the Collateral Agent to the Company in satisfaction of such Holder’s obligations under such Purchase Contracts and such Holder shall acquire no right, title or interest in such payments.
     Subject to certain exceptions, the provisions of the Purchase Contract and Pledge Agreement may be amended with the consent of the Holders of a majority of the Purchase Contracts.
     The Purchase Contracts shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed wholly within such state.

     The Purchase Contracts shall not, prior to the settlement thereof, entitle the Holder to any of the rights of a holder of shares of Common Stock.
     Prior to due presentment of this Certificate for registration of transfer, the Company, the Purchase Contract Agent and its Affiliates and any agent of the Company or the Purchase Contract Agent may treat the Person in whose name this Treasury Units Certificate is registered as the owner of the Treasury Units evidenced hereby for the purpose of receiving payments of Contract Adjustment Payments (subject to any applicable record date), performance of the Purchase Contracts and for all other purposes whatsoever, whether or not any payments in respect thereof be overdue and notwithstanding any notice to the contrary, and neither the Company, the Purchase Contract Agent nor any such agent shall be affected by notice to the contrary.
     A copy of the Purchase Contract and Pledge Agreement is available for inspection at the offices of the Purchase Contract Agent.

ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM:	as tenants in common

UNIF GIFT MIN ACT:	Custodian
	(cust)	(minor)

Under Uniform Gifts to Minors Act of

TENANT:	as tenants by the entireties

JT TEN:	as joint tenants with right of survivorship and not as tenants in common
Additional abbreviations may also be used though not in the above list.
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
(Please insert Social Security or Taxpayer I.D. or other Identifying Number of Assignee)
(Please Print or Type Name and Address Including Postal Zip Code of Assignee)
the within Treasury Units Certificates and all rights thereunder, hereby irrevocably constituting and appointing                      attorney, to transfer said Treasury Units Certificates on the books of Great Plains Energy Incorporated, with full power of substitution in the premises.

Dated:	Signature

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Treasury Units Certificates in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee:

SETTLEMENT INSTRUCTIONS
     The undersigned Holder directs that a certificate for shares of Common Stock deliverable upon settlement on or after the Purchase Contract Settlement Date of the Purchase Contracts underlying the number of Treasury Units evidenced by this Treasury Units Certificate be registered in the name of, and delivered, together with a check in payment for any fractional share, to the undersigned at the address indicated below unless a different name and address have been indicated below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

(if assigned to another person)

Dated	REGISTERED HOLDER

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:	Please print name and address of Register Holder:

Name:	Name:

Address	Address:

Social Security or other Taxpayer Identification Number, if any

Signature:

Signature Guarantee:

     ELECTION TO SETTLE EARLY/FUNDAMENTAL CHANGE EARLY SETTLEMENT
     The undersigned Holder of this Treasury Units Certificate hereby irrevocably exercises the option to effect [Early Settlement] [Fundamental Change Early Settlement] in accordance with the terms of the Purchase Contract and Pledge Agreement with respect to the Purchase Contracts underlying the number of Treasury Units evidenced by this Treasury Units Certificate specified below. The option to effect [Early Settlement] [Fundamental Change Early Settlement] may be exercised only with respect to Purchase Contracts underlying Treasury Units in multiples of 20 Treasury Units or an integral multiple thereof. The undersigned Holder directs that a certificate for shares of Common Stock or other securities deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] be registered in the name of, and delivered, together with a check in payment for any fractional share and any Treasury Units Certificate representing any Treasury Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is not effected, to the undersigned at the address indicated below unless a different name and address have been indicated below. Pledged Treasury Securities deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] will be transferred in accordance with the transfer instructions set forth below. If shares are to be registered in the name of a Person other than the undersigned, the undersigned will pay any transfer tax payable incident thereto.

Dated:	Signature

Signature Guarantee:

     Number of Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is being elected:

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:	REGISTERED HOLDER Please print name and address of Register Holder:

Name	Name

Address	Address

Social Security or other Taxpayer Identification Number, if any
     Transfer Instructions for Pledged Treasury Securities transferable upon [Early Settlement] [Fundamental Change Early Settlement]:

[TO BE ATTACHED TO GLOBAL CERTIFICATES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL CERTIFICATE
     The initial number of Treasury Units evidenced by this Global Certificate is [ ]. The following increases or decreases in this Global Certificate have been made:

Number of
	Amount of	Amount of	Treasury Units
	increase in	decrease in	evidenced by
	number of	number of	this Global	Signature of
	Treasury Units	Treasury Units	Certificate	authorized
	evidenced by	evidenced by	following such	signatory of
	the Global	the Global	decrease or	Purchase
Date	Certificate	Certificate	increase	Contract Agent

EXHIBIT C
INSTRUCTION TO PURCHASE CONTRACT AGENT FROM HOLDER
(To Create Treasury Units or Corporate Units)
The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:     (312) 827-8500
Fax:      (312) 827-8542
Attention: Global Corporate Trust
     Re: [ Corporate Units] [ Treasury Units] of Great Plains Energy Incorporated, a Missouri corporation (the “Company”).
     The undersigned Holder hereby notifies you that it has deposited with The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, for credit to the Collateral Account, $[  ] Value of [Notes] [Applicable Ownership Interests in the Treasury Portfolio] [Treasury Securities] in exchange for an equal Value of [Pledged Treasury Securities] [Notes underlying Pledged Applicable Ownership Interests in Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] held in the Collateral Account, in accordance with the Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (the “Agreement”; unless otherwise defined herein, terms defined in the Agreement are used herein as defined therein), between the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. The undersigned Holder has paid all applicable fees and expenses relating to such exchange. The undersigned Holder hereby instructs you to instruct the Collateral Agent to release to you on behalf of the undersigned Holder the [Notes underlying Pledged Applicable Ownership Interests in Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] [Pledged Treasury Securities] related to such [Corporate Units] [Treasury Units].

Dated:	Signature

Signature Guarantee:

Please print name and address of Registered Holder:

Name:	Social Security or other Taxpayer Identification Number

Address

C-1

EXHIBIT D
NOTICE FROM PURCHASE CONTRACT AGENT
TO HOLDERS UPON TERMINATION EVENT
(Transfer of Collateral upon Occurrence of a Termination Event)
[HOLDER]
Attention:
Telecopy:
     Re: [ Corporate Units] [ Treasury Units] of Great Plains Energy Incorporated Company, a Missouri corporation (the “Company”).
     Please refer to the Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (the “Purchase Contract and Pledge Agreement”; unless otherwise defined herein, terms defined in the Purchase Contract and Pledge Agreement are used herein as defined therein), between the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time.
     We hereby notify you that a Termination Event has occurred and that [the Notes underlying the Pledged Applicable Ownership Interests in Notes] [the Pledged Applicable Ownership Interests in the Treasury Portfolio] [the Treasury Securities] comprising a portion of your ownership interest in [Corporate Units] [Treasury Units] have been released and are being held by us for your account pending receipt of transfer instructions with respect to such [Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] [Pledged Treasury Securities] (the “Released Securities”).
     Pursuant to Section 3.15 of the Purchase Contract and Pledge Agreement, we hereby request written transfer instructions with respect to the Released Securities. Upon receipt of your instructions and upon transfer to us of your [Corporate Units] [Treasury Units] effected through book-entry or by delivery to us of your [Corporate Units Certificate] [Treasury Units Certificate], we shall transfer the Released Securities by book-entry transfer or other appropriate procedures, in accordance with your instructions. In the event you fail to effect such transfer or delivery, the Released Securities and any distributions thereon, shall be held in our name, or a nominee in trust for your benefit, until such time as such [Corporate Units] [Treasury Units] are transferred or your [Corporate Units Certificate] [Treasury Units Certificate] is surrendered or satisfactory evidence is provided that such [Corporate Units Certificate] [Treasury Units Certificate] has been destroyed, lost or stolen, together with any indemnification that we or the Company may require.
Dated:

The Bank of New York Mellon Trust Company,
N.A.,
as Purchase Contract Agent

By:

Name:
Title:
Authorized Signatory

D-1

EXHIBIT E
NOTICE OF CASH SETTLEMENT
The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:       (312) 827-8500
Fax:       (312) 827-8542
Attention: Global Corporate Trust
     Re: Corporate Units of Great Plains Energy Incorporated, a Missouri corporation (the “Company”).
     The undersigned Holder hereby irrevocably notifies you in accordance with Section 5.03 of the Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (the “Purchase Contract and Pledge Agreement”; unless otherwise defined herein, terms defined in the Purchase Contract and Pledge Agreement are used herein as defined therein), between the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the Holders of the Corporate Units and Treasury Units from time to time, that such Holder has elected to pay to the Securities Intermediary for deposit in the Collateral Account, prior to 11:00 a.m. (New York City time) on the sixth Business Day immediately preceding the Purchase Contract Settlement Date (in lawful money of the United States by certified or cashiers’ check or wire transfer, in immediately available funds payable to or upon the order of the Securities Intermediary), $[ ] as the Purchase Price for the shares of Common Stock issuable to such Holder by the Company with respect to [ ] Purchase Contracts on the Purchase Contract Settlement Date. The undersigned Holder hereby instructs you to notify promptly the Collateral Agent of the undersigned Holders’ election to make such Cash Settlement with respect to the Purchase Contracts related to such Holder’s Corporate Units.
Date:

Signature:
Signature Guarantee:
Please print name and address of Registered Holder:

E-1

EXHIBIT F
INSTRUCTION
FROM PURCHASE CONTRACT AGENT
TO COLLATERAL AGENT
(Creation of Treasury Units)
The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:      (312) 827-8500
Fax:      (312) 827-8542
Attention: Global Corporate Trust
     Re: Corporate Units of Great Plains Energy Incorporated (the “Company”).
     Please refer to the Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (the “Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
     We hereby notify you in accordance with Section 3.13 of the Agreement that the holder of securities named below (the “Holder”) has elected to substitute $[ ] Value of Treasury Securities or security entitlements with respect thereto in exchange for an equal Value of [Notes underlying Pledged Applicable Ownership Interests in Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] relating to [ ] Corporate Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Treasury Securities or security entitlements with respect thereto to the Collateral Agent, for credit to the Collateral Account.
     We hereby request that you instruct the Collateral Agent, upon confirmation that such Treasury Securities or security entitlements thereto have been credited to the Collateral Account, to release to the undersigned an equal Value of [Notes underlying Pledged Applicable Ownership Interests in Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto related to [ ] Corporate Units of such Holder in accordance with Section 3.13 of the Agreement.
Dated:

The Bank of New York Mellon Trust Company,
N.A.,
as Purchase Contract Agent and as
attorney-in-fact of the Holders from
time to time of the Units

F-1

By:

Name:
Title:
Authorized Signatory
Please print name and address of Holder electing to substitute Treasury Securities or security entitlements with respect thereto for the [Notes underlying Pledged Applicable Ownership Interests in Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio]:

Name:	Social Security or other Taxpayer Identification Number, if any

Address:

F-2

EXHIBIT G
INSTRUCTION
FROM COLLATERAL AGENT
TO SECURITIES INTERMEDIARY
(Creation of Treasury Units)
The Bank of New York Mellon Trust Company, N.A.,
as Securities Intermediary
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:       (312) 827-8500
Fax:       (312) 827-8542
Attention: Global Corporate Trust
     Re: Corporate Units of Great Plains Energy Incorporated (the “Company”).
     The securities account of The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, maintained by the Securities Intermediary and designated “The Bank of New York Mellon Trust Company, N.A., as Collateral Agent of Great Plains Energy Incorporated, as pledgee of The Bank of New York Mellon Trust Company, N.A., as the Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders” (the “Collateral Account”).
     Please refer to the Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (the “Agreement”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
     When you have confirmed that $[      ] Value of Treasury Securities or security entitlements with respect thereto has been credited to the Collateral Account by or for the benefit of [      ], as Holder of Corporate Units (the “Holder”), you are hereby instructed to release from the Collateral Account an equal Value of [Notes underlying Pledged Applicable Ownership Interests in Notes] [Pledged Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto relating to Corporate Units of the Holder by Transfer to the Purchase Contract Agent.
Dated:

The Bank of New York Mellon Trust Company,
N.A.,
as Collateral Agent
By:

Name:
Title:
Authorized Signatory

G-1

EXHIBIT H
INSTRUCTION
FROM PURCHASE CONTRACT AGENT
TO COLLATERAL AGENT
(Recreation of Corporate Units)
The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:       (312) 827-8500
Fax:       (312) 827-8542
Attention: Global Corporate Trust
     Re: Treasury Units of Great Plains Energy Incorporated (the “Company”).
     Please refer to the Purchase Contract and Pledge Agreement dated as of May 18, 2009 (the “Agreement”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
     We hereby notify you in accordance with Section 3.14 of the Agreement that the holder of securities named below (the “Holder”) has elected to substitute $[      ] Value of [Notes]      [Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto in exchange for $[ ] Value of Pledged Treasury Securities relating to Treasury Units and has delivered to the undersigned a notice stating that the holder has Transferred such [Notes] [Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto to the Collateral Agent, for credit to the Collateral Account.
     We hereby request that you instruct the Collateral Agent, upon confirmation that such [Notes] [Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto have been credited to the Collateral Account, to release to the undersigned $[ ] Value of Treasury Securities or security entitlements with respect thereto related to [ ] Treasury Units of such Holder in accordance with Section 3.14 of the Agreement.

The Bank of New York Mellon Trust Company,
N.A.,
as Purchase Contract Agent

Dated:	By:

Name:
Title:
Authorized Signatory

H-1

Please print name and address of Holder electing to substitute [Notes] [Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto for Pledged Treasury Securities:

Name:	Social Security or other Taxpayer Identification Number, if any

Address:

H-2

EXHIBIT I
INSTRUCTION
FROM COLLATERAL AGENT
TO SECURITIES INTERMEDIARY
(Recreation of Corporate Units)
The Bank of New York Mellon Trust Company, N.A.,
as Security Intermediary
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:       (312) 827-8500
Fax:       (312) 827-8542
Attention: Global Corporate Trust
     Re: Treasury Units of Great Plains Energy Incorporated (the “Company”).
     The securities account of The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, maintained by the Securities Intermediary and designated “The Bank of New York Mellon Trust Company, N.A., as Collateral Agent of Great Plains Energy Incorporated, as pledgee of The Bank of New York Mellon Trust Company, N.A., as the Purchase Contract Agent on behalf of and as attorney-in-fact for the Holders” (the “Collateral Account”).
     Please refer to the Purchase Contract and Pledge Agreement dated as of May 18, 2009 (the “Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
     When you have confirmed that $[ ] Value of [Notes] [Applicable Ownership Interests in the Treasury Portfolio] or security entitlements with respect thereto has been credited to the Collateral Account by or for the benefit of [      ], as Holder of Treasury Units (the “Holder”), you are hereby instructed to release from the Collateral Account $[      ] Value of Treasury Securities or security entitlements thereto by Transfer to the Purchase Contract Agent.

The Bank of New York Mellon Trust Company,
N.A.,
as Collateral Agent

Dated:	By:

Name:
Title:
Authorized Signatory

I-1

EXHIBIT J
NOTICE OF CASH SETTLEMENT FROM PURCHASE CONTRACT
AGENT TO COLLATERAL AGENT
(Cash Settlement Amounts)
The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:       (312) 827-8500
Fax:       (312) 827-8542
Attention: Global Corporate Trust
     Re: Corporate Units of Great Plains Energy Incorporated (the “Company”).
     Please refer to the Purchase Contract and Pledge Agreement dated as of May 18, 2009 (the “Agreement”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time. Unless otherwise defined herein, terms defined in the Agreement are used herein as defined therein.
     In accordance with Section 5.03(a)(iv) of the Agreement, we hereby notify you that as of 4:00 p.m. (New York City time) on the first Business Day immediately preceding the first day of the Final Remarketing Period, we have received (i) $[      ] in immediately available funds paid in an aggregate amount equal to the Purchase Price due to the Company on the Purchase Contract Settlement Date with respect to Corporate Units and (ii) based on the funds received set forth in clause (i) above, an aggregate principal amount of $[      ] of Notes underlying Pledged Applicable Ownership Interests in Notes are to be offered for purchase in each Remarketing during the Final Remarketing Period.

The Bank of New York Mellon Trust Company,
N.A.,
as Purchase Contract Agent

Dated:	By:

Name:
Title:
Authorized Signatory

J-1

EXHIBIT K
INSTRUCTION TO CUSTODIAL AGENT REGARDING REMARKETING
The Bank of New York Mellon Trust Company, N.A.,
as Custodial Agent
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:         (312) 827-8500
Fax:         (312) 827-8542
Attention: Global Corporate Trust
     Re: Notes Due 2042 of Great Plains Energy Incorporated (the “Company”).
     The undersigned hereby notifies you in accordance with Section 5.03(d) of the Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (the “Agreement”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, as Custodial Agent, as Securities Intermediary, as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, that the undersigned elects to deliver $[  ] aggregate principal amount of Separate Notes for delivery to the Remarketing Agent(s) prior to 4:00 p.m. (New York City time) on the second Business Day immediately preceding the first day of the [Early Remarketing Period beginning on, and including, December 15, 2011 and ending on, and including, May 15, 2012][Final Remarketing Period] for remarketing pursuant to Section 5.03(d) of the Agreement. The undersigned will, upon request of the Remarketing Agent(s), execute and deliver any additional documents deemed by the Remarketing Agent(s) or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Separate Notes tendered hereby. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
     The undersigned hereby instructs you, upon receipt of the Proceeds of a Successful Remarketing from the Remarketing Agent(s), to deliver such Proceeds to the undersigned in accordance with the instructions indicated herein under “Payment Instructions.” The undersigned hereby instructs you, in the event of a Failed Remarketing, upon receipt of the Separate Notes tendered herewith from the Remarketing Agent(s), to deliver such Separate Notes to the person(s) and the address(es) indicated herein under “B. Delivery Instructions.”
     With this notice, the undersigned hereby (i) represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Separate Notes tendered hereby and that the undersigned is the record owner of any Separate Notes tendered herewith in physical form or a participant in The Depository Trust Company (“DTC”) and the beneficial owner of any Separate Notes tendered herewith by book-entry transfer to your account at DTC, (ii) agrees to be bound by the terms and conditions of Sections 5.02 and 5.03, as applicable, of the Agreement and (iii) acknowledges and agrees that after 4:00 p.m. (New York City time) on the second Business Day immediately preceding the first day of the Applicable Remarketing Period, such election shall become an irrevocable election to have such Separate Notes remarketed in each Remarketing during the Applicable Remarketing Period, and that the Separate Notes tendered herewith will only be returned in the event of a Failed Remarketing.

Date:	By:

Name:
Title:

Signature Guarantee:

Name

Address

Social Security or other Taxpayer Identification Number, if any

A. PAYMENT INSTRUCTIONS
Proceeds of a Successful Remarketing should be paid by check in the name of the person(s) set forth below and mailed to the address set forth below.

Name(s)

(Please Print)

Address

(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)
B. DELIVERY INSTRUCTIONS
In the event of a Failed Remarketing, Notes which are in physical form should be delivered to the person(s) set forth below and mailed to the address set forth below.

Name(s)

(Please Print)

Address

(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)
In the event of a Failed Remarketing, Notes which are in book-entry form should be credited to the account at The Depository Trust Company to the person(s) set forth below.

DTC Account Number:

Name of Account Party:

EXHIBIT L
INSTRUCTION TO CUSTODIAL AGENT REGARDING
WITHDRAWAL FROM REMARKETING
The Bank of New York Mellon Trust Company, N.A.,
as Custodial Agent
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:         (312) 827-8500
Fax:         (312) 827-8542
Attention: Global Corporate Trust
     Re: Notes Due 2042 of Great Plains Energy Incorporated (the “Company”).
     The undersigned hereby notifies you in accordance with Section 5.03(d) of the Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (the “Agreement”), among the Company and you, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and as attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, that the undersigned elects to withdraw the $[  ] aggregate principal amount of Separate Notes delivered to you for Remarketing pursuant to Section 5.03 of the Agreement. The undersigned hereby instructs you to return such Separate Notes to the person(s) and the address(es) indicated herein under “A. Delivery Instructions.”
     With this notice, the Undersigned hereby agrees to be bound by the terms and conditions of Section 5.03(d) of the Agreement. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Date:	By:

Name:
Title:

Signature Guarantee:

Name

Address

Social Security or other Taxpayer Identification Number, if any

L-1

     A. DELIVERY INSTRUCTIONS
In the event of a withdrawal of Separate Notes from a Remarketing, Separate Notes which are in physical form should be delivered to the person(s) set forth below and mailed to the address set forth below.

Name(s)

(Please Print)

Address

(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)
In the event of a withdrawal of Separate Notes from a Remarketing, Separate Notes which are in book-entry form should be credited to the account at The Depository Trust Company to the person(s) set forth below.

DTC Account Number:

Name of Account Party:

L-2

EXHIBIT M
NOTICE OF CASH SETTLEMENT AFTER FAILED FINAL REMARKETING
The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:         (312) 827-8500
Fax:         (312) 827-8542
Attention: Global Corporate Trust
Re: Corporate Units of Great Plains Energy Incorporated, a Missouri corporation (the “Company”)
The undersigned Holder hereby irrevocably notifies you in accordance with Section 5.03(b)(iii) of the Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (the “Purchase Contract and Pledge Agreement”; unless otherwise defined herein, terms defined in the Purchase Contract and Pledge Agreement are used herein as defined therein), among the Company and you, as Purchase Contract Agent, as attorney-in-fact for the Holders of the Corporate Units, Collateral Agent, Custodial Agent and Securities Intermediary, that such Holder has elected to pay to the Securities Intermediary for deposit in the Collateral Account, on or prior to 4:00 p.m. (New York City time) on the Business Day immediately preceding the Purchase Contract Settlement Date (in lawful money of the United States by certified or cashiers check or wire transfer, in immediately available funds payable to or upon the order of the Securities Intermediary), $[       ] as the Purchase Price for the shares of Common Stock issuable to such Holder by the Company with respect to [       ] Purchase Contracts on the Purchase Contract Settlement Date. The undersigned Holder hereby instructs you to notify promptly the Collateral Agent of the undersigned Holders’ election to settle the Purchase Contracts related to such Holder’s Corporate Units with separate cash.
Date:
Signature:
Signature Guarantee:
Please print name and address of Registered Holder:

M-1

EXHIBIT N
NOTICE
FROM PURCHASE CONTRACT AGENT
TO COLLATERAL AGENT
(Settlement with Separate Cash)
The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:         (312) 827-8500
Fax:         (312) 827-8542
Attention: Global Corporate Trust

Re:	Corporate Units of Great Plains Energy Incorporated, a Missouri corporation (the “Company”)
Please refer to the Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (the “Agreement”), among the Company, you, as Collateral Agent, as Securities Intermediary and as Custodial Agent, and the undersigned, as Purchase Contract Agent and as attorney-in-fact for the Holders of Corporate Units from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
We hereby notify you in accordance with Section 5.03(b)(iii) of the Agreement that the Holder of Corporate Units named below (the “Holder”) has elected to settle the [  ] Purchase Contracts related to its Pledged Applicable Ownership Interests in Notes with $[  ] of separate cash prior to 11:00 a.m. (New York City time) on the second Business Day immediately preceding the Purchase Contract Settlement Date (in lawful money of the United States by certified or cashiers check or wire transfer, in immediately available funds payable to or upon the order of the Securities Intermediary) and has delivered to the undersigned a notice to that effect.
We hereby request that you, upon confirmation that the Purchase Price has been paid by the Holder to the Securities Intermediary in accordance with Section 5.03(b)(iii) of the Agreement in lieu of exercise of such Holder’s Put Right, give us notice of the receipt of such payment and (A) promptly invest the separate cash received in Permitted Investments consistent with the instructions of the Company as provided in Section 5.03(a)(v) of the Agreement with respect to Cash Settlement, (B) promptly release from the Pledge the Notes underlying the Applicable Ownership Interest in Notes related to the Corporate Units as to which such Holder has paid such separate cash; and (C) promptly Transfer all such Notes to us for distribution to such Holder, in each case free and clear of the Pledge created by the Agreement.

Date: ,	The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and as attorney-in-fact of the Holders from time to time of the Units

N-1

By:

Name:
Title:
Authorized Signatory
     Please print name and address of Holder electing to settle with separate cash:

Name:	Social Security or other Taxpayer Identification Number, if any

Address:

N-2

EXHIBIT O
NOTICE OF SETTLEMENT WITH SEPARATE CASH FROM
SECURITIES INTERMEDIARY TO PURCHASE CONTRACT AGENT
(Settlement with Separate Cash)
The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent
2 North LaSalle Street,
Suite 1020
Chicago, IL 60602
Tel:          (312) 827-8500
Fax:          (312) 827-8542
Attention: Global Corporate Trust
Re: Corporate Units of Great Plains Energy Incorporated (the “Company”)
Please refer to the Purchase Contract and Pledge Agreement dated as of May 18, 2009 (the “Agreement”), by and among you, the Company, and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, Custodial Agent and Securities Intermediary. Unless otherwise defined herein, terms defined in the Agreement are used herein as defined therein.
In accordance with Section 5.03(b)(iii) of the Agreement, we hereby notify you that as of 4:00 p.m. (New York City time) on the Business Day immediately preceding June 15, 2012 (the “Purchase Contract Settlement Date”), (i) we have received from [  ] $[  ] in immediately available funds paid in an aggregate amount equal to the Purchase Price due to the Company on the Purchase Contract Settlement Date with respect to [  ] Corporate Units and (ii) based on the funds received set forth in clause (i) above, an aggregate principal amount of $[  ] of Notes underlying related Pledged Applicable Ownership Interests in Notes are to be released from the Pledge and Transferred to you.
The Bank of New York Mellon Trust Company, N.A.,
as Securities Intermediary
Dated:
By:

O-1

EXHIBIT P
FORM OF REMARKETING AGREEMENT
[•]
The Bank of New York Mellon Trust Company, N.A.
2 North LaSalle Street, Suite 1020
Chicago, Illinois 60602
Attention: Global Corporate Trust
     Ladies and Gentlemen:
     This Agreement is dated as of [•] (the “Agreement”) by and among Great Plains Energy Incorporated, a Missouri corporation (the “Company”), [•]1, as the reset agent and the remarketing agent[s] (the “Remarketing Agent”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, not individually but solely as Purchase Contract Agent (the “Purchase Contract Agent”) and as attorney-in-fact of the holders of Purchase Contracts (as defined in the Purchase Contract and Pledge Agreement referred to below), relating to the appointment of [•] to serve as Remarketing Agent with respect to the Remarketing of the Notes.
     The Company has also entered into: (i) a Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (the “Purchase Contract and Pledge Agreement”), among the Company, The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, Custodial Agent and Securities Intermediary, Purchase Contract Agent and attorney-in-fact for the Holders of the Purchase Contracts, and (ii) an Underwriting Agreement, dated May 12, 2009 (the “Underwriting Agreement”), among the Company, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as Representatives of the several Underwriters named therein.
     The Company issued its 10.00% Subordinated Notes due 2042 (the “Notes”) under the Subordinated Indenture dated as of May 18, 2009 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as amended and supplemented by the Supplemental Indenture No. 1 dated as of May 18, 2009 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).
     The terms and conditions under which the Remarketing will occur are provided for in the Indenture, the Purchase Contract and Pledge Agreement and as provided for herein.
     SECTION 1. Definitions.
     (a) Capitalized terms used and not defined in this Agreement shall have the meanings set forth in the Purchase Contract and Pledge Agreement, as the case may be.

[1]	Insert one or more Remarketing Agents to be designated by the Company.

     (b) As used in this Agreement, the following terms have the following meanings:
     “Agreement” has the meaning specified in the first paragraph of this Remarketing Agreement.
     “Commencement Date” has the meaning specified in Section 3.
     “Commission” means the Securities and Exchange Commission.
     “Company” has the meaning specified in the first paragraph of this Remarketing Agreement.
     “Disclosure Package” means the Registration Statement or any amendment thereof and any Preliminary Prospectus taken together with any Issuer Free Writing Prospectus used at or prior to the time of the first sale.
     “Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act relating to the Remarketed Notes.
     “Preliminary Prospectus” means any preliminary prospectus relating to the Remarketed Notes included in the Registration Statement, including the documents incorporated by reference therein as of the date of such Preliminary Prospectus.
     “Prospectus” means the prospectus relating to the Remarketed Notes, in the form in which first filed, or transmitted for filing, with the Commission after the effective date of the Registration Statement pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein as of the date of such Prospectus; and any reference to any amendment or supplement to such Prospectus shall be deemed to refer to and include any documents filed after the date of such Prospectus, under the Exchange Act, and incorporated by reference in such Prospectus.
     “Purchase Contract and Pledge Agreement” has the meaning specified in the second paragraph of this Agreement.
     “Registration Statement” means a registration statement under the Securities Act prepared by the Company covering, inter alia, the Remarketing of the Remarketed Notes pursuant to Section 5(a) hereunder, including all exhibits thereto and the documents incorporated by reference in the Prospectus and any post-effective amendments thereto.
     “Remarketed Notes” means, with respect to all Remarketings during any Applicable Remarketing Period, the aggregate principal amount of Notes underlying the Pledged Applicable Ownership Interests in Notes and the Separate Notes, if any, subject to Remarketing as identified to the Remarketing Agent by the Purchase Contract Agent and the Custodial Agent, respectively, in each case by 11:00 a.m. New York City time, in the case of an Early Remarketing, or promptly after 4:00 p.m., New York City time, in the case of a Final Remarketing, on the Business Day immediately prior to the first day of the Applicable Remarketing Period in accordance with the Purchase Contract and Pledge Agreement and shall include: (a) the Notes underlying the Pledged Applicable Ownership Interests in Notes of the Holders of Corporate Units who have not effected a Collateral Substitution, Early Settlement or a Fundamental Change Early Settlement in accordance with the Purchase Contract and Pledge Agreement, and, in the case of a Final Remarketing, Holders of Corporate Units who have not notified the Purchase Contract Agent prior to 4:00 p.m., New York City time, on the seventh Business Day immediately preceding the Purchase Contract Settlement Date of their intention to effect a Cash Settlement of the related Purchase Contracts pursuant to the terms of the Purchase Contract and Pledge Agreement or who have so notified the Purchase Contract Agent but failed to make the required cash payment prior to 11:00 a.m., New York City time, on the sixth Business Day immediately preceding the Purchase Contract Settlement Date, and (b) the Separate Notes of the holders of Separate Notes, if any, who have elected to have their Separate Notes remarketed in such Remarketing pursuant to the terms of the Purchase Contract and Pledge Agreement.
     “Remarketing Fee” has the meaning specified in Section 4.
     “Remarketing Materials” means the Preliminary Prospectus, the Prospectus or any other information furnished by the Company to the Remarketing Agent for distribution to investors in connection with the Remarketing.
     “Reset Rate” has the meaning specified in Section 2(d).
     “Securities” has the meaning specified in Section 10.
     “Transaction Documents” means this Agreement, the Purchase Contract and Pledge Agreement and the Indenture, in each case as amended or supplemented from time to time.
     SECTION 2. Appointment and Obligations of the Remarketing Agent.
     (a) The Company hereby appoints [•] as the exclusive Remarketing Agent, and, subject to the terms and conditions set forth herein, [•] hereby accepts appointment as Remarketing Agent, for the purpose of (i) remarketing the Remarketed Notes on behalf of the holders thereof, (ii) determining, in consultation with the Company, in the manner provided for herein and in the Purchase Contract and Pledge Agreement and the Indenture, the Reset Rate for the Notes, and (iii) performing such other duties as are assigned to the Remarketing Agent in the Transaction Documents.
     (b) Unless a Termination Event has occurred prior to such date, if the Company elects to conduct an Early Remarketing during an Early Remarketing Period selected by the Company pursuant to the Purchase Contract and Pledge Agreement, the Remarketing Agent shall use its reasonable efforts to remarket the Remarketed Notes at the applicable Remarketing Price. If the Remarketing Agent is unsuccessful on the first Early Remarketing Date during such Early Remarketing Period, a subsequent Remarketing shall be attempted (unless impracticable) by the Remarketing Agent on each of the two following Early Remarketing Dates in that Early Remarketing Period until a Successful Early Remarketing occurs. For the avoidance of doubt, the Company shall determine in its sole discretion if and when to attempt an Early Remarketing, and the Company may postpone an Early Remarketing in its absolute discretion.
     (c) If there is no Successful Early Remarketing during any Early Remarketing Period or no Early Remarketing occurs on any Early Remarketing Date, if any, and unless a Termination Event has occurred prior to such date, on each Remarketing Date in the Final Remarketing Period, the Remarketing Agent shall use its reasonable efforts to remarket the Remarketed Notes at the applicable Remarketing Price. It is understood and agreed that the Remarketing on any Remarketing Date in the Final Remarketing Period will be considered successful and no further attempts will be made if the resulting proceeds are at least equal to the applicable Remarketing Price. The Company may not postpone a Remarketing during the Final Remarketing Period.
     (d) In connection with each Remarketing, the Remarketing Agent shall determine, in consultation with the Company, the terms of the Remarketed Notes, including those which may be modified in connection with the Remarketing pursuant to the Indenture, including the Company’s election whether to modify the maturity date, optional redemption provisions, Events of Default, interest payment dates and/or the rate per annum, rounded to the nearest one-thousandth (0.001) of one percent per annum, that the Remarketed Notes should bear (the “Reset Rate”) in order for the Remarketed Notes to have an aggregate market value equal to at least the applicable Remarketing Price and that in the sole reasonable discretion of the Remarketing Agent will enable them to remarket all of the Remarketed Notes at no less than the applicable Remarketing Price in such Remarketing; provided that such rate shall not exceed the maximum interest rate permitted by applicable law and shall not be a contingent or floating rate.
     (e) If, by 4:00 p.m., New York City time, on the applicable Remarketing Date, (i) the Remarketing Agent is unable to remarket all of the Remarketed Notes, other than to the Company, at the applicable Remarketing Price pursuant to the terms and conditions hereof or (ii) the Remarketing did not occur on such Remarketing Date because one of the conditions set forth in Section 6 hereof was not satisfied, a Failed Remarketing shall be deemed to have occurred, and the Remarketing Agent shall advise by telephone (and promptly deliver a notice in writing thereafter) the Depositary, the Purchase Contract Agent, the Collateral Agent and the Company of any such Failed Remarketing. Whether or not there has been a Failed Remarketing will be determined in the sole reasonable discretion of the Remarketing Agent. In the event of a Failed Remarketing, the applicable interest rate on the Notes will not be reset, and will continue to be the Coupon Rate set forth in the Supplemental Indenture.
     (f) In the event of a Successful Remarketing, by approximately 4:30 p.m., New York City time, on the applicable Remarketing Date, the Remarketing Agent shall advise, by telephone:
     (i) the Depositary, the Purchase Contract Agent, the Trustee and the Company (and promptly deliver a notice in writing thereafter) of the Reset Rate, interest payment dates, modified Events of Default, if any, maturity date, ranking and optional redemption terms, if any, determined by the Remarketing Agent in such Remarketing and the aggregate principal amount of Remarketed Notes sold in such Remarketing;

     (ii) each purchaser (or the Depositary Participant thereof) of Remarketed Notes of the Reset Rate, interest payment dates, maturity date, ranking and optional redemption terms, if any, and the aggregate principal amount of Remarketed Notes such purchaser is to purchase;
     (iii) each such purchaser (if other than a Depositary Participant) to give instructions to its Depositary Participant to pay the purchase price on the Remarketing Settlement Date in same day funds against delivery of the Remarketed Notes purchased through the facilities of the Depositary; and
     (iv) each such purchaser (or Depositary Participant thereof) that the Remarketed Notes will not be delivered until the Remarketing Settlement Date and that if such purchaser wishes to trade the Remarketed Notes that it has purchased prior to the third Business Day preceding the Remarketing Settlement Date, such purchaser will have to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.
     The Remarketing Agent shall also, if required by the Securities Act, deliver, in conformity with the requirements of the Securities Act, to each purchaser a Prospectus in connection with the Remarketing.
     (g) The proceeds from a Successful Remarketing (i) with respect to the Notes underlying the Applicable Ownership Interests in Notes that are components of the Corporate Units, shall be paid to the Collateral Agent in accordance with Section 5.02 or 5.03, as applicable, of the Purchase Contract and Pledge Agreement and (ii) with respect to the Separate Notes, shall be paid to the Custodial Agent for payment to the holders of such Separate Notes in accordance with Section 5.02 or 5.03, as applicable, of the Purchase Contract and Pledge Agreement.
     (h) It is understood and agreed that the Remarketing Agent shall not have any obligation whatsoever to purchase any Remarketed Notes, whether in the Remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Remarketed Notes for Remarketing or to otherwise expend or risk its own funds or incur or to be exposed to financial liability in the performance of its duties under this Agreement. Neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of the Remarketed Notes for Remarketing.
     SECTION 3. Representations And Warranties Of The Company.
     The Company represents and warrants (i) on and as of the date any Remarketing Materials are first distributed in connection with the Remarketing (the “Commencement Date”), (ii) at the first time of sale of the Remarketed Notes during the Applicable Remarketing Period and (iii) on and as of the Remarketing Settlement Date (in each case a “Representation Date”), that:
     (a) This Agreement has been duly authorized, executed and delivered by the Company, constitutes a valid and binding obligation of the Company, enforceable against the

Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and except that rights to indemnification hereunder may be limited by federal or state securities laws or public policy.
     (b) Each of the representations and warranties of the Company as set forth in Section 1 (other than those made in subsection (m), (o), (p), (q), (r), (s) and (t)) of the Underwriting Agreement is true and correct as if made on each of the dates specified above; provided that for purposes of this Section 3(b), any reference in such sections of the Underwriting Agreement to (a) the “Registration Statement,” the “Preliminary Prospectus,” the “Prospectus,” the “Disclosure Package,” the “Representation Date” and the “Transaction Documents” shall be deemed to refer to such terms as defined herein, (b) the “Closing Date” shall be deemed to refer to the Remarketing Settlement Date, (c) the “Securities” shall be deemed to refer to the Remarketed Notes, (d)“Agreement” shall be deemed to refer to this Agreement, (e) “Underwriters” or “Representatives” shall be deemed to refer to the Remarketing Agent and (f) “Initial Sale Time” shall be deemed to refer to the time of the first sale of the Remarketed Notes during the applicable Remarketing Period.
     (c) The Remarketed Notes have been duly authorized and when duly executed, authenticated, issued and delivered in accordance with the Indenture, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and will be entitled to the benefits of the Indenture.
     (d) The Remarketed Notes and the Indenture conform in all material respects to the description thereof contained in the Disclosure Package and the Prospectus, if any.
     (e) No default or an event of default, and no event that with the passage of time or the giving of notice or both would become an event of default, shall occur and be continuing, under any of the Securities Agreements (as defined in the Underwriting Agreement).
     SECTION 4. Fees.
     (a) In the event of a Successful Remarketing of the Remarketed Notes, the Company shall pay the Remarketing Agent a remarketing fee to be agreed upon in writing by the Company and the Remarketing Agent prior to any such Remarketing (the “Remarketing Fee”), unless the Company directs the Remarketing Agent to include such fee in the Remarketing Price and the Remarketing Agent is able to remarket the Notes for an amount which includes the Remarketing Fee. In this case, the Remarketing Agent may deduct the applicable Remarketing Fee from any amount of the proceeds from the Successful Remarketing in excess of the Remarketing Treasury Portfolio Purchase Price or the aggregate principal amount of Remarketed Notes, as applicable.

Any unpaid portion of the Remarketing Fee shall be paid by the Company on the Remarketing Settlement Date in cash by wire transfer of immediately available funds to the account designated by the Remarketing Agent.
     SECTION 5. Covenants Of The Company.
     The Company covenants and agrees as follows:
     (a) If and to the extent the Remarketed Notes are required (in the view of counsel, which need not be in the form of a written opinion, for either the Remarketing Agent or the Company) to be registered under the Securities Act as in effect at the time of the Remarketing, the Company shall:
     (i) prepare the Registration Statement and the Prospectus, in a form approved by the Remarketing Agent, file any such Prospectus pursuant to the Securities Act within the period required by the Securities Act and the rules and regulations thereunder and use commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission prior to the second Business Day immediately preceding the applicable Remarketing Date;
     (ii) file promptly with the Commission any amendment to the Registration Statement or the Prospectus or any supplement to the Prospectus that may, in the reasonable judgment of the Company or the Remarketing Agent, be required by the Securities Act or requested by the Commission;
     (iii) advise the Remarketing Agent, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Remarketing Agent with copies thereof;
     (iv) file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a Prospectus is required in connection with the offering or sale of the Remarketed Notes;
     (v) file all Issuer Free Writing Prospectuses required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Securities Act;
     (vi) advise the Remarketing Agent, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Preliminary Prospectus or the Prospectus, of the suspension of the qualification of any of the Remarketed Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information, and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or any Prospectus or suspending any such qualification, to use promptly every reasonable effort to obtain its withdrawal;
     (vii) furnish promptly to the Remarketing Agent such copies of the following documents as the Remarketing Agent shall reasonably request: (a) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits);(b) the Preliminary Prospectus and any amended or supplemented Preliminary Prospectus; (c) the Prospectus and any amended or supplemented Prospectus; and (d) any document incorporated by reference in the Prospectus (excluding exhibits thereto); and, if at any time when delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required in connection with the Remarketing, any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is delivered, not misleading, or if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Remarketing Agent and, upon its request, to file such document and to prepare and furnish without charge to the Remarketing Agent and to any dealer in securities as many copies as the Remarketing Agent may from time to time reasonably request of an amended or supplemented Prospectus that will correct such statement or omission or effect such compliance;
     (viii) during the time between the applicable Commencement Date and the Remarketing Settlement Date, prior to filing with the Commission (a) any amendment to the Registration Statement or supplement to the Prospectus or (b) any Prospectus pursuant to Rule 424 under the Securities Act, furnish a copy thereof to the Remarketing Agent; and not file any such amendment or supplement that shall be reasonably disapproved by the Remarketing Agent;
     (ix) as soon as practicable, but in any event not later than eighteen months, after the date of a Successful Remarketing, to make “generally available to its security holders” an “earnings statement” of the Company complying with (which need not be audited) Section 11(a) of the Securities Act and the rules and regulations thereunder (including, at the option of the Company, Rule 158 under the Securities Act). The terms “generally available to its security holders” and “earnings statement” shall have the meanings set forth in Rule 158; and
     (x) take such action as the Remarketing Agent may reasonably request in order to qualify the Remarketed Notes for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Remarketing Agent may reasonably request;

provided that in no event shall the Company be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.
     (b) The Company shall pay: (i) the costs incident to the preparation and printing of the Registration Statement, if any, any Preliminary Prospectus, any Issuer Free Writing Prospectus, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (ii) the costs of distributing the Registration Statement, if any, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (iii) the cost of printing, word-processing or reproducing this Agreement and any documents in connection with the offering, purchase, sale and delivery of the Remarketed Notes; (iv) any fees and expenses of qualifying the Remarketed Notes under the securities laws of the several jurisdictions as provided in Section 5(a)(x) and of preparing, printing and distributing a Blue Sky Memorandum, if any (including any related reasonable fees and expenses of counsel to the Remarketing Agent); (v) any filing fees incident to any required review and clearance by the Financial Industry Regulatory Authority (“FINRA”) of the terms of the sale of the Remarketed Notes; (vi) all other costs and expenses incident to the performance of the obligations of the Company hereunder and the Remarketing Agent hereunder; and (vii) the reasonable fees and expenses of counsel to the Remarketing Agent in connection with its duties hereunder.
     (c) The Company shall furnish the Remarketing Agent with such information and documents as the Remarketing Agent may reasonably request in connection with the transactions contemplated hereby, and to make reasonably available to the Remarketing Agent and any accountant, attorney or other advisor retained by the Remarketing Agent such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and to cause the Company’s officers, directors, employees and accountants to participate in all such discussions and to supply all such information reasonably requested by any such Person in connection with such investigation.
     (d) At the written request of the Remarketing Agent, between the applicable Commencement Date and the applicable Remarketing Settlement Date, the Company will not, without the prior written consent of the Remarketing Agent (which consent may be withheld at the sole discretion of the Remarketing Agent), directly or indirectly, sell, offer, contract or grant any option to sell, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company similar to the Remarketed Notes or securities exchangeable for or convertible into debt securities similar to the Remarketed Notes.
     (e) The Company represents and agrees that, unless it obtains the prior consent of the Remarketing Agent, and the Remarketing Agent represent and agree that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Remarketed Notes that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 of the Act, required to be filed with the Commission. Any such free writing prospectus consented to in writing by the Company and the Remarketing Agent is hereinafter referred to as a “Permitted Free Writing

Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433 of the Act, and has complied and will comply with the requirements of Rules 164 and 433 of the Act applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.
     (f) The Company shall prepare a final term sheet relating to the Remarketed Notes, containing only information that describes the final terms of the Remarketed Notes after providing the Remarketing Agent and its legal counsel with a reasonable opportunity to review and comment on such final term sheet (such final term sheet to be in form and substance as last reviewed by the Remarketing Agent and the Company), and will file such final term sheet within the period required by Rule 433(d) of the Act following the date such final terms have been established for the Remarketed Notes. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.
     SECTION 6. Conditions To The Remarketing Agent’s Obligations.
     The obligations of the Remarketing Agent hereunder shall be subject to the following conditions:
     (a) The Prospectus, and any supplement thereto, has been filed in the manner and within the time period required by Rule 424(b); the Issuer Free Writing Prospectus, if any, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been timely filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; the Company has paid the fees required by the Commission relating to the Remarketed Notes within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r); and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.
     (b) During the period of time between the applicable Commencement Date and the Remarketing Settlement Date, (i) trading or quotation in any of the Company’s securities shall not have been suspended or materially limited by the New York Stock Exchange or the Commission, or trading in securities generally on the NASDAQ Global Market or the New York Stock Exchange shall not have been suspended or materially limited, or minimum or maximum prices shall have been generally established on either of such stock exchanges by the Commission or the FINRA; (ii) a general banking moratorium shall not have been declared by any federal or New York authorities; (iii) there shall not have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any material adverse change in the United States or international financial markets, or any change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Remarketing Agent makes it impracticable or inadvisable to proceed with the Remarketing or to enforce contracts for the sale of the Remarketed Notes; (iv) in the judgment of the Remarketing Agent, there shall not have occurred any Material Adverse Change; or (v) there shall not have occurred a material disruption in commercial banking or securities settlement or clearance services in the United States.
     (c) The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the applicable Remarketing Date, and the Company, the Purchase Contract Agent and the Collateral Agent shall have performed in all material respects all covenants and agreements contained herein and in the Purchase Contract and Pledge Agreement to be performed on their part at or prior to such Remarketing Date.
     (d) The Company shall have furnished to the Remarketing Agent a written certificate executed by the Chief Executive Officer, President or a Vice President of the Company and the Chief Financial Officer or Chief Accounting Officer of the Company, dated the applicable Remarketing Settlement Date, to the effect that, to the best of their knowledge after reasonable investigation:
     (i) the Company has received no stop order suspending the effectiveness of the Registration Statement, and no proceedings for such purpose have been instituted or threatened by the Commission;
     (ii) the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form;
     (iii) there has not occurred any downgrading, and the Company has not received any notice of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities of the Company or any of the Subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act;
     (iv) for the period from the Commencement Date to such Remarketing Settlement Date, there has not occurred any Material Adverse Change;
     (v) the representations and warranties of the Company in Section 3 of this Agreement are true and correct with the same force and effect as though expressly made on and as of such Remarketing Settlement Date.
     (vi) the Company has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Remarketing Settlement Date.
     (e) (i) On the date of a Successful Remarketing, the Remarketing Agent shall have received a letter addressed to the Remarketing Agent and dated such date, in form and substance satisfactory to the Remarketing Agent, of the independent accountants of the Company, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to certain financial information contained in the Remarketing Materials, if any, and (ii) on the applicable Remarketing Settlement Date, the Remarketing Agent shall have received a letter addressed to the Remarketing Agent and dated such date, in form and substance satisfactory to the Remarketing Agent, of the independent accountants of the Company, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (e)(i) of this Section 6, except that the specified date referred to therein for the carrying out of procedures shall be no more than three Business Days prior to the applicable Remarketing Settlement Date.
     (f) Each of (i) outside counsel for the Company reasonably acceptable to the Remarketing Agent, and (ii)counsel of the Company, shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the applicable Remarketing Settlement Date, in form and substance reasonably satisfactory to the Remarketing Agent addressing such matters as are set forth in such counsel’s opinion furnished pursuant to Section (5(g)(i) and 5(g)(ii), and, respectively, of the Underwriting Agreement, adapted as necessary to relate to the securities being remarketed hereunder and to the Remarketing Materials, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agent.
     (g) Counsel for the Remarketing Agent, shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the applicable Remarketing Settlement Date, in form and substance reasonably satisfactory to the Remarketing Agent.
     (h) At the applicable Remarketing Settlement Date, counsel for the Remarketing Agent shall have been furnished with such document as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Remarketed Notes as contemplated herein.
     SECTION 7. Indemnification.
     (a) The Company agrees to indemnify and hold harmless the Remarketing Agent, its directors, officers, employees and agents, and each person, if any, who controls any Remarketing Agent within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Remarketing Agent, director, officer, employee, agent or controlling person may become subject, insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment or supplement thereto, including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact included in any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and to reimburse the Remarketing Agent, its officers, directors, employees, agents and controlling persons for any and all expenses (including the reasonable fees and disbursements of counsel chosen by the Remarketing Agent)

as such expenses are reasonably incurred by such Remarketing Agent, officer, director, employee, agent or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Remarketing Agent expressly for use in the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 7(a) shall be in addition to any liabilities that the Company may otherwise have.
     (b) The Remarketing Agent agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company, or any such director, officer or controlling person may become subject, insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment or supplement thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, and only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, such Preliminary Prospectus, such Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by the Remarketing Agent expressly for use therein; and to reimburse the Company, such director, officer or controlling person for any and all expenses (including the reasonable fees and disbursements of counsel chosen by the Company) as such expenses are reasonably incurred by the Company, such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The indemnity agreement set forth in this Section 7(b) shall be in addition to any liabilities that each Remarketing Agent may otherwise have.
     (c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure to so notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any liability other than the indemnification obligation provided in paragraph (a) or (b) above. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party; provided, however, such indemnified party shall have the right to employ its own counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party, unless: (i) the employment of such counsel has been specifically authorized by the indemnifying party; (ii) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the indemnified party; or (iii) the named parties to any such action (including any impleaded parties) include both such indemnified party and the indemnifying party or any affiliate of the indemnifying party, and such indemnified party shall have reasonably concluded that either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or such affiliate of the indemnifying party or (y) a conflict may exist between such indemnified party and the indemnifying party or such affiliate of the indemnifying party (it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to a single firm of local counsel) for all such indemnified parties, which firm shall be designated in writing by (i) the Remarketing Agent, in the case of indemnification pursuant to Section 7(a) hereof, or (ii) the Company, in the case of indemnification pursuant to Section 7(b) hereof, and that all such reasonable fees and expenses shall be reimbursed as they are incurred).
     (d) The indemnifying party under this Section 7 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 7(c) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.
     SECTION 8. Contribution.
     (a) If the indemnification provided for in Section 7 hereof is for any reason unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Remarketing Agent, on the other hand, from the remarketing of the Remarketed Notes pursuant to this Agreement or ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Remarketing Agent, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Remarketing Agent, on the other hand, in connection with the remarketing of the Remarketed Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the remarketing of the Remarketed Notes pursuant to this Agreement (before deducting expenses) received by the Company, and the total fees received by the Remarketing Agent. The relative fault of the Company, on the one hand, and the Remarketing Agent, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Remarketing Agent, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (b) The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7(c) hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 7(c) hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 8; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 7(c) hereof for purposes of indemnification.
     (c) The Company and the Remarketing Agent agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8.
     (d) Notwithstanding the provisions of this Section 8, the Remarketing Agent shall be required to contribute any amount in excess of the Remarketing Fee received by the Remarketing Agent in connection with the Remarketing. No person guilty of fraudulent misrepresentation

(within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each director, officer, employee and agent of a Remarketing Agent and each person, if any, who controls a Remarketing Agent within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Remarketing Agent, and each director of the Company, each officer of the Company who signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company.
     SECTION 9. Resignation And Removal Of The Remarketing Agent.
     The Remarketing Agent may resign and be discharged from its duties and obligations hereunder, and the Company may remove the Remarketing Agent, by giving 30 days’ prior written notice, in the case of a resignation, to the Company and the Purchase Contract Agent and, in the case of a removal, to the Remarketing Agent and the Purchase Contract Agent; provided, however, that no such resignation nor any such removal shall become effective until the Company shall have appointed at least one nationally recognized broker-dealer as a successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Company, in which it shall have agreed to conduct the Remarketing in accordance with the Transaction Documents in all material respects.
     In any such case, the Company will use commercially reasonable efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable. The provisions of Section 7 and Section 8 shall survive the resignation or removal of the Remarketing Agent pursuant to this Agreement.
     SECTION 10. Dealing in Securities.
     The Remarketing Agent, when acting as the Remarketing Agent or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Remarketed Notes, Corporate Units, Treasury Units or any of the securities of the Company (collectively, the “Securities”). The Remarketing Agent may exercise any vote or join in any action which any beneficial owner of such Securities may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.
     SECTION 11. Remarketing Agent’s Performance; Duty Of Care.
     The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions of the Transaction Documents. No implied covenants or obligations of or against the Remarketing Agent shall be read into any of the Transaction Documents. In the absence of bad faith on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it, as to the truth of the statements expressed in any of such documents. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties except as otherwise set forth herein. The Remarketing Agent shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Notes or, if there is any such limitation, the maximum permissible Reset Rate on the Notes, and it shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the third Business Day before the applicable Remarketing Date) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. The Remarketing Agent, acting under this Agreement, shall incur no liability to the Company or to any holder of Remarketed Notes in its individual capacity or as Remarketing Agent for any action or failure to act, on its part in connection with a Remarketing or otherwise, except if such liability is (i) judicially determined to have resulted from its failure to comply with the material terms of this Agreement or bad faith, gross negligence or willful misconduct on its part or (ii) determined pursuant to Section 7 or 8 of this Agreement. The provisions of this Section 11 shall survive the termination of this Agreement and shall survive the resignation or removal of the Remarketing Agent pursuant to this Agreement.
     SECTION 12. Termination.
     This Agreement shall automatically terminate (i) as to the Remarketing Agent on the effective date of the resignation or removal of the Remarketing Agent pursuant to Section 9 and (ii) on the earlier of (x) the occurrence of a Termination Event and (y) the Business Day immediately following the Purchase Contract Settlement Date. If this Agreement is terminated pursuant to any of the other provisions hereof, except as otherwise provided herein, the Company shall not be under any liability to the Remarketing Agent and the Remarketing Agent shall not be under any liability to the Company, except that if this Agreement is terminated by the Remarketing Agent because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, the Company will reimburse the Remarketing Agent for all of its out-of-pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by it. Notwithstanding any termination of this Agreement, in the event there has been a Successful Remarketing, the obligations set forth in Section 4 hereof shall survive and remain in full force and effect until all amounts payable under said Section 4 shall have been paid in full. In addition, Sections 7, 8 and 11 hereof shall survive the termination of this Agreement or the resignation or removal of the Remarketing Agent.
     SECTION 13. Notices.
     All statements, requests, notices and agreements hereunder shall be in writing, and:
     (a) if to the Remarketing Agent, shall be delivered or sent by mail, telex or facsimile transmission to:
          [•]
          with a copy to:
          [•]

     (b) if to the Company, shall be delivered or sent by mail, telex or facsimile transmission to:
Great Plains Energy Incorporated
1201 Walnut Street
Kansas City, Missouri 64106-2124
Facsimile: (816) 556-2418
Attention: Mark English
with a copy to:
Dewey & LeBoeuf LLP
1301 Avenue of Americas
New York, NY 10019
Facsimile: (212) 259-6333
Attention: Peter O’Brien; and
     (c) if to the Purchase Contract Agent, shall be delivered or sent by mail or facsimile transmission to:
The Bank of New York Mellon Trust Company, N.A.
2 North LaSalle Street, Suite 1020
Chicago, Illinois 60602
Tel: (312) 827-8500
Fax: 312 827-8542
Attention: Global Corporate Trust
     Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.
     SECTION 14. Persons Entitled To Benefit Of Agreement.
     This Agreement shall inure to the benefit of and be binding upon each party hereto and its respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (x) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the Remarketing Agent and the person or persons, if any, who control the Remarketing Agent within the meaning of Section 15 of the Securities Act and (y) the indemnity agreement of the Remarketing Agent contained in Section 7 of this Agreement shall be deemed to be for the benefit of the Company’s directors and officers who sign the Registration Statement, if any, and any person controlling the Company within the meaning of Section 15 of the Securities Act. Nothing contained in this Agreement is intended or shall be construed to give any person, other than the persons referred to herein, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
     SECTION 15. Survival.

     The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and the Remarketing Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent, the Company or any of the indemnified persons referred to in Section 7 hereof, and will survive delivery of the Remarketed Notes. The provisions of Sections 7, 8 and 11 shall survive the termination and cancellation of this Agreement.
     SECTION 16. Governing Law.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.
     SECTION 17. Judicial Proceedings.
     Each party hereto expressly accepts and irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     SECTION 18. Counterparts.
     This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.
     SECTION 19. Headings.
     The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.
     SECTION 20. Severability.
     If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

     SECTION 21. Amendments.
     This Agreement may be amended by an instrument in writing signed by the parties hereto. Each of the Company and the Purchase Contract Agent agrees that it will not enter into, cause or permit any amendment or modification of the Transaction Documents or any other instruments or agreements relating to the Applicable Ownership Interests in Notes, the Notes or the Corporate Units that would in any way adversely affect the rights, duties and obligations of the Remarketing Agent, without the prior written consent of the Remarketing Agent.
     SECTION 22. Successors And Assigns.
     Except in the case of a succession pursuant to the terms of the Purchase Contract and Pledge Agreement, the rights and obligations of the Company hereunder may not be assigned or delegated to any other Person without the prior written consent of the Remarketing Agent. The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other Person (other than an affiliate of the Remarketing Agent) without the prior written consent of the Company.
     If the foregoing correctly sets forth the agreement by and between the Company, the Remarketing Agent and the Purchase Contract Agent, please indicate your acceptance in the space provided for that purpose below.
     SECTION 23. Rights of the Purchase Contract Agent.
     Notwithstanding any other provisions of this Agreement, the Purchase Contract Agent shall be entitled to all the rights, protections and privileges granted to the Purchase Contract Agent in the Purchase Contract and Pledge Agreement.
[SIGNATURES ON THE FOLLOWING PAGE]

Very truly yours, GREAT PLAINS ENERGY, INCORPORATED
By:
Name:
Title:

By:
Name:
Title:

CONFIRMED AND ACCEPTED:
[•]
as Remarketing Agent

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not individually, but solely as Purchase Contract Agent and as attorney-in-fact for the Holders of the Purchase Contracts

By:
Name:
Title: